EXHIBIT 10.3

Construction Loan Agreement

among

THE PRIVATE RESIDENCES, LLC,

a Delaware limited liability company,

as Borrower

and

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer

and

NATIONAL CITY BANK,

as Syndication Agent

and

The Other Financial Institutions

Party Hereto

Dated as of November 15, 2007

Banc of America Securities LLC and National City Bank,

as Joint Lead Arrangers and Joint Book Managers

i

2.21	Representations and Covenants Regarding Master Condominium	28
2.22	Representations and Covenants Regarding Residential Condominium	29
2.23	Unit Sales Contracts	30
2.24	Partial Releases of Units	32
2.25	Interstate Land Sales Act	32
2.26	Earnest Money Deposits	33

Article 3 – REPRESENTATIONS AND WARRANTIES		33

Article 4 – DEFAULT AND REMEDIES		34
4.1	Events of Default	34
4.2	Remedies	38

Article 5 – ADMINISTRATIVE AGENT		40
5.1	Appointment and Authorization of Administrative Agent	40
5.2	Delegation of Duties	42
5.3	Liability of Administrative Agent	42
5.4	Reliance by Administrative Agent	42
5.5	Notice of Default	43
5.6	Credit Decision; Disclosure of Information by Administrative Agent	43
5.7	Indemnification of Administrative Agent	44
5.8	Administrative Agent in Individual Capacity	44
5.9	Successor Administrative Agent	45
5.10	Releases; Acquisition and Transfers of Collateral	45
5.11	Application of Payments	47
5.12	Benefit	47
5.13	Co-Agents; Lead Managers	48

Article 6 – GENERAL TERMS AND CONDITIONS 48
6.1	Consents; Borrower’s Indemnity	48
6.2	Miscellaneous	50
6.3	Notices	50
6.4	Payments Set Aside	51
6.5	Successors and Assigns	51
6.6	Confidentiality	54
6.7	Set-off	55
6.8	Sharing of Payments	55
6.9	Amendments; Survival	56
6.10	Costs and Expenses	58
6.11	Tax Forms	58
6.12	Further Assurances	60
6.13	Inducement to Lenders	61
6.14	Forum	61
6.15	Interpretation	61
6.16	No Partnership, etc	61
6.17	Records	62
6.18	Commercial Purpose	62

ii

6.19	Service of Process	62
6.20	USA Patriot Act Notice	62
6.21	Entire Agreement	62
6.22	Dispute Resolution	63
6.23	Waiver of Jury Trial	65
6.24	Oral Agreements	65

EXHIBITS:

EXHIBIT “A”	–	Legal Description of the Hotel Project
EXHIBIT “A-1”	–	Legal Description of the Master Residential Condominium Units
EXHIBIT “B”	–	Definitions and Financial Statements
EXHIBIT “C”	–	Conditions Precedent to the Initial Advance
EXHIBIT “D”	–	Budget
EXHIBIT “E”	–	List of Plans
EXHIBIT “F”	–	Advances
EXHIBIT “F-1”	–	Form of Draw Request
EXHIBIT “G”	–	Survey Requirements
EXHIBIT “H”	–	List of Units and Minimum Release Prices
EXHIBIT “I”	–	List of Required Bonds
EXHIBIT “J”	–	Letters of Credit
EXHIBIT “K”	–	Form of Assignment and Assumption
EXHIBIT “L”	–	Form of Promissory Note
EXHIBIT “M”	–	Schedule of Lenders
EXHIBIT “N”	–	Reserved
EXHIBIT “O”	–	Form of Letter of Credit Application

iii

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is made by and among each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association as Administrative Agent and L/C Issuer, NATIONAL CITY BANK, a national banking association, as Syndication Agent (“Syndication Agent”)(Administrative Agent and Syndication Agent are sometimes referred to herein, together, as “Agents”), and THE PRIVATE RESIDENCES, LLC, a Delaware limited liability company (“Borrower”), who agree as follows:

RECITALS

A.            Borrower’s affiliate, Chase Park Plaza Hotel, LLC, a Delaware limited liability company (“Hotel Borrower”) is the owner of a portion of the improvements located on the certain real property (the “Land”) in St. Louis, Missouri, more particularly described in Exhibit A attached hereto and made a part hereof, generally comprised of the following: (i) an eleven story hotel building with approximately two hundred fifty-one (251) hotel rooms and related facilities and appurtenances (the “Main Hotel Building”), (ii) certain condominium units (collectively, the “Hotel/Corporate Units”) consisting of the sub-basement, basement, Floors 1-8, Floor 16, a part of Floor 28, and Floors 29-30 of an adjacent thirty-story mixed use tower (the “Condominium Tower”) that is subject to the terms and provisions of the Master Condominium Declaration (as herein defined); and (iii) two parking garages associated with the Main Hotel Building and the Condominium Tower (the “Parking Garages”)(the Land, the Main Hotel Building, the Hotel/Corporate Units and the Parking Garages, excluding, however, the Master Residential Condominium Units and the common areas within the Condominium Tower established by the Master Condominium Declaration is sometimes referred to herein, collectively, as the “Hotel Project”).

B.            Borrower is the owner of Floors 9-12, Floors 14-15, Floors 17-27, and a part of Floor 28 of the Condominium Tower (collectively, the “Master Residential Condominium Units”). The Master Residential Condominium Units are more particularly identified on Exhibit A-1 attached hereto.

C.            Borrower and Hotel Borrower intend to re-develop and renovate the Main Hotel Building, Condominium Tower and Parking Garages as follows: (i) Hotel Borrower intends to renovate the existing hotel rooms in the Main Hotel Building and perform (or cause to be performed) certain other renovations of the Main Hotel Building (the “Main Hotel Building Renovation Project”); (ii) Hotel Borrower intends to renovate the Hotel/Corporate Units and the Parking Garages, it being the intent of Hotel Borrower to construct, among other improvements, approximately eighty-eight (88) new hotel rooms on Floors 3-5 of the Condominium Tower and to construct approximately fifty-one (51) corporate apartment units on Floors 6-8 of the Condominium Tower (collectively, the “New Hotel Facilities and Corporate Apartments Project”), and (iii) Borrower intends to construct approximately eighty-six (86) residential for-sale condominium units within the Master Residential Condominium Units in the Condominium Tower (the “New Improvements”).

CONSTRUCTION LOAN AGREEMENT - Page 1

D.            In order to accomplish the sale of condominium units within the Condominium Tower, Borrower will establish a new condominium regime with respect to the Master Residential Condominium Units to create sub-condominium units pursuant to the provisions of a Declaration of Condominium executed by Borrower, as declarant, and recorded or to be recorded in the in the Office of the Recorder of Deeds for the City of St. Louis (the “Residential Sub-Condominium Declaration”). Each for-sale condominium unit created by the provisions of the Residential Sub-Condominium Declaration is sometimes referred to herein, collectively, as the “Units” and, individually, as a “Unit”.

E.             Hotel Borrower has requested that the Lenders agree to make a construction loan to Hotel Borrower in an amount not to exceed $86,200,000.00 (the “Hotel Loan”) for the purpose of financing, in part, the construction of the Main Hotel Building Renovation Project and the New Hotel Facilities and Corporate Apartments Project. The Hotel Loan will be evidenced by that certain Construction Loan Agreement dated of even date herewith, executed by Hotel Borrower, Administrative Agent, Syndication Agent and the Lenders (as the same may be amended, modified, restated, replaced and supplemented from time to time, the “Hotel Loan Agreement”). The Hotel Loan shall be secured, in part, by that certain Deed of Trust, Security Agreement, Fixture Filing and Financing Statement dated of even date with this Agreement, granted by Hotel Borrower to PRLAP, Inc., as Trustee, for Administrative Agent and Lenders’ benefit, encumbering Hotel Borrower’s interest in the Hotel Project (the “Hotel Deed of Trust”).

F.             Borrower has requested that the Lenders agree to make a construction loan (including any L/C Credit Extension, as herein defined) to Borrower, in the maximum amount of $58,800,000.00 (the “Loan”) for the purpose of financing, in part, the construction of the New Improvements. The Loan shall be secured, in part, by the Deed of Trust (as hereinafter defined) and the Hotel Deed of Trust.

G.             Borrower and Hotel Borrower have retained IFC, Inc., a Missouri corporation (“Developer”) to assist Borrower and Hotel Borrower with the Main Hotel Building Renovation Project, the New Hotel Facilities and Corporate Apartments Project and the New Improvements, pursuant to (i) two separate Development Agreements between Hotel Borrower and Developer, as to the Main Hotel Building Renovation Project, the New Hotel Facilities and Corporate Apartments Project (together, the “Hotel/Corporate Units Development Agreement”) and (ii) a Development Agreement between Borrower and Developer, as to the New Improvements (the “Residential Development Agreement”).

H.            In connection with the making of the Loan, Borrower, Administrative Agent and St. Louis Title, LLC (herein, the “Disbursement Agent”) will execute that certain Disbursing Agreement (“Disbursing Agreement”) establishing a construction escrow (the “Construction Escrow”) with Disbursement Agent through which all advances of the Loan will be disbursed.

ARTICLE 1 – THE LOAN

1.1           General Information and Exhibits. This Agreement includes the Exhibits listed below, all of which Exhibits are attached hereto and made a part hereof for all purposes. Borrower

CONSTRUCTION LOAN AGREEMENT - Page 2

and Lenders agree that if any Exhibit to be attached to this Agreement contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof.

Exhibit “A”	–	Legal Description of the Hotel Project
Exhibit “A-1”	–	Legal Description of the Master Residential Condominium Units
Exhibit “B”	–	Definitions and Financial Statements
Exhibit “C”	–	Conditions Precedent to the Initial Advance
Exhibit “D”	–	Budget
Exhibit “E”	–	List of Plans
Exhibit “F”	–	Advances
Exhibit “F-1”	–	Form of Draw Request
Exhibit “G”	–	Survey Requirements
Exhibit “H”	–	List of Units and Minimum Release Prices
Exhibit “I”	–	List of Required Bonds
Exhibit “J”	–	Letters of Credit
Exhibit “K”	–	Form of Assignment and Assumption
Exhibit “L”	–	Form of Promissory Note
Exhibit “M”	–	Schedule of Lenders
Exhibit “N”	–	Reserved
Exhibit “O”	–	Form of Letter of Credit Application

The Exhibits contain other terms, provisions and conditions applicable to the Loan. Capitalized terms used in this Agreement shall have the meanings assigned to them in Exhibit “B”. This Agreement and the other Loan Documents, which must be in form, detail and substance satisfactory to Agents, evidence the agreements of Borrower and Lenders with respect to the Loan. Borrower shall comply with all of the Loan Documents.

1.2           Purpose. The proceeds of the Loan shall be used by Borrower to (i) refinance, in part, the indebtedness that currently encumbers the Land and the existing Improvements thereon, (ii) finance, in part, the New Improvements, and (ii) pay other fees, costs and expenses relating to the New Improvements if and to the extent that such costs are specifically provided for in the Budget, as amended from time to time.

1.3           Commitment to Lend. Borrower agrees to borrow from each Lender, and each Lender severally agrees to make advances of its Pro Rata Share of the Loan proceeds to Borrower in amounts at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Loan and (except for Administrative Agent with respect to Administrative Agent Advances), on the terms and subject to the conditions set forth in this Agreement and Exhibit “C” and Exhibit “F” attached to this Agreement. The commitment of Lenders to lend shall expire and terminate automatically if the Loan is prepaid in full. The Loan is not revolving. Any amount repaid may not be reborrowed.

CONSTRUCTION LOAN AGREEMENT - Page 3

1.4           Budget.

(a)           The Budget for the Project is attached to this Agreement as Exhibit “D”. The amounts listed in the Budget as the (a) “Total Costs” is the maximum cost anticipated by Borrower for each item specified; (b) “Total Budget” is the maximum cost anticipated by Borrower for the Project; (c) “Loan Proceeds” is the maximum amount to be advanced under the Loan; and (d) “Up-Front Equity” is $40,340,451.00 which is to be paid by Borrower toward the Total Costs, and advanced prior to the Initial Advance of the Loan. The Up-Front Equity and Loan Proceeds shall be advanced subject to the terms, covenants, conditions and provisions of this Agreement. Borrower shall not amend the Budget, or otherwise reallocate funds from one Budget line item to another, without the prior written approval of Administrative Agent in its sole discretion. The Budget has been prepared by Borrower, and Borrower represents to Administrative Agent and the Lenders that, to the best knowledge of Borrower, the Budget includes all estimated costs incident to the Loan and the Project, assuming sufficient cash flow to pay interest on the Loan and other operating expenses of the Property (including marketing expenses) not included in such Budget, through the maturity date of the Loan (collectively, the “Aggregate Cost”) after taking into account the requirements of this Agreement, including “hard” and “soft” costs, fees and expenses.

(b)           Unless approved by Administrative Agent in its sole discretion, no advance shall be made (i) for any cost not set forth in the Budget, (ii) from any line item in the Budget that, when added to all prior advances from that line item, would exceed the lesser of (A) the actual cost incurred by Borrower for such line item, or (B) the sum shown in the Budget for such line item, (iii) from any contingency line item, or (iv) to pay interest on the Loan if and to the extent that Net Sales Proceeds are sufficient to pay interest on the Loan. Advances from any line item in the Budget for purposes other than those for which amounts are initially allocated to such line item, or changes in the relative amounts allocated to particular line items in the Budget may only be made as Administrative Agent in its sole discretion deems necessary or advisable.

(c)           Notwithstanding the foregoing:

(1)           Borrower may reallocate, without the consent of Administrative Agent, Cost Savings in respect of Hard Costs, together with up to $350,000 of the Contingency Line Item which has not previously been reallocated, to any other Hard Costs line item of the Budget;

(2)           Borrower may reallocate, without the consent of Administrative Agent, amounts from the Contingency Line Item of the Budget to another Hard Costs line item of the Budget provided that such reallocation from the Contingency Line Item does not cause the Approved Contingency Limit to be exceeded (as more particularly described in Exhibit “F” of this Agreement);

(3)           Borrower may reallocate Cost Savings in respect of (A) Hard Costs, together with a portion of the Contingency Line Item which has not previously been reallocated to any other Line Item if such reallocation of the Contingency Line Item will exceed the Approved Contingency Limit, to any other Hard Costs Line Item; and (B) Cost Savings in respect of Soft Costs, together with a portion of the Contingency Line Item which has not previously been reallocated to any other Line Item, to any other Soft Costs Line Item, upon

CONSTRUCTION LOAN AGREEMENT - Page 4

the condition that, in each case: (i) Administrative Agent has approved such reallocation in writing (which approval shall, except as provided in clause (iii) below, not be unreasonably withheld, conditioned or delayed); (ii) such reallocation will not adversely affect the priority of the lien of the Deed of Trust (and, in requesting any such approval, Borrower shall so certify to Administrative Agent); and (iii) under no circumstances shall Borrower be entitled to reallocate any portion of the Restricted Line Items in violation of Section 1.4(h) below, in each case, without Administrative Agent’s approval, to be granted or withheld in Administrative Agent’s good faith business judgment. In giving or withholding such approval, Administrative Agent may take into account the then current state of completion of the New Improvements, any existing cost overruns and any potential cost overruns as may then be reasonably foreseen or reasonably anticipated by Administrative Agent.

The “Contingency Line Item” shall mean the line item in the Budget identified as “Contingency” which is intended to cover the eventuality of unforeseen costs or cost overruns. Upon any such reallocation of all or any portion of any such Cost Savings to any line item in the Budget, the amount of such Cost Savings shall no longer be deemed “Cost Savings” hereunder, but shall be deemed to be part of the line item in the Budget to which such amount was reallocated.

(d)           Borrower shall (i) not, without Administrative Agent’s consent, except as to reallocations of Cost Savings permitted above, reallocate funds from one line item of the Budget to another or otherwise amend the Budget without the prior written consent of Administrative Agent;  and (ii) notify Administrative Agent promptly whenever Borrower becomes aware that the Budget is, or might be, inaccurate in any material respect, and submit to Administrative Agent a new Budget setting forth the original Budget and all amendments.

(e)           As used in this Agreement, “Cost Savings” shall mean and be determined as follows:

(1)           If Administrative Agent determines that the component of the construction of the New Improvements which is the subject of a line item (a “Line Item Component”) has been finally completed without the expenditure by Borrower of the entire amount allocated in the Budget to such line item, and the General Contractor and all subcontractors have been paid in full for work performed and materials provided with respect to such Line Item Component, the difference between the amount of such line item in the Budget and the amount expended for such line item shall be deemed to be a “Cost Savings”; or

(2)           If prior to the completion of the Line Item Component (other than the “Interest Reserve” line item or the Contingency Line Item), Borrower shall demonstrate to Administrative Agent’s reasonable satisfaction that upon completion of such Line Item Component, a Cost Savings will be realized pursuant to clause (1) above with respect to such Line Item Component, the amount of such Cost Savings which is demonstrated to Administrative Agent’s reasonable satisfaction shall be deemed to be a “Cost Savings”.

(f)            Administrative Agent reserves the right, at its option, to disburse any amount allocated in the Budget for “contingencies” or other non-specific purposes to pay approved cost overruns, contingent costs and expenses of maintaining, marketing and promoting the Project and such other costs or expenses as Administrative Agent shall approve (such approval not to be unreasonably withheld, conditioned or delayed). Administrative Agent may impose such

CONSTRUCTION LOAN AGREEMENT - Page 5

requirements and conditions as it deems reasonably prudent and necessary with respect to all or any portion of the amounts so allocated, approved and disbursed.

(g)           New line items may not be created without Administrative Agent’s prior written consent; and, if created with Administrative Agent’s consent, the Contingency Line Item may not be reallocated to any such new line item, except as provided in Section 1.4(c) above. To the extent not paid for by Cost Savings, by so allocating Cost Savings among line items or by reallocating the Contingency Line Item, new line items must be paid for by Borrower from sources other than proceeds of the Loan or other indebtedness.

(h)           Notwithstanding the foregoing, under no circumstances shall Borrower be entitled to reallocate (i) any Cost Savings from any other line items to any fee payable to Borrower or its Affiliates (including amounts allocable to the “Development Fee” line item), or (ii) any portion of the line items attributable to: (A) deficits in the operation of the Property, (B) except to the extent permitted under Section 1.4(b) above, the “Interest Reserve” line item for the Loan, and (C) fees or commissions payable to any mortgage broker (the line items described in clauses (i) and (ii) above are sometimes collectively referred to as the “Restricted Line Items”).

(i)            Administrative Agent, in its sole and absolute discretion, shall have the right to make the reallocations of line items contemplated in this Section 1.4 during the continuance of a Default.

(j)            The restrictions in this Section 1.4 regarding the reallocation of the Contingency Line Item relates only to “contingency” line item(s) in the Budget and not to any contingency line items that may be contained in the construction contract between Borrower and the General Contractor.

1.5           Borrower’s Deposit. If at any time Administrative Agent determines in its good faith business judgment that the sum of: (i) any unadvanced portion of the Loan to which Borrower is entitled, plus (ii) the portions of the Aggregate Cost that are to be paid by Borrower from other funds that, to Administrative Agent’s reasonable satisfaction, are available, set aside and committed, is or will be insufficient to pay the actual unpaid Aggregate Cost, Borrower shall, within ten (10) days after written notice from Administrative Agent, deposit with Administrative Agent the amount of the deficiency (“Borrower’s Deposit”) in an interest-bearing account of Administrative Agent’s selection with interest earned thereon to be part of Borrower’s Deposit. Such Borrower’s Deposit is hereby pledged to Administrative Agent for the benefit of Lenders as additional security for the Loan, and Borrower hereby grants and conveys to Administrative Agent for the ratable benefit of Administrative Agent and Lenders a security interest in all funds so deposited with Administrative Agent, as additional security for the Loan. Administrative Agent may advance all or a portion of the Borrower’s Deposit prior to the Loan proceeds. During the continuance of a Default Administrative Agent may (but shall have no obligation to) apply all or any part of Borrower’s Deposit against the unpaid Indebtedness in such order as Administrative Agent determines.

1.6           Evidence of Debt.

(a)           Amounts of the Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be

CONSTRUCTION LOAN AGREEMENT - Page 6

prima facie evidence of the amount of the Loan made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Indebtedness. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Each Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of the applicable Note and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

1.7           Interest Rates. The Principal Debt from day to day outstanding which is not past due shall bear interest at a rate per annum equal to the lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) the following (computed as provided in Section 1.7.3 hereof) as applicable:

(a)           On Base Rate Principal, on any day, the Base Rate;

(b)           On LIBOR Rate Principal, for the applicable Interest Period, the applicable LIBOR Rate; and

(c)           On LIBOR Daily Rate Principal, on any day, the applicable LIBOR Daily Rate.

1.7.1        Interest Rate Elections.

(a)           Subject to the conditions and limitations in this Loan, Borrower may by written notice to Administrative Agent (a “Rate Election Notice”):

(i)            Elect, for a new advance of funds, that such Principal Debt will be Base Rate Principal, LIBOR Rate Principal, LIBOR Daily Rate Principal or a combination thereof;

(ii)           Elect to convert, on a LIBOR Business Day, all or part of Base Rate Principal into LIBOR Rate Principal or LIBOR Daily Rate Principal or a combination thereof;

(iii)          Elect to convert, on the last day of the Interest Period applicable thereto, all or part of any LIBOR Rate Principal into Base Rate Principal or LIBOR Daily Rate Principal or a combination thereof;

(iv)          Elect to continue, commencing on the last day of the Interest Period applicable thereto, any LIBOR Rate Principal; or

CONSTRUCTION LOAN AGREEMENT - Page 7

(v)           Elect to convert, on a LIBOR Business Day, all or part of any LIBOR Daily Rate Principal into Base Rate Principal or LIBOR Rate Principal or a combination thereof.

If, for any reason, an effective election is not made in accordance with the terms and conditions hereof for any principal advance or for any LIBOR Rate Principal for which the corresponding Interest Period is expiring, or to convert Base Rate Principal to LIBOR Rate Principal or LIBOR Daily Rate Principal, then the sums in question will be Base Rate Principal until an effective LIBOR Rate Election or LIBOR Daily Rate Election is thereafter made for such sums.

(b)           Each Rate Election Notice must be received by Administrative Agent not later than 10:00 a.m., Administrative Agent’s Time on the applicable date as follows:

(i)            With respect to an advance of or conversion to Base Rate Principal, one (1) Business Day prior to the proposed date of advance or conversion;

(ii)           With respect to an advance of, conversion to or continuation of LIBOR Rate Principal, three (3) LIBOR Business Days prior to the proposed date of advance, conversion or continuation; and

(iii)          With respect to an advance of or conversion to LIBOR Daily Rate Principal, one (1) LIBOR Business Day prior to the proposed date of advance or conversion.

Unless otherwise specified herein, no conversion from LIBOR Rate Principal may be made other than at the end of the corresponding Interest Period. Each Rate Election Notice shall stipulate:  (A) the amount of the advance or of the Principal Debt to be converted or continued; (B) the nature of the proposed advance, conversion or continuation, which shall be either Base Rate Principal, LIBOR Rate Principal, LIBOR Daily Rate Principal or a combination thereof, and in the case of a conversion or continuation, the nature of the Principal Debt to be converted or continued; and (C) in the case of LIBOR Rate Principal, the proposed commencement date and duration of the Interest Period. All such notices shall be irrevocable once given, and shall be deemed to have been given only when actually received by Administrative Agent in writing in form specified by Administrative Agent.

(c)           Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to each portion of the Principal Debt other than a Base Rate Principal upon determination of same.

1.7.2        General Conditions Precedent to Certain LIBOR Rate Elections. In addition to any other conditions herein, a LIBOR Rate Election or LIBOR Daily Rate Election shall not be permitted if:

(a)           A Default or a Potential Default has occurred and is continuing; or

(b)           After giving effect to the requested LIBOR Rate Election and LIBOR Daily Rate Election, the sum of all LIBOR Rate Principal plus all LIBOR Daily Rate Principal plus all Base Rate Principal plus all Letters of Credit would exceed the combined Commitments; or

CONSTRUCTION LOAN AGREEMENT - Page 8

(c)           After giving effect to the requested LIBOR Rate Election or LIBOR Daily Rate Election, more than five (5) LIBOR Rate Elections and LIBOR Daily Rate Elections, in the aggregate, would be in effect at any one time; or

(d)           The amount of LIBOR Rate Principal requested in the LIBOR Rate Election is other than $1,000,000.00 or more; or

(e)           The requested interest period does not conform to the definition of Interest Period herein; or

(f)            Any of the circumstances referred to in Section 1.7.4 hereof shall apply with respect to the requested LIBOR Rate Election, the LIBOR Daily Rate Election or the requested LIBOR Rate Principal or the LIBOR Daily Rate Principal.

1.7.3        Computations and Determinations. All computations of interest for Base Rate Principal shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day). All computations of interest for LIBOR Rate Principal and LIBOR Daily Rate Principal and other fees and interest shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day). Administrative Agent shall determine each interest rate applicable to the Principal Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Administrative Agent shall be prima facie evidence of all sums owing to Lenders from time to time under this Agreement, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

1.7.4        Unavailability of Rate.

(a)           If, with respect to any LIBOR Rate Election, LIBOR Daily Rate Election, or any LIBOR Rate Principal or LIBOR Daily Rate Principal outstanding hereunder, Required Lenders determine that no adequate basis exists for determining the LIBOR Rate or LIBOR Daily Rate or that the LIBOR Rate or LIBOR Daily Rate will not adequately and fairly reflect the cost to Lenders of funding or maintaining the applicable LIBOR Rate Principal for such Interest Period or LIBOR Daily Rate Principal, and such Lender(s) so notify Administrative Agent and Borrower, then until Required Lender(s) notify Administrative Agent and Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of Lender(s) to permit such LIBOR Rate Election and/or LIBOR Daily Rate Election shall be suspended and (ii) all existing affected LIBOR Rate Principal and/or LIBOR Daily Rate Principal, as applicable, shall automatically become Base Rate Principal on the last day of the corresponding Interest Period.

(b)           Additionally, if, with respect to any LIBOR Rate Election, LIBOR Daily Rate Election, or any LIBOR Rate Principal or LIBOR Daily Rate Principal outstanding hereunder, any Lender determines that any applicable Law, or any request or directive (whether or not having the force of Law) of any Tribunal, or compliance therewith by such Lender, prohibits or restricts or makes impossible the making or maintaining of such LIBOR Rate Election or LIBOR Daily Rate Election or LIBOR Rate Principal or LIBOR Daily Rate Principal or the charging of interest on such LIBOR Rate Principal or LIBOR Daily Rate Principal, and such Lender so notifies

CONSTRUCTION LOAN AGREEMENT - Page 9

Administrative Agent and Borrower, then until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to permit such LIBOR Rate Election and/or LIBOR Daily Rate Principal, as applicable, shall be suspended and (ii) all existing affected LIBOR Rate Principal and/or LIBOR Daily Rate Principal shall automatically become Base Rate Principal, either (1) as to LIBOR Rate Principal, on the last day of the corresponding Interest Period (if the Lender determines that it may lawfully continue to fund and maintain the affected LIBOR Rate Principal to such day); or (2) immediately, in the case of LIBOR Daily Rate Principal and, as to LIBOR Rate Principal, if the Lender determines that it may not lawfully continue to fund and maintain the affected LIBOR Rate Principal to such day, and in such case Borrower shall pay to such Lender(s) the Consequential Loss, if any, pursuant to Sections 1.8 and 1.9 hereof. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

1.7.5        Increased Cost and Reduced Return. If at any time after the date hereof, any Lender (which shall include, for purposes of this Section, any corporation controlling any Lender) determines that the adoption or modification of any applicable Law regarding taxation, such Lender’s required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance of such Lender with any of such requirements, has or would have the effect of (a) increasing such Lender’s costs relating to the Indebtedness, or (b) reducing the yield or rate of return of such Lender on the Indebtedness, to a level below that which such Lender could have achieved but for the adoption or modification of any such requirements, Borrower shall, within fifteen (15) days of any request by such Lender, pay to Lender such additional amounts as (in such Lender’s sole judgment, after good faith and reasonable computation) will compensate such Lender for such increase in costs or reduction in yield or rate of return of such Lender (and assuming that the interest rate on Loan has not been adjusted to take into account such additional amount). No failure by such Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of such Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

1.7.6        Past Due Rate. If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Past Due Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand, at a rate per annum (the “Past Due Rate”) equal to the lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) two percent (2%) plus the higher of (a) the Prime Rate, or (b) the Adjusted LIBOR Rate, or (c) the BBA LIBOR Daily Rate.

1.8           Prepayment. Borrower may prepay the principal balance of this Loan, in full at any time or in part from time to time, provided that: (i) Administrative Agent shall have actually received from Borrower prior written notice of Borrower’s intent to prepay, the amount of principal which will be prepaid (the “Prepaid Principal”), and the date on which the prepayment will be

CONSTRUCTION LOAN AGREEMENT - Page 10

made; (ii) each prepayment shall be in the amount of $1,000 or more (unless the prepayment retires the outstanding balance of this Loan in full); and (iii) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Agent and Lenders under the Loan Documents on or before the date of prepayment but have not been paid; and (iv) no portion of LIBOR Rate Principal may be prepaid except on the last day of the Interest Period applicable thereto, unless (x) the prior written consent of Administrative Agent is obtained, which consent shall not be required so long as no Default has occurred and, if given, shall provide, without limitation, the manner and order in which the prepayment is to be applied to the Indebtedness, and (y) Borrower pays any Consequential Loss as a result thereof, in accordance with Section 1.9 below. If this Loan is prepaid in full, any commitment of Lenders for further advances shall automatically terminate.

1.9           Consequential Loss. Within fifteen (15) days after request by any Lender (or at the time of any prepayment), Borrower shall pay to such Lender such amount or amounts as will compensate such Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties (but excluding any loss of revenue, profit or yield of any Lender), as determined by such Lender in its judgment reasonably exercised (together, “Consequential Loss”) incurred by such Lender with respect to any LIBOR Rate, including any LIBOR Rate Election or LIBOR Rate Principal as a result of: (a) the failure of Borrower to make payments on the date specified under this Agreement or in any notice from Borrower to Administrative Agent; (b) the failure of Borrower to borrow, continue or convert into LIBOR Rate Principal on the date or in the amount specified in a notice given by Borrower to Administrative Agent pursuant to this Agreement; (c) the early termination of any Interest Period for any reason; or (d) the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid, whether voluntarily or by reason of acceleration, including, but not limited to, acceleration upon any transfer or conveyance of any right, title or interest in the Property giving Administrative Agent on behalf of Lenders the right to accelerate the maturity of the Loan as provided herein. The foregoing notwithstanding, the amounts of the Consequential Loss shall never be less than zero or greater than is permitted by applicable Law. If any Consequential Loss will be due, the Lender shall deliver to Borrower a notice, in reasonable detail, as to the amount of, reasons for and the calculation of the Consequential Loss, which notice shall be conclusive in the absence of manifest error. Neither Administrative Agent nor the Lenders shall have any obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof. The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of the Loan and shall not be waived by any delay by Administrative Agent or Lenders in seeking such compensation.

1.10         Late Charge. If Borrower shall fail to make any payment due hereunder or under the terms of any Note (other than the principal balance due on the Maturity Date or acceleration of the Loan) within fifteen (15) days after the date such payment is due, Borrower shall pay to the applicable Lender or Lenders on demand a late charge equal to four percent (4%) of such payment. Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment. The “late charge” is imposed for the purpose of defraying the expenses of a Lender incident to handling such defaulting payment. This charge shall be in addition to, and not in lieu of,

CONSTRUCTION LOAN AGREEMENT - Page 11

any other remedy Lenders may have and is in addition to any fees and charges of any agents or attorneys which Administrative Agent or Lenders may employ upon the occurrence of a Default, whether authorized herein or by Law.

1.11         Taxes.

(a)           Subject to Section 6.11, any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto levied by any jurisdiction within the United States of America, excluding, in the case of Administrative Agent and any Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is subject (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). Subject to Section 6.11, if Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           Borrower agrees to indemnify Administrative Agent and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Tribunal but, subject to Administrative Agent or such Lender complying with the requirements of Section 6.11(a)(iii) hereof to the extent the liability indemnified against relates to the subject matter thereof. Payment under this subsection (d) shall be made within 30 days after the date the Lender or Administrative Agent makes a demand therefor. If subsequent to such payment, a final determination is made that any Taxes or Other Taxes paid Borrower were not legally or correctly imposed or assessed by the applicable Tribunal, Borrower shall be entitled to a return of such taxes.

CONSTRUCTION LOAN AGREEMENT - Page 12

(e)           Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 1.11 shall survive the termination of the Commitments and the payment in full of all the other Indebtedness.

1.12         Payments and Maturity Date. The entire principal balance of the Loan then unpaid and all accrued interest then unpaid shall be due and payable in full on the Maturity Date. Accrued unpaid interest shall be due and payable on the first (1st) day of the first full calendar month after the Closing Date and on the same day of each succeeding calendar month thereafter until all principal and accrued interest owing on this Loan shall have been fully paid and satisfied. Simultaneously with the sale of each Unit pursuant to a Qualified Unit Sales Contract, Borrower shall make principal paydowns on the Loan in an amount equal to the Release Price applicable to such Unit sold.

1.13         Advances and Payments.

(a)           Following receipt of a Draw Request, Administrative Agent shall promptly provide each Lender with a copy of the Draw Request Form in the form of Exhibit “F-1”, the related AIA Document G-702 and G-703, if requested by Administrative Agent, the related written certification by Borrower’s Architect and if available the related written certification of the Construction Consultant. Administrative Agent shall notify each Lender telephonically (with confirmation by facsimile) or by facsimile (with confirmation by telephone) not later than 1:00 p.m. Administrative Agent’s Time two (2) Business Days prior to the advance Funding Date for LIBOR Rate Principal advances, and one (1) Business Day prior to the advance Funding Date for all other advances, of its Pro Rata Share of the amount Administrative Agent has determined shall be advanced in connection therewith (“Advance Amount”). In the case of an advance of the Loan, each Lender shall make the funds for its Pro Rata Share of the Advance Amount available to Administrative Agent not later than 11:00 a.m. Administrative Agent’s Time on the Funding Date thereof. After Administrative Agent’s receipt of the Advance Amount from Lenders, Administrative Agent shall make proceeds of the Loan in an amount equal to the Advance Amount (or, if less, such portion of the Advance Amount that shall have been paid to Administrative Agent by Lenders in accordance with the terms hereof) available to Borrower on the applicable Funding Date by advancing such funds to Borrower in accordance with the provisions of Exhibit “F”.

(b)           All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent not later than 12:00 p.m. Administrative Agent’s Time on the date specified herein. Administrative Agent shall distribute to each Lender such funds as such Lender may be entitled to receive hereunder, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent receives such funds, if Administrative Agent has received such funds on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. (Administrative Agent’s Time) on the Business Day following the day Administrative Agent receives such funds, if Administrative Agent receives such funds after 12:00 p.m. (Administrative Agent’s Time). If Administrative Agent fails to timely pay any amount to any Lender in accordance with this subsection, Administrative Agent shall pay to such Lender interest at the Federal Funds Rate on such amount, for each day from the day such amount was to be paid until it is paid to such Lender.

CONSTRUCTION LOAN AGREEMENT - Page 13

(c)           Except as otherwise provided herein, all payments by Borrower or any Lender shall be made to Administrative Agent at Administrative Agent’s Office not later than the time for such type of payment specified in this Agreement. All payments received after such time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. Whenever any payment falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

(d)           Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows:  (i) if payable to Borrower, in accordance with Exhibit “F”, except as otherwise specified herein, and (ii) if payable to any Lender, by wire transfer to such Lender at the address specified in the Schedule of Lenders.

(e)           Except as otherwise provided in Exhibit “J” with respect to Borrower reimbursing drawings under Letters of Credit, unless Borrower or any Lender has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent, that Borrower or such Lender, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be required to do so) in reliance thereon, make available a corresponding amount to the person or entity entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:

(i)            if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender or, if applicable, Electing Lender or Lenders shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the “Compensation Period”) at a rate per annum equal to the interest rate applicable to such amount under the Loan. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Pro Rata Share, included in the applicable Loan advance. If such Lender does not pay such amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent may make a demand therefor upon Borrower (after taking into account the provisions of Section 1.15, to the extent applicable), and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such amount under the Loan. Nothing herein or in any other Loan Document shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent

CONSTRUCTION LOAN AGREEMENT - Page 14

or Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of Administrative Agent to any Lender or to Borrower with respect to any amount owing under this subsection shall be conclusive, absent manifest error.

(f)            If any Lender makes available to Administrative Agent funds for any Loan advance to be made by such Lender as provided in the foregoing provisions of this Section, and the funds are not advanced to Borrower or otherwise used to satisfy any Obligations of such Lender hereunder, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan advance in any particular place or manner.

1.14         Administrative Agent Advances.

(a)           Administrative Agent is authorized, from time to time, in Administrative Agent’s sole discretion to make, authorize or determine advances of the Loan, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 6.10 herein, (ii) when the applicable conditions precedent set forth in Exhibit “C” and Exhibit “F” have been satisfied to the extent required by Administrative Agent, and (iii) when Administrative Agent deems necessary or desirable to preserve or protect the Loan collateral or any portion thereof (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 5.5, after the occurrence of a Default, and (B) subject to Section 5.10, after acquisition of all or a portion of the Loan collateral by foreclosure or otherwise.

(b)           Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the Loan collateral, and if unpaid by Lenders as set forth below shall bear interest at the rate applicable to such amount under the Loan or if no longer applicable, at the Base Rate. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).

CONSTRUCTION LOAN AGREEMENT - Page 15

1.15         Defaulting Lender.

1.15.1      Notice and Cure of Lender Default; Election Period; Electing Lenders. Administrative Agent shall notify (such notice being referred to as the “Default Notice”) Borrower (for Loan advances) and each non-Defaulting Lender if any Lender is a Defaulting Lender. Each non-Defaulting Lender shall have the right, but in no event or under any circumstance the obligation, to fund such Defaulting Lender Amount, provided that, within twenty (20) days after the date of the Default Notice (the “Election Period”), such non-Defaulting Lender or Lenders (each such Lender, an “Electing Lender”) irrevocably commit(s) by notice in writing (an “Election Notice”) to Administrative Agent, the other Lenders and Borrower to fund the Defaulting Lender Amount and to assume the Defaulting Lender’s obligations with respect to the advancing of the entire undisbursed portion of the Defaulting Lender’s principal obligations under this Agreement (such entire undisbursed portion of the Defaulting Lender’s principal obligations under this Agreement, including its portion of the Payment Amount that is the subject of the default, is hereinafter referred to as the “Defaulting Lender Obligation”). If Administrative Agent receives more than one Election Notice within the Election Period, then the commitment to fund the Defaulting Lender Amount and the Defaulting Lender Obligation shall be apportioned pro rata among the Electing Lenders in the proportion that the amount of each such Electing Lender’s Commitment bears to the total Commitments of all Electing Lenders. If the Defaulting Lender fails to pay the Defaulting Lender Payment Amount within the Election Period, the Electing Lender or Lenders, as applicable, shall be automatically obligated to fund the Defaulting Lender Amount and Defaulting Lender Obligation (and Defaulting Lender shall no longer be entitled to fund such Defaulting Lender Amount and Defaulting Lender Obligation) within three (3) Business Days following the expiration of the Election Period to reimburse Administrative Agent or make payment to Borrower, as applicable. Notwithstanding anything to the contrary contained herein, if Administrative Agent has funded the Defaulting Lender Amount, Administrative Agent shall be entitled to reimbursement for its portion of the Defaulting Lender Payment Amount pursuant to Section 5.11.

1.15.2      Removal of Rights; Indemnity. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder or under any Note until all Defaulting Lender Payment Amounts are paid in full. Amounts payable to a Defaulting Lender shall be paid by Administrative Agent to reimburse Administrative Agent and any Electing Lender pro rata for all Defaulting Lender Payment Amounts. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero. A Defaulting Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. Further, any Defaulting Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under, any Loan Document which is made subsequent to the Defaulting Lender’s becoming a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default by payment of all Defaulting Lender Payment Amounts (i) within the Election Period, or (ii) after the Election Period with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by

CONSTRUCTION LOAN AGREEMENT - Page 16

Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver. The operation of this subsection or the subsection above alone shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of their duties and obligations hereunder or under any of the other Loan Documents. Furthermore, nothing contained in this Section shall release or in any way limit a Defaulting Lender’s obligations as a Lender hereunder and/or under any other of the Loan Documents. Further, a Defaulting Lender shall indemnify and hold harmless Administrative Agent and each of the non-Defaulting Lenders from any claim, loss, or costs incurred by Administrative Agent and/or the non-Defaulting Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, INCLUDING SUCH FAILURE CONSTITUTING IN WHOLE OR PART ADMINISTRATIVE AGENT’S OR NONDEFAULTING LENDERS’ STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE except to the extent such failure constitutes willful misconduct or gross negligence on Administrative Agent’s or Defaulting Lenders’ part; including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Administrative Agent and any non-Defaulting Lender as a result of and/or in connection with (i) a non-Defaulting Lender’s acting as an Electing Lender, (ii) any enforcement action brought by Administrative Agent against a Defaulting Lender, and (iii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.

1.15.3      Commitment Adjustments. In connection with the adjustment of the amounts of the Loan Commitments of the Defaulting Lender and Electing Lender(s) upon the expiration of the Election Period as aforesaid, Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the adjustment of the amounts of Commitments in accordance with the foregoing provisions of this Section. For the purpose of voting or consenting to matters with respect to the Loan Documents such modifications shall also reflect the removal of voting rights of the Defaulting Lender and increase in voting rights of Electing Lenders to the extent an Electing Lender has funded the Defaulting Lender Amount and assumed the Defaulting Lender Obligation. In connection with such adjustments, Defaulting Lenders shall execute and deliver a Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Section 6.5. If a Lender refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 6.5, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect such adjustments. However, all such Defaulting Lender Amounts and Defaulting Lender Obligation funded by Administrative Agent or Electing Lenders shall continue to be Defaulting Lender Amounts of the Defaulting Lender pursuant to its obligations under this Agreement.

1.15.4      No Election. In the event that no Lender elects to commit to fund the Defaulting Lender Amount and Defaulting Lender Obligations within the Election Period, Administrative Agent shall, upon the expiration of the Election Period, so notify Borrower and each Lender.

CONSTRUCTION LOAN AGREEMENT - Page 17

1.16         Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loan or reimbursements for other Payment Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Pro Rata Shares. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loan or reimbursements for other Payment Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Pro Rata Share of a Payment Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Pro Rata Share of such Payment Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Pro Rata Share of the Payment Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Pro Rata Share of such Payment Amounts regardless of (i) the occurrence of any Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to any Borrower or Guarantor. The obligation of Lenders to pay to such Payment Amounts are in all regards independent of any claims between Administrative Agent and any Lender.

1.17         Replacement of Lenders. If any Lender is a Defaulting Lender, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its Commitment with the payment of any assignment fee by the replaced Lender to one or more other lenders or Eligible Assignees acceptable to Borrower, Administrative Agent and the L/C Issuer. Borrower shall or shall cause the replacement lender to (subject to the provisions of Section 1.14 through 1.15 providing for payment of all Defaulting Lender Payment Amounts to Administrative Agent and/or Electing Lenders, as applicable, prior to payment of amounts due to a Defaulting Lender), (x) pay in full of all principal, interest, fees and other amounts owing to such Lender through the date of replacement, (y) provide appropriate assurances and indemnities (which may include letters of credit) as such Lender may reasonably require with respect to such replaced Lender's obligation to fund its participation interest in any Letters of Credit then outstanding and (z) provide a release of such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption covering that Lender's Commitment and otherwise comply with Section 6.5. If a Lender being replaced refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 6.5, such Lender hereby appoints Administrative Agent to do so on such Lender's behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.

1.18         Borrower's Rights. Nothing in Sections 1.15 through 1.17, nor any action taken pursuant to Sections 1.15 through 1.17  (including the replacement of the Defaulting Lender), shall relieve a Defaulting Lender from liability to Borrower for the Defaulting Lender's failure to make

CONSTRUCTION LOAN AGREEMENT - Page18

Loan advances or to otherwise perform as required by this Agreement, or limit any rights or remedies of Borrower against the Defaulting Lender.

1.19         Swap Transactions.

(a)           Borrower may, but shall not be required to, enter into an Swap Transaction with a Lender acceptable to the Required Lenders (such financial institution is referred to herein as "Swap Bank"). The Lenders agree that the Swap Bank may be one of the Agents or an Affiliate of the Agents. Borrower agrees that if Borrower executes a Swap Transaction, the provisions of this Section 1.19 shall govern and apply to such Swap Transaction. Borrower acknowledges and agrees that the failure of Borrower to comply with its obligations under the Swap Transaction and to make payments when due thereunder, will be a default under this Loan and Lenders may advance funds, on Borrower's behalf to cure Borrower's default under the Swap Transaction. On the terms and subject to the provisions of this Agreement, Lenders will make advances from interest reserve for periodic payments under the Swap Contract as and when they become due. All amounts advanced by Lenders to Swap Bank, Borrower or others in respect of Borrower's obligations under the Swap Transaction shall be deemed a part of the Obligations secured by the Deed of Trust and the other Loan Documents. All amounts payable to Borrower pursuant to the Swap Transaction shall be paid to Administrative Agent for the ratable benefit of Lenders and applied by Lenders to the payment of interest on the Loan or other costs of the Property. Borrower acknowledges and agrees that, notwithstanding the terms of the Swap Transaction, Borrower shall not modify or terminate the Swap Transaction without the prior written consent of Administrative Agent.

(b)           As additional security for the obligations of Borrower under the Loan Documents, Borrower hereby transfers, assigns, and conveys to Administrative Agent for the ratable benefit of Lenders, subject to the terms and conditions contained herein, all of Borrower's rights, titles and interests, but not its obligations, duties or liabilities for any breach, in, under and to the Swap Transaction, any and all amounts received by Borrower in connection therewith or to which Borrower is entitled thereunder, and all proceeds of the foregoing. Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may at any time determine to be necessary or advisable to cure any default under or with respect to the Swap Transaction or to protect the rights of Borrower or Swap Bank thereunder; provided, however, that prior to the occurrence of a Default, Administrative Agent shall give prior written notice to Borrower before taking any such action. Neither Administrative Agent or Lenders shall incur any liability if any action so taken by Administrative Agent or on its behalf shall prove to be inadequate or invalid, and Borrower agrees to hold Administrative Agent and Lenders free and harmless against and from any loss, cost, liability or expense (including, but not limited to, attorneys' fees and expenses) incurred in connection with any such action, as provided in this Agreement. It is agreed and understood that, in addition to any and all other remedies to which Administrative Agent and Lenders are entitled at law or in equity, Administrative Agent and Lenders shall have all rights and benefits to which a secured party is entitled at law or in equity, including, without limitation under the Uniform Commercial Code as adopted and in effect in the State of Texas and upon any foreclosure by Lenders of the lien under the Deed of Trust, all right, title and interest of Borrower in and to the Swap Transaction and any and all amounts received by Borrower in connection therewith or to which Borrower is entitled thereunder, and all proceeds of the foregoing, shall automatically be conveyed in connection

CONSTRUCTION LOAN AGREEMENT - Page 19

therewith, unless prior to such foreclosure, Administrative Agent elects to exclude Borrower's right, title and interest in the Swap Transaction from such foreclosure.

(c)           Borrower hereby constitutes and appoints Administrative Agent as Borrower's true and lawful attorney, with the full power of substitution, for it and in its name, place and stead, or otherwise, on behalf and for the benefit of Administrative Agent, to exercise, at the election of Administrative Agent, any and all rights and remedies of Borrower under the Swap Transaction, including, without limitation, making any payments thereunder and consummating any transactions contemplated thereby, from time to time to institute and prosecute in the name and at the expense of Borrower, or otherwise, but for the benefit of Administrative Agent and Lenders, any and all proceedings at law, in equity, or otherwise, that Administrative Agent may deem proper in order to collect, assert or enforce any claim, right or title, of any kind, in and to the Swap Transaction hereby assigned and conveyed, or intended so to be, and to defend and compromise, at the election of Administrative Agent, any and all actions, suits or proceedings with respect to the Swap Transaction, and generally to do all and any such action in relation thereto as Administrative Agent shall deem advisable; and Borrower hereby declares that the appointment hereby made and powers hereby granted are coupled with an interest and are and shall be irrevocable by Borrower in any manner, or for any reason. Administrative Agent may exercise its rights under this Section only after the occurrence and during the continuation of a Default under any of the Loan Documents.

Article 2– ADDITIONAL COVENANTS AND AGREEMENTS

2.1           Construction of the New Improvements. Borrower has commenced construction of the New Improvements and Borrower shall prosecute the construction of the New Improvements with diligence and continuity, in a good and workmanlike manner, in accordance with sound building and engineering practices, all applicable Laws and governmental requirements and the Loan Documents and in substantial accordance with the Plans. Borrower shall not permit cessation of work for a period in excess of twenty one (21) days (whether or not consecutive), except for Excusable Delays. Borrower shall complete construction of the New Improvements free and clear of all liens (except liens created by the Loan Documents and liens being contested in accordance with the requirements of Section 2.16 of this Agreement), and shall obtain a certificate of occupancy (temporary or final) and all other permits, licenses and approvals from all applicable governmental authorities required for the occupancy, use and sale of the Units for residential housing purposes, in each case satisfactory to Administrative Agent in its good faith business judgment, on or before the Completion Date. Borrower shall promptly correct (a) any material defect in the New Improvements, (b) any material departure from the Plans, Law or governmental requirements, or (c) any encroachment by any New Improvements or structure on any building setback line, easement, property line or restricted area (unless such encroachment has been approved in writing by Administrative Agent), except for existing encroachments shown on the Survey.

2.2           Plans and Changes. No construction shall be undertaken on the Land except as shown in the Plans. Borrower assumes full responsibility for the compliance of the Plans and the Property with all Laws and sound building and engineering practices. No plans or specifications, or any changes thereto, shall be included as part of the Plans until approved by Administrative Agent, Construction Consultant, all applicable governmental authorities, and all other parties required under the Loan Documents. Without Administrative Agent's prior written consent, Borrower shall

CONSTRUCTION LOAN AGREEMENT - Page 20

not change or modify the Plans, agree to any change order, or allow any extras to the General Contractor or any other contractor or any subcontractor, except that Borrower may make Permitted Changes, if: (a) Borrower notifies Administrative Agent in writing of the change or extra with appropriate supporting documentation and information; (b) Borrower obtains the approval of the applicable General Contractor, subcontractor, Borrower's architect and all sureties; (c) the structural integrity, quality and standard of workmanship of the New Improvements is not impaired by such change or extra; (d) no substantial change in architectural appearance is effected by such change or extra; (e) no default in any obligation to any person or violation of any Law or governmental requirement would result from such change or extra; (f) Borrower complies with Section 1.5 of this Agreement to cover any excess cost resulting from the change or extra; (g) completion of the New Improvements by the Completion Date will not be affected; and (h) reallocations from the Contingency Line Item of the Budget required to pay for such Permitted Changes shall not exceed the Approved Contingency Limit. Administrative Agent shall not be obligated to review a proposed change unless it has received all documents necessary to review such change, including the change order, cost estimates, plans and specifications. In addition, Administrative Agent may also require evidence that all required approvals other than that of Administrative Agent have been obtained.

2.3           Contracts. Without Administrative Agent's prior written approval (which approval shall be given or withheld in Administrative Agent's good faith business judgment within ten days after written request from Borrower) as to parties, terms, and all other matters, Borrower shall not (a) enter into any Material Contract, (b) enter into any management, leasing, maintenance or other contract pertaining to the Property not described in clause (a) that is not unconditionally terminable by Borrower or any successor owner without penalty or payment on not more than thirty (30) days notice to the other party thereunder, or (c) modify, amend, or terminate any such contracts. All Material Contracts relating to the construction of the New Improvements shall provide that all rights and liens of the General Contractor, architect, engineer, supplier, surveyor or other party are subordinate to Lender's rights and liens, shall require all subcontracts and purchase orders to contain a provision subordinating the subcontractors' and mechanics' and materialmen's liens and any right to remove removable New Improvements to Lender's rights and liens, and shall provide that no change order shall be effective without the prior written consent of Administrative Agent, except for change orders which implement Permitted Changes. Borrower shall not default under any contract, Borrower shall not permit any contract to terminate by reason of any failure of Borrower to perform thereunder, and Borrower shall promptly notify Administrative Agent of any default thereunder. Borrower will deliver to Administrative Agent, upon request of Administrative Agent, the names and addresses of all persons or entities with whom General Contractor has contracted or intends to contract for the construction of the New Improvements or for the furnishing of labor or materials therefor. Administrative Agent confirms it has approved the Construction Contract, the Architectural Contract and the Existing Agreements, irrespective of whether such contracts strictly comply with the requirements of this Section 2.3.

2.4           Assignment of Contracts and Plans. As additional security for the Obligations, Borrower hereby transfers and assigns to Administrative Agent for the ratable benefit of Administrative Agent and Lenders and grants a security interest in all of Borrower's right, title and interest, but not its liability, in, under, and to all construction, architectural and design contracts, and the Plans, and agrees that all of the same are covered by the security agreement provisions of the Deed of Trust. Borrower agrees to use its best efforts to deliver to Administrative Agent from time

CONSTRUCTION LOAN AGREEMENT - Page 21

to time upon Administrative Agent's request such consents to the foregoing assignment from parties contracting with Borrower as Administrative Agent may require in its good faith business judgment. Neither this assignment nor any action by Administrative Agent or Lenders shall constitute an assumption by Administrative Agent or Lenders of any obligation under any contract or with respect to the Plans, Borrower hereby agrees to perform all of its obligations under any contract, and Borrower shall continue to be liable for all obligations of Borrower with respect thereto. Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may determine, in its good faith business judgment, to be necessary to cure any default under any contract or with respect to the Plans or to protect the rights of Borrower, Administrative Agent or Lenders with respect thereto. Borrower irrevocably constitutes and appoints Administrative Agent as Borrower's attorney-in-fact, which power of attorney is coupled with an interest and irrevocable, to enforce in Borrower's name or in Administrative Agent's and Lender's name all rights of Borrower under any contract or with respect to the Plans. Administrative Agent shall incur no liability if any action so taken by it or on its behalf shall prove to be inadequate or invalid. Borrower indemnifies and holds Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including, but not limited to, consultants' fees and expenses and attorneys' fees and expenses) incurred in connection with Borrower's failure to perform such contracts or any action taken by Administrative Agent or Lenders, INCLUDING SUCH FAILURE CONSTITUTING IN WHOLE OR PART ADMINISTRATIVE AGENT'S OR NONDEFAULTING LENDERS' STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE except to the extent such failure constitutes willful misconduct or gross negligence on Administrative Agent's or Defaulting Lenders' part. Administrative Agent agrees it shall not have the right to exercise its appointment as Borrower's attorney-in-fact except during a period in which a Default has occurred and is continuing. Administrative Agent may use the Plans for any purpose relating to the New Improvements. Borrower represents and warrants to Administrative Agent and Lenders that the copy of any contract furnished or to be furnished to Administrative Agent is or shall be, as the case may be, a true and complete copy thereof, that the copies of the Plans delivered to Administrative Agent are and shall be true and complete copies of the Plans, that there have been no modifications thereof which are not fully set forth in the copies delivered, and that Borrower's interest therein is not subject to any claim, setoff, or encumbrance.

2.5           Storage of Materials. Borrower shall cause all materials supplied for or intended to be utilized in the construction of the New Improvements, but not yet affixed to or incorporated into the New Improvements or the Land, to be stored on the Land or at such other site as Administrative Agent may approve in its good faith business judgment, in each case with adequate safeguards to prevent loss, theft, damage or commingling with materials for other projects.

2.6           Construction Consultant. Administrative Agent may retain the services of a Construction Consultant, whose duties may include, among others, reviewing the Plans and any proposed changes to the Plans, performing construction cost analyses, observing work in place and reviewing Draw Requests. The duties of Construction Consultant run solely to Administrative Agent for the benefit of the Lenders, and Construction Consultant shall have no obligations or responsibilities whatsoever to Borrower, Borrower's architect, engineer, General Contractor or any of their agents or employees. Unless prohibited by applicable Law, all fees, costs, and expenses of Construction Consultant shall be paid by Borrower. Borrower shall cooperate with Construction

CONSTRUCTION LOAN AGREEMENT - Page 22

Consultant and will furnish to Construction Consultant such information and other material as Construction Consultant considers necessary or useful in performing its duties. Administrative Agent will instruct Construction Consultant to deliver to Borrower copies of each written report issued by Construction Consultant at the same time such report is delivered to Administrative Agent.

2.7           Inspection. Administrative Agent and its agents, including Construction Consultant, may enter upon the Property to inspect the Property and any materials at any reasonable time, unless Administrative Agent deems such inspection is of an emergency nature, in which event Borrower shall provide Administrative Agent with immediate access to the Property. Borrower will furnish to Administrative Agent and its agents, including Construction Consultant, for inspection and copying, all Plans, shop drawings, specifications, books and records, and other documents and information that Administrative Agent may reasonably request from time to time.

2.8           Notice to Administrative Agent. Borrower shall promptly within five (5) days after first learning of the occurrence of any of the following events, notify Administrative Agent in writing thereof, specifying in each case the action Borrower has taken or will take with respect thereto:  (a) any violation of any Law or governmental requirement; (b) any litigation, arbitration or governmental investigation or proceeding instituted or threatened in writing against Borrower or any Guarantor or the Property asserting criminal conduct or damages, penalties or claims in excess of $100,000 and any material development therein; (c) any actual or threatened in writing condemnation of any portion of the Property, any negotiations with respect to any such taking, or any loss of or substantial damage to the Property; (d) any labor controversy pending or threatened against Borrower, General Contractor, any other contractor, and any material development in any labor controversy; (e) any notice received by Borrower with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to the Property; (f) any failure by Borrower or General Contractor or any other contractor, subcontractor or supplier to perform any material obligation under any construction contract, any event or condition which would permit termination of a construction contract or suspension of work thereunder, or any notice given by Borrower or General Contractor or any other contractor with respect to any of the foregoing; (g) any lien filed against the Property or any stop notice served on Borrower in connection with construction of the New Improvements; or (h) any required permit, license, certificate or approval with respect to the Property lapses or ceases to be in full force and effect.

2.9           Financial Statements. Borrower shall deliver to Administrative Agent with sufficient copies for each Lender the Financial Statements and other statements and information at the times and for the periods described in Exhibit "B" and any other Loan Document. Borrower will make all of its books, records and accounts available to Administrative Agent and its representatives at the Property or at  Borrower's office in Addison, Texas, upon request and will permit them to review and copy the same. Borrower shall promptly notify Administrative Agent of any event or condition that could reasonably be expected to have a Material Adverse Effect in the financial condition of Borrower and, if known by Borrower, Guarantor, or in the construction progress of the New Improvements. Administrative Agent shall provide a copy of such Financial Statements to each Lender upon receipt.

2.10         Other Information. Borrower shall furnish to Administrative Agent from time to time upon Administrative Agent's reasonable request (i) copies of any or all subcontracts entered

CONSTRUCTION LOAN AGREEMENT - Page 23

into by contractors or subcontractors relating to the construction of the New Improvements and the names and addresses of all persons or entities with whom Borrower or any contractor has contracted or intends to contract for the construction of the New Improvements or the furnishing of labor or materials in connection therewith; (ii) copies of any or all contracts, bills of sale, statements, receipts or other documents under which Borrower claims title to any materials, fixtures or articles of personal property incorporated or to be incorporated into the New Improvements or subject to the lien of the Deed of Trust; (iii) a list of all unpaid bills for labor and materials with respect to construction of the New Improvements and copies of all invoices therefor; (iv) budgets of Borrower and revisions thereof showing the estimated costs and expenses to be incurred in connection with the completion of construction of the New Improvements; (v) current or updated detailed project schedules or construction schedules; and (vi) such other information relating to Borrower, Guarantor, the New Improvements, the Property, the Loan, the construction of the New Improvements or any security for the Loan that Administrative Agent may request in its good faith business judgment.

2.11         Reports and Testing. Borrower shall (a) upon the request of Administrative Agent, promptly deliver to Administrative Agent copies of all reports, studies, inspections and tests made on the Land, the New Improvements or any materials to be incorporated into the New Improvements that are in the control or possession of Borrower, Guarantor or their Affiliates or agents; and (b) make such additional tests on the Land, the New Improvements or any materials to be incorporated into the New Improvements as Administrative Agent reasonably requires. Borrower shall immediately notify Administrative Agent of any report, study, inspection or test that indicates any adverse condition relating to the Land, the New Improvements or any such materials.

2.12         Advertising by Lenders. Borrower has caused to be erected (and will maintain through the date of completion of construction of the New Improvements) on the Property an advertising sign approved by Administrative Agent indicating that the construction financing for the Property has been provided by Lenders.

2.13         Appraisal. Administrative Agent may obtain from time to time, an appraisal of all or any part of the Property prepared in accordance with written instructions from Administrative Agent by a third-party appraiser engaged directly by Administrative Agent. Each such appraiser and appraisal shall be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements). The cost of any such appraisal shall be borne by Borrower if such appraisal is the first appraisal in any calendar year and in all events if Administrative Agent obtains such appraisal after the occurrence and during the continuation of a Default, and such cost is due and payable by Borrower on demand and shall be secured by the Loan Documents. Administrative Agent shall provide a copy of such Appraisal to each Lender and Borrower upon receipt.

2.14         Payment of Withholding Taxes. Borrower shall not use, or knowingly permit any contractor or subcontractor to use, any portion of the proceeds of any Loan advance to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with (a) the United States of all amounts of tax required to be deducted and withheld with respect to such wages under the Internal Revenue Code, and (b) any state and/or local Tribunal or agency having jurisdiction of all amounts of tax required to be deducted and withheld with respect to such wages under any applicable state and/or local Laws.

CONSTRUCTION LOAN AGREEMENT - Page 24

2.15         ERISA and Prohibited Transaction Taxes. As of the date hereof and throughout the term of this Loan Agreement, (a) Borrower is not and will not be (i) an "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); or (ii) a "plan" within the meaning of Section 4975(e) of the Internal Revenue Code, as amended (the "Code"); (b) the assets of Borrower do not and will not constitute "plan assets" within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (c) Borrower is not and will not be a "governmental plan" within the meaning of Section 3(32) of ERISA; (d) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (e) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent of any of Lender's rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower further agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section 2.15 as Administrative Agent may from time to time request.

2.16         Contest of Claims. Notwithstanding anything other provision herein or in the Deed of Trust to the contrary, Borrower may, to the extent and in the manner permitted by applicable Laws, contest the payment of any claim for payment for work or any tax, assessment or other governmental charge against the Property, and the failure of Borrower to pay the contested claim pending such contest shall not be or become a Default, if (a) Borrower has notified Administrative Agent of Borrower's intent to contest such payment at least seven (7) days prior to commencing the contest (unless such notice would cause a delay that might detrimentally affect the right of Borrower to so contest, in which case Borrower must furnish Administrative Agent with such advance notice of intent to contest as is possible under the circumstances); (b) Borrower has made any deposit or payment under protest, or posted security, with any applicable Tribunal if, as and to the extent required by applicable Laws; (c)  unless Borrower has complied with clause (b) preceding or if Borrower has complied with clause (b) preceding and Administrative Agent has determined that compliance with clause (b) does not, in Administrative Agent's good faith business judgment, protect Lenders' interests, Borrower has furnished to Administrative Agent a cash deposit satisfactory to Administrative Agent, or an indemnity bond satisfactory to Administrative Agent with a surety satisfactory to Administrative Agent, in an amount satisfactory to Administrative Agent (or in the statutory amount, in the case of bond authorized by statute), to assure payment of the matters under contest and to prevent any sale or forfeiture of any part of the Property, and in the case of a claim for work which does or could result in a lien against the Property, Borrower has provided (i) to the extent required by Administrative Agent and available under applicable Laws, a bond which under applicable Laws releases the lien from the Property encumbered by such lien, and (ii) such security, assurances and other items, if any, as the Title Company may require to insure around the lien; (d) Borrower diligently and in good faith contests the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of any part of the Property to satisfy the same; (e) Borrower promptly upon final determination thereof pays the amount of any such claim so determined, together with all costs, interest and penalties payable in connection therewith (and to the extent Borrower has made a cash deposit with Administrative Agent pursuant to clause (c) preceding, such deposit shall be made available to Borrower to pay the amount of such claim and shall release the excess, if any, to Borrower upon

CONSTRUCTION LOAN AGREEMENT - Page 25

settlement and release of the claim); (f) the failure to pay the claim does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Property, and does not subject Administrative Agent or any Lender to any civil or criminal liability or to any damages or expense; and (g) the aggregate amount of all claims being contested shall not exceed five percent (5%) of the Aggregate Commitments. Notwithstanding the foregoing, Borrower shall immediately upon request of Administrative Agent pay (and if Borrower shall fail so to do, Administrative Agent may, but shall not be required to, pay or cause to be discharged or bonded against) any such claim notwithstanding such contest if, in the reasonable opinion of Administrative Agent, the Property is in jeopardy or in danger of being forfeited or foreclosed. Administrative Agent may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established. Borrower shall not be required to comply with the requirements set forth above in this Section 2.16 for any claim made that is covered by Borrower's liability insurance if the total amount of such claim is less than the amount of coverage under such policy that is available to satisfy such claim, the insurer has not denied liability under its policy for such claim and the insurer has undertaken to defend such claim without any reservation of rights.

2.17         Project Documents. There is no property management, consulting, brokerage or marketing license agreement or other similar contract or agreement (each a "Project Document") in effect that relates to the Property, except the Existing Agreements. Borrower will not enter into any other Project Document of any kind or character unless and until (i) Administrative Agent approves the form and substance of such Project Document, and (ii) the parties to such Project Document enter into a collateral assignment and agreement with Administrative Agent that provides, among other things, that such parties consent to the collateral assignment of such Project Document to Administrative Agent as collateral for the Loan, agree to subordinate their respective rights (including rights to any fees or other payments) to the Loan Documents, and grant to Administrative Agent the right to terminate such Project Document upon notice given at any time after a Default has occurred. The form and substance of such collateral assignment and agreement shall be satisfactory to Administrative Agent in its good faith business judgment.

2.18         Single Purpose Entity/Separateness. Borrower does not own and will not own any asset or property other than (a) the Property, and (b) incidental personal property necessary for the financing, development, ownership, management and operation of the Property. Borrower will not engage in any business other than the development, ownership, management and operation of the Property. Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit, any of its members to, amend, modify or otherwise change the operating agreement, articles of organization or other organizational documents of Borrower (other than in a ministerial fashion) without the prior written consent of Administrative Agent, except to reflect transfers of interests in Borrower and the members of Borrower that are permitted by the Loan Documents. Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and members (to the maximum extent permissible under GAAP) and, to the extent required by applicable Laws, Borrower will file its own tax returns. Borrower shall maintain its books, records, resolutions and agreements as official records. Borrower will be, and at all times will hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any member), shall correct any known misunderstanding

CONSTRUCTION LOAN AGREEMENT - Page 26

regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks. Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or member, or any Affiliate of any member, or any other person.

2.19         Reserve Fund.

(a)           Borrower acknowledges that the Loan and the Hotel Loan are and will be cross-defaulted and cross-collateralized. If the Loan is repaid in full at any time before the Hotel Loan is repaid in full and the obligations of the Lenders under the Hotel Loan Agreement are terminated and the NOI (as defined in the Hotel Loan Agreement) for the Hotel Project is less than the 1.35xDSC Performance Threshold (as defined in the Hotel Loan Agreement), then Borrower shall establish the Reserve Fund Account (as defined in the Hotel Loan Agreement), which Reserve Fund Account shall be assigned by Borrower to Administrative Agent, for the ratable benefit of the Lenders, as additional collateral for the Hotel Loan and the obligations of the Hotel Borrower arising under the Hotel Loan Documents. Thereafter, all Net Sales Proceeds generated by the sale of the Units shall be delivered by Borrower to Administrative Agent and deposited by Administrative Agent in the Reserve Fund Account until such time as Borrower is no longer required to deliver such Net Sales Proceeds to Administrative Agent pursuant to paragraph (c) below.

(b)           Borrower grants to Administrative Agent, on behalf of the Lenders, a security interest in the Reserve Fund Account and all such deposited funds hereafter deposited to such deposit account, and any proceeds thereof, as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State of Texas and Administrative Agent shall have available to it all of the rights and remedies available to a secured party thereunder. Borrower hereby constitutes and appoints Administrative Agent and any officer or agent of Administrative Agent its true and lawful attorneys-in-fact with full power of substitution to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section 2.19. To the extent permitted by applicable law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked. Borrower agrees that it shall include all interest and earnings on any funds in the Reserve Fund Account as its income (and, if Borrower is a pass-through entity, the income of its members), and shall be the owner of all funds on deposit in the Reserve Fund Account for federal and applicable state and local tax purposes. Administrative Agent shall have the exclusive right to manage and control all funds in the Reserve Fund Account, but Administrative Agent shall have no fiduciary duty with respect to such funds.

(c)           All funds on deposit from time to time in the Reserve Fund Account (collectively, referred to herein, as the "Reserve Funds") shall be held and disbursed by Administrative Agent in accordance with this Agreement. Commencing on the first day of the first calendar quarter following the repayment of the Loan and the establishment of the Reserve Funds and continuing on the first day of each calendar quarter thereafter (i.e., each January, April, July and October 1st during each calendar year is referred to herein, as  a "Test Date"), Administrative Agent shall verify the NOI for the Hotel Project. If, as of any Test Date, the NOI for the Hotel Project, based on the most recent twelve (12) full calendar months, is

CONSTRUCTION LOAN AGREEMENT - Page 27

(i)            equal to or greater than the 1.35xDSC Performance Threshold based on same twelve (12) calendar month period, then (1) Administrative Agent shall disburse to Borrower the Excess Reserve Funds (as defined below) then on deposit in the Reserve Fund Account, and (2) Borrower shall no longer be required to deposit Net Sales Proceeds into the Reserve Fund Account; or

(ii)           less than the 1.35xDSC Performance Threshold based on same twelve (12) calendar month period, then (i) Administrative Agent shall continue to hold all funds on deposit in the Reserve Fund Account, and (ii) Borrower shall continue to make deposits of Net Sales Proceeds in the Reserve Fund Account.

If, as of any Test Date, the NOI for the Hotel Project, based upon the most recent twelve (12) calendar months, equals or exceeds the 1.35xDSC Performance Threshold (assuming, for this purpose no adjustment to the Deemed Principal Balance (as defined in the Hotel Loan Agreement) based upon the balance of funds on deposit in the Reserve Fund Account) based upon the same twelve (12) calendar month period, then (1) Administrative Agent shall disburse to Borrower the Reserve Funds then on deposit in the Reserve Fund Account, and (ii) Borrower shall no longer be required to make deposits of Net Sales Proceeds in the Reserve Fund Account and Administrative Agent shall execute and deliver to Borrower partial releases with respect to each Unit thereafter sold by Borrower; provided that if a Default occurs and is continuing under the Hotel Loan Documents, Administrative Agent may condition the delivery of such partial release with respect to any Unit sold upon receipt by Administrative Agent of 100% of the Net Sales Proceeds generated by the sale of such Unit. In any event, upon repayment in full of the Obligations (as defined in the Hotel Loan Agreement) and termination of all Swap Transactions (as defined in the Hotel Loan Agreement), the Reserve Fund Account and the lien and security interest of Administrative Agent in and to the Reserve Fund Account shall be released by Administrative Agent. For purposes of this Agreement, the term "Excess Reserve Funds" means an amount, as reasonably determined by Administrative Agent, to be the difference between (A) the balance of Reserve Funds, if any, in the Reserve Fund Account, and (B) the minimum amount of Reserve Funds, if any, in the Reserve Fund Account which, if applied to adjust the Deemed Principal Balance, will cause the NOI to equal the 1.35xDSC Performance Threshold.

2.20         Historic Tax Credits. Borrower has advised Administrative Agent and the Lenders that Borrower has applied with the Missouri Historic Preservation Tax Credit Program (the "Tax Credit Program") for historic tax credits in connection with Borrower's proposed construction, renovation and use of the Property pursuant to the Tax Credit Program. Borrower will comply, or cause others to comply, with the requirements of the State of Missouri to permit the issuance of the historic tax credits. Borrower will assign its interest in the historic tax credits pursuant to the Deed of Trust. All tax credits shall be sold by Borrower and the proceeds of such sale applied by Borrower to the repayment of the Loan and the Hotel Loan pursuant to a schedule to be approved by the Agents.

2.21         Representations and Covenants Regarding Master Condominium. Borrower hereby represents, warrants and covenants with Administrative Agent that (i) the Master Condominium Declaration and the Condominium created thereby complies with all of the requirements of the Condominium Act; (ii) the Master Condominium Association has been formed as a non-profit corporation under the laws of the State of Missouri, the board of directors appointed in accordance

CONSTRUCTION LOAN AGREEMENT - Page 28

with the requirements of the Master Condominium Declaration, and all officers contemplated by the Master Condominium Declaration and the Condominium Corporate Documents for the Master Condominium Association shall have been appointed or elected, as the case may be; (iii) Borrower and Hotel Borrower are the sole declarants under the Master Condominium Declaration and no rights or interests of the declarants shall have been assigned or encumbered except pursuant to the Loan Documents and none will be without the prior written consent of Administrative Agent; (iv) there shall be no agreements to which Borrower is a party relating to the Condominium other than the Master Condominium Declaration, the Condominium Corporate Documents for the Master Condominium Association, rules and regulations of the Master Condominium Association, the Permitted Encumbrances, and other agreements executed in the ordinary course of business of the ownership, operation and maintenance of the Condominium created by the Master Condominium Declaration that have been approved by Administrative Agent; and (v) Borrower has delivered to Administrative Agent true and correct copies of the Master Condominium Declaration and Condominium Corporate Documents for the Master Condominium Association. Borrower will not amend or supplement in any material respect or consent to any material amendment or material supplement of the Master Condominium Declaration or the Condominium Corporate Documents for the Master Condominium Association without the prior approval of Agents, which approval shall not be unreasonably withheld or delayed. Borrower shall (i) at all times exercise its rights and powers as declarant and as an owner of the Master Residential Condominium Units in accordance with the Master Condominium Declaration and the Condominium Act; and (ii) use reasonable efforts to cause the officers and directors of the Master Condominium Association appointed by Borrower or any principal or Affiliate of Borrower to exercise their rights and powers in accordance with the Condominium Act and consistent with their fiduciary duties to the owners of the Master Residential Condominium Units and the Hotel/Corporate Units.

2.22         Representations and Covenants Regarding Residential Condominium. Borrower hereby represents, warrants and covenants with Administrative Agent that (i)  Borrower will deliver to Agents for their prior review and approval, true and correct copies of the Residential Sub-Condominium Declaration and Condominium Corporate Documents for the Residential Condominium Association before the same are executed and recorded; (ii) the Residential Sub-Condominium Declaration and the Condominium created thereby will comply with all of the requirements of the Condominium Act and will be sufficient under Missouri law to permit each Unit to be sold to third parties; (iii) the Residential Condominium Association has been (or will be) formed as a non-profit corporation under the laws of the State of Missouri, the board of directors have been (or will be) appointed in accordance with the requirements of the Residential Sub-Condominium Declaration, and all officers contemplated by the Residential Sub-Condominium Declaration and the Condominium Corporate Documents applicable to the Residential Condominium Association have been (or will be) appointed or elected, as the case may be; (iv) Borrower shall be the sole declarant and holder of any development rights under the Residential Sub-Condominium Declaration and no rights or interests of Borrower as declarant or holder of such development rights shall have been assigned or encumbered except pursuant to the Loan Documents and none will be without the prior written consent of Administrative Agent; (v) there shall be no agreements to which Borrower is a party relating to the Condominium created by the Residential Sub-Condominium Declaration other than the Unit Sales Contracts, the Residential Sub-Condominium Declaration, the Condominium Corporate Documents for the Residential Condominium Association, rules and regulations of the Residential Condominium Association, the

CONSTRUCTION LOAN AGREEMENT - Page 29

Permitted Encumbrances, and other agreements executed in the ordinary course of business of the ownership, operation and maintenance of the Condominium established by the Residential Sub-Condominium Declaration that have been approved by Administrative Agent. Borrower will not amend or supplement in any material respect or consent to any material amendment or material supplement of the Residential Sub-Condominium Declaration or the Condominium Corporate Documents for the Residential Condominium Association without the prior approval of Agents, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Borrower may amend the Residential Sub-Condominium Declaration without the consent of the Agents if such amendment is required to combine two or more Units purchased by the same Unit Purchaser so long as (i) the proposed amendment does not modify the terms of the Residential Sub-Condominium except as may be required to combine the applicable Units, (ii) the amendment is made effective only upon the closing of the sale of the affected Units to the Unit Purchaser, and (iii) Borrower delivers the amendment to Administrative Agent at or prior to the closing of the sale of such Units. Borrower shall (i) at all times exercise its rights and powers as declarant and as an owner of a Unit in accordance with the Residential Sub-Condominium Declaration and the Condominium Act; and (ii) use reasonable efforts to cause the officers and directors of the Residential Condominium Association appointed by Borrower or any principal or Affiliate of Borrower to exercise their rights and powers in accordance with the Condominium Act and consistent with their fiduciary duties to the owners of the Units. Within thirty (30) days after the Closing Date, Borrower shall have finalized the Residential Sub-Condominium Declaration and the Original Sale Certificate to be delivered to each Unit Purchaser under a Unit Sales Contract and delivered the same to Agents for their final review and approval. Agents acknowledge that each has received and approved preliminary drafts of the Residential Sub-Condominium Declaration and that  Agents will not unreasonable withhold their consent to the final Residential Sub-Condominium Declaration if the same contains no material changes to the draft previously reviewed by Agents. Once Agents have approved the Residential Sub-Condominium Declaration, Administrative Agent shall be authorized, without the consent of the Lenders, to execute a subordination of the lien of the Deed of Trust (and the Hotel Deed of Trust) to the terms and provisions of the Residential Sub-Condominium Declaration (but not assessments which may thereafter become due and payable thereunder). Once Agents have approved the final form of the Residential Sub-Condominium Declaration, Borrower shall deliver (or cause to be delivered) to each Unit Purchaser under any existing Unit Sales Contract, a Original Sale Certificate and shall obtain a dated, written acknowledgment from each Unit Purchaser that such Unit Purchaser has received the Original Sale Certificate. If, following delivery to any Unit Purchaser of the Original Sale Certificate, any Unit Purchaser exercises its right of rescission under the Condominium Act to rescind its Units Sales Contract, Borrower shall so notify Administrative Agent. On or before March 31, 2008, Borrower shall deliver to Agents a definitive list of all Unit Purchasers (i) who have received (and acknowledged in writing receipt of) an Owners Sale Certificate, (ii) who have not elected to exercise any right to rescind the Unit Sales Contract as provided in Section 448.4-108 of the Condominium Act, and (iii) for whom such right of rescission under the Condominium Act has expired.

2.23         Unit Sales Contracts.

(a)           Without Administrative Agent's prior written consent, Borrower shall not enter into any Unit Sales Contract (i) with any Affiliate of Borrower or any member of Borrower, (ii) unless

CONSTRUCTION LOAN AGREEMENT - Page 30

and until the form of Unit Sales Contract has been approved by Administrative Agent, and (iii) unless the Unit Sales Contract constitutes a Qualified Units Sales Contract. The Unit Sales Contract form must include the following:  (i) the Unit Purchaser thereunder may not assign the Unit Sales Contract, and may not advertise, list or otherwise market the Unit for resale prior to acquisition of the Unit by such Unit Purchaser, (ii) the Unit Purchaser shall deposit with Borrower or Escrow Agent an Earnest Money Deposit, all Borrower's rights and interests in the Earnest Money Deposit shall be assigned and pledged hereunder by Borrower to Administrative Agent, on behalf of the Lenders, as additional collateral for the Loan, (iii) Borrower shall have the right to enforce the remedy of specific performance upon a default by Unit Purchaser; provided, however, that if any Unit Purchaser objects to the granting of such rights to Borrower in the Unit Sales Contract, Borrower may in its discretion, remove the remedy of specific performance from the Units Sales Contract; and (iv) upon the closing of the sale of the Unit, the Unit Purchaser thereunder shall become a member of the Residential Condominium Association and shall become subject to the terms and provisions of the Residential Sub-Condominium Declaration, the Condominium Corporate Documents applicable to the Residential Condominium Association and the rules and regulations adopted or to be adopted by the Residential Condominium Association. No one Unit Purchaser (individually, or in combination with any relative or affiliate of such Unit Purchaser) may acquire more than one Unit without the prior written consent of Agents; provided, however, that this restriction shall not preclude any Unit Purchaser from acquiring two or more existing Units that are adjacent to one another for the purpose of combining the Units.

(b)           Borrower shall comply in all material respects with the obligations of seller under each Unit Sales Contract and shall comply with all laws and legal requirements applicable to the sale of such Unit, including without limitation but only to the extent applicable, the Condominium Act, the Interstate Land Sales Act (to the extent an Unit Sales Contract is not exempt from the Interstate Land Sales Act) and applicable state and federal securities laws. Borrower shall use commercially reasonable efforts to enforce all of seller's rights and remedies under each Unit Sales Contract but shall not terminate or cancel or amend or supplement in any material respect any Unit Sales Contract or waive any material duty or material obligation or otherwise release a Unit Purchaser from any of the material obligations of such Unit Purchaser under the Unit Sales Contract, unless (i) Unit Purchaser is legally entitled to a release under the express terms of the Unit Sales Contract; (ii) Borrower concludes that the applicable Unit can be resold for substantially the same price or more and Borrower is legally entitled to terminate the Unit Sales Contract by the express terms of the Unit Sales Contract; or (iii) Borrower shall have first obtained the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed. Promptly after obtaining knowledge thereof, Borrower shall notify Administrative Agent in writing of any material breach by any Unit Purchaser under any Unit Sales Contract, any event or condition which would permit a Unit Purchaser to terminate or cancel his or her Unit Sales Contract, or any notice given by a Unit Purchaser with respect to the foregoing or the occurrence of a default or breach by Borrower under such Unit Sales Contract, specifying in each case the action Borrower has taken or will take to cure such default or breach. Administrative Agent may contact any Unit Purchaser at any time to determine the status of the applicable Unit Sales Contract and any matters relating thereto.

CONSTRUCTION LOAN AGREEMENT - Page 31

2.24         Partial Releases of Units. Administrative Agent shall grant partial releases of the lien of the Deed of Trust subject to and conditioned upon the satisfaction of each of the following conditions precedent:

(a)           The partial releases shall relate only to individual Units and parking space(s), if any, and the undivided interest in the Common Elements applicable to the Units being sold pursuant to Qualifying Unit Sales Contracts.

(b)           If more than one Unit is sold to any Unit Purchaser and the Units are to be combined into a single, lawful Unit, Borrower shall deliver to Administrative Agent the amendment to the Residential Sub-Condominium Declaration required to combine the affected Units into one single, lawful Unit.

(c)           With respect to each Unit, subject to clause (d) below, Borrower shall pay to Administrative Agent for the ratable benefit of all Lenders, the Release Price.

(d)           No Default shall have occurred under the Loan Documents which remains uncured after the expiration of applicable grace or notice periods (provided, however, that Borrower shall be entitled to complete the sale of any Unit in accordance with the terms of any Qualifying Unit Sales Contract entered into (1) prior to the date of such Default or (2) after a Default with the consent of Agents, which consent will not be unreasonably withheld if the Qualifying Unit Sales Contract otherwise meets the requirements of this Agreement, so long as (i) no more than five (5) Qualifying Unit Sales Contract with Unit Purchasers affiliated with Borrower, Hotel Borrower, Guarantor or any of their members or owners, however remotely may be consummated after a Default and (ii) Borrower pays to Administrative Agent an amount equal to 100% of the net sales proceeds generated by the sale of the applicable Unit (and such net sales proceeds is not less than the Release Price for such Unit).

(e)           Administrative Agent shall have received (i) a form of partial release, in recordable form, relating to the Unit and parking space(s), if any, and the applicable undivided interest in the Common Elements, reasonably satisfactory to Administrative Agent; and (ii) a final copy of the settlement statements for each of the parties to the applicable Qualifying Unit Sales Contract, signed by the applicable party and certified as true and correct by the title company handling the closing.

(f)            Borrower shall have certified, in writing, to Administrative Agent that neither Borrower nor any Affiliate of Borrower has received any consideration in connection with the sale of the Unit except as disclosed to Administrative Agent in writing.

(g)           Borrower shall have reimbursed Administrative Agent for its out-of-pocket expenses incurred in connection with the partial release.

2.25         Interstate Land Sales Act. Borrower represents and warrants that all existing and future Unit Sales Contracts either are or will be exempt from the registration requirements of the Interstate Land Sales Act. Borrower covenants and agrees to not enter into any Unit Sales Contract unless such contract is exempt from the registration requirements of the Interstate Land Sales Act or has been entered into in full compliance with the Interstate Land Sales Act.

CONSTRUCTION LOAN AGREEMENT - Page 32

2.26         Earnest Money Deposits. Each Earnest Money Deposit will be held by Escrow Agent for the account of the applicable Unit Purchaser, and Borrower shall instruct Escrow Agent to pay to Administrative Agent all forfeited Earnest Money Deposits which are or become payable to Borrower under any Unit Sales Contract. Administrative Agent shall apply all forfeited Earnest Money Deposits in the manner specified in the Collateral Assignment.

Article 3– REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loan, Borrower hereby represents and warrants to Administrative Agent and Lenders that except as otherwise disclosed to Administrative Agent in writing (a) to the best of Borrower's knowledge after reasonable inquiry and investigation, Borrower has complied with any and all Laws and regulations concerning its organization, existence and the transaction of its business, and has the right and power to own the Land, and to develop the New Improvements as contemplated in this Agreement and the other Loan Documents; (b) Borrower is authorized to execute, deliver and perform all of its obligations under the Loan Documents; (c) the Loan Documents are valid and binding obligations of Borrower; (d) Borrower is not in violation of any Law, regulation or ordinance, or any order of any court or Tribunal, and no provision of the Loan Documents violates any Law applicable to Borrower, any covenants or restrictions affecting the Property, any order of any court or Tribunal or any contract or agreement binding on Borrower or the Property; (e) to the extent required by applicable Law, Borrower and Guarantor have filed all necessary tax returns and reports and have paid all taxes and governmental charges thereby shown to be owing; (f) the Plans are complete in all material respects, contain all necessary detail and are adequate for the construction of the New Improvements, are satisfactory to Borrower, have been approved by all applicable governmental authorities, have been accepted by General Contractor, and comply with the Loan Documents and all applicable Laws and, except as "insured around" or endorsed over in the Title Policy, restrictive covenants; (g) the Land is not part of a larger tract of land owned by Borrower, is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Deed of Trust, and constitutes (or will, upon processing by the applicable taxing authority of condominiums established by the Master Condominium Declaration and the Residential Sub-Condominium Declaration) separate tax lot(s) with a separate tax assessment(s) for the Land and Improvements (including each Unit), independent of those for any other lands or improvements; (h) the Land and Improvements comply with all Laws and governmental requirements, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property; (i) the Plans do, and the New Improvements when constructed will, comply with all legal requirements regarding access and facilities for handicapped or disabled persons; (j) Borrower has not directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Property, including those arising under any zoning or land use ordinance or other Law or governmental requirement; (k) to the best knowledge of Borrower, the construction schedule for the Project is realistic and the Completion Date is a reasonable estimate of the time required to complete the Project; (l) the Financial Statements delivered to Administrative Agent are true, correct, and complete in all material respects, and there has been no event or condition that could reasonably be expected to have a Material Adverse Effect in Borrower's or Guarantor's financial condition from the financial condition of Borrower or Guarantor (as the case may be) indicated in such Financial Statements; (m) all utility services necessary for the operation of the Improvements as a hotel are available in adequate capacities to

CONSTRUCTION LOAN AGREEMENT - Page 33

service the Improvements, including electric and natural gas facilities, telephone service, water supply, storm and sanitary sewer facilities; (n) except as otherwise provided for in the Loan Documents, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property; (o) the current and anticipated use of the Property complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Land without the existence of any variance, non-complying use, nonconforming use or other special exception, all use restrictions of any Tribunal having jurisdiction have been satisfied, and no violation of any Law or regulation exists with respect thereto; (p) attached hereto as Exhibit "I" is a list of all bonds required in connection with completion of the New Improvements, and to the best of Borrower's knowledge, no other bonds or other security are currently required or will be required prior to completion of the New Improvements; and (q) there is no franchise or license agreement in effect with a hotel franchisor or licensor and there is no agreement or commitment relating to any such franchise or license that will become effective or binding on Borrower or the Property after the date hereof.

Article 4– DEFAULT AND REMEDIES

4.1           Events of Default. The occurrence of any one of the following shall be a default under this Agreement ("Default"):

(a)           Failure to Pay Indebtedness. (i) Any principal and/or interest on the Loan is not paid on the Maturity Date, or in the case of any of payment of principal and/or interest on the Loan is not paid when due on a date other than the Maturity Date, such payment is not made within five (5) days after the same became due, whether by acceleration or otherwise; or (ii) any other payment of the Indebtedness is not paid on or before the date specified for payment in the Loan Documents or, if no date is specified for payment in the Loan Documents or such payment is due on demand, as the case may be, within ten (10) days after written notice or demand from Administrative Agent.

(b)           Nonperformance of Covenants. Any covenant, agreement or condition herein (other than covenants to pay any of the Indebtedness) is not fully and timely performed, observed or kept, and such failure is not cured within the applicable notice or grace period (if any) provided for herein or in any other Loan Document or, if this Agreement or such Loan Document does not provide for such a notice or grace period, within thirty (30) days after written notice and demand by Administrative Agent for the performance of such covenant, agreement or condition (or if such failure cannot be cured within that original 30-day period and Borrower delivers written notice to Administrative Agent promptly within that original 30-day period of Borrower's intention and proposed steps to cure the failure with due diligence, promptly institutes curative action within that original 30-day period and diligently pursues same, Borrower shall have such additional period of time, not exceeding sixty (60) days next following the end of the original 30-day period, as shall be necessary to effect the cure); provided, however, that there shall be no obligation of Administrative Agent to give any such notice and no right of Borrower to cure under this paragraph if the event or condition is addressed in any other paragraph of this Section 4.1 or is caused by the bad faith or intentional act or omission of Borrower in contravention of any material duty or obligation of Borrower under this Agreement and the other Loan Documents, including but not limited to the failure of Borrower to keep the Property free and clear of consensual liens, security interests and assignments not approved in writing in advance by Administrative Agent.

CONSTRUCTION LOAN AGREEMENT - Page 34

(c)           Representations. Any statement, representation or warranty in any of the Loan Documents, or in any Financial Statement or any other writing heretofore or hereafter delivered to Administrative Agent in connection with the Indebtedness or Obligations is false, fraudulent, misleading or erroneous in any material respect on the date or on the date as of which such statement, representation or warranty is made or deemed made, if such notice or grace period is not provided for, within fifteen (15) days after written notice and demand by Administrative Agent to Borrower objecting to such statement, representation or warranty not being true and correct (or if such failure cannot be cured within that original 15-day period and Borrower delivers written notice to Administrative Agent promptly within that original 15-day period of Borrower's intention and proposed steps to cure the failure with due diligence, promptly institutes curative action within that original 15-day period and diligently pursues same, Borrower shall have such additional period of time, not exceeding forty-five (45) days next following the end of the original fifteen (15) day period, as shall be necessary to effect the cure); provided, however, that there shall be no obligation of Administrative Agent to give such notice in the case of, and no right of Borrower to cure, any fraudulent or knowingly false representation to Administrative Agent.

(d)           Completion Date. The failure of Borrower to complete the New Improvements on or before the Completion Date, or the determination by Administrative Agent at any time, in its good faith business judgment, that Borrower will be unable to complete the New Improvements on or before the Completion Date (as extended for Excusable Delays).

(e)           Injunction. Any court of competent jurisdiction enjoins or prohibits Borrower or any of the Lenders from performing this Agreement or any of the other Loan Documents, and such injunction or order is not vacated within ninety (90) days after the granting thereof (unless such injunction results in the cessation of work on the Property for a period that would cause Borrower to exceed the time period for cessation of the work under Section 2.1 above).

(f)            Construction Contract. The failure of Borrower to deliver to Administrative Agent or Administrative Agent to approve a stipulated sum or cost of work plus fee with a guaranteed maximum price construction contract with General Contractor providing for construction of the New Improvements for an amount that does not exceed the amount allocated therefor in the Budget and completion of the New Improvements on or before the Completion Date.

(g)           Reserved.

(h)           Bankruptcy or Insolvency. Borrower, BH Member, or Guarantor:

(i)            (A) Executes an assignment for the benefit of creditors, or takes any action in furtherance thereof; or (B) admits in writing its inability to pay, or fails to pay, its debts generally as they become due; or (C) as a debtor, files a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of any Debtor Relief Laws, or takes any action in furtherance thereof; or (D) seeks the appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property; or

(ii)           Suffers the filing of a petition, case, proceeding or other action against it as a debtor under any Debtor Relief Laws or seeking appointment of a receiver, trustee,

CONSTRUCTION LOAN AGREEMENT - Page 35

custodian or liquidator of the Property or any part thereof or of any significant portion of its other property, and (A) admits, acquiesces in or fails to contest diligently the material allegations thereof, or (B) the petition, case, proceeding or other action results in entry of any order for relief or order granting relief sought against it, or (C) in a proceeding under the Title 11 of the United States Code, the case is converted from one chapter to another, or (D) fails to have the petition, case, proceeding or other action permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of its filing; or

(iii)          Conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar Law; or suffers or permits, while insolvent, any creditor to obtain a lien (other than as described in subparagraph (iv) below) upon any of its property through legal proceedings which are not vacated and such lien discharged prior to enforcement of such lien and in any event within sixty (60) days from the date thereof; or

(iv)          Fails to have discharged within a period of thirty (30) days any attachment, sequestration, or similar writ levied upon any of its property unless such attachment, sequestration or similar writ is being contested in accordance with Section 2.16 herein; or

(v)           Fails to pay within thirty (30) days any final money judgment against it.

(i)            Transfer of the Property. Any sale, lease, conveyance, assignment or transfer of all or any part of the Property or any interest therein, whether by operation of law or otherwise, except: (1) sales or transfers of items of the personal property in the ordinary course of business which have become obsolete or worn beyond practical use and which have been replaced by adequate substitutes, owned by Borrower, having comparable quality and utility to the replaced items when new; and (2) Qualified Unit Sales Contracts.

(j)            Transfer of Ownership of Borrower or Guarantor. The sale, pledge, encumbrance, assignment or transfer, voluntarily or involuntarily, of any interest in Borrower, Guarantor or any member of any of the foregoing without the prior written consent of the Required Lenders except for the following transfers, which shall not require consent of Administrative Agent or Required Lenders:  (1) transfers of any membership interests in Payment Guarantor so long as Payment Guarantor is controlled by or under common control with Behringer Harvard Holdings, LLC, a Delaware limited liability company (and "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of stock, by contract, or otherwise, and "controlling" and "controlled" shall have meanings correlative thereto), and (2) transfers of any partnership interests in Completion Guarantor so long as Completion Guarantor is controlled by or under common control with James L. Smith or Marcia Smith-Niedringhaus (and "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of stock, by contract, or otherwise, and "controlling"

CONSTRUCTION LOAN AGREEMENT - Page 36

and "controlled" shall have meanings correlative thereto) and such transfer is not prohibited by the terms of the Hotel Lease (as such term is defined in the Hotel Loan Agreement).

(k)           Grant of Easement, Etc. Without the prior written consent of Administrative Agent (which consent shall be given or withheld in Administrative Agent's good faith business judgment), Borrower grants any easement or dedication, or any restriction, or otherwise encumbers the Property, or seeks or permits any zoning reclassification or variance, unless such action is expressly permitted by the Loan Documents.

(l)            Abandonment. Borrower abandons any or all of the Property.

(m)          Default Under Other Lien. A default or event of default (after taking into consideration applicable notice, grace and cure periods, if any) occurs under any lien, security interest or assignment covering the Property or any part thereof (without hereby implying Administrative Agent's consent to any such lien, security interest or assignment not created under the Loan Documents), or the holder of any such lien, security interest or assignment declares a default or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(n)           Destruction. Borrower fails to comply with the requirements of the Loan Documents applicable to a casualty affecting the Property and such failure is cured within the period provided for in subparagraph (b) of this Section 4.1.

(o)           Condemnation. Borrower fails to comply with the requirements of the Loan Documents applicable to eminent domain or condemnation affecting the Property and such failure is cured within the period provided for in subparagraph (b) of this Section 4.1.

(p)           Liquidation, Etc. The liquidation, termination, dissolution, merger, consolidation or failure to maintain good standing in the State of Missouri (or in the case of an individual, the death or legal incapacity) of Borrower or any person obligated to pay any part of the Indebtedness.

(q)           Material Adverse Effect. The occurrence of an event that, in Administrative Agent's reasonable opinion, has or will have a Material Adverse Effect, excluding:  (A) claims for mechanic's or materialmen's liens or taxes against the Property which are being contested by Borrower in accordance with the specific provisions of the Loan Documents allowing such contest, (B) any suit or suits which are covered by insurance if the insurer has agreed to defend such claims without reservation of rights and in Administrative Agent's opinion the coverage afforded by such insurance is sufficient to satisfy the recovery being sought, or in the alternative, such suits do not involve the Property and which seek recovery of amounts not exceeding $250,000.00 for any one such suit or in the aggregate for all such suits, which are being contested diligently and in good faith and for which adequate reserves have been established, if appropriate in accordance with generally accepted accounting principles, and (C) a material adverse change in the financial condition of Guarantors unless Payment Guarantor is in compliance with each of its financial covenants as set forth in the Guaranty and Payment Guarantor so certifies to Administrative Agent within twenty (20) days after written request from Administrative Agent. At least ten (10) days before declaring a default under this paragraph (q), Administrative Agent shall notify Borrower of its determination

CONSTRUCTION LOAN AGREEMENT - Page 37

that an event covered by this paragraph (q) has occurred and a description in reasonable detail of the basis for its determination.

(r)            Enforceability; Priority. Any Loan Document shall for any reason without Administrative Agent's specific written consent cease to be in full force and effect in all material respects, or shall be declared null and void or unenforceable in whole or in any material part, or the validity or enforceability thereof, in whole or in any material part, shall be challenged or denied by any party thereto other than Administrative Agent or the Trustee under the Deed of Trust; or the liens, mortgages or security interests of Administrative Agent in any of the Property become unenforceable in whole or in part, or cease to be of the priority herein required, or the validity or enforceability thereof, in whole or in material part, shall be challenged or denied by Borrower or any person obligated to pay any part of the Indebtedness.

(s)           Guaranty. Any Guarantor shall fail to timely comply with any covenant or obligation under its Guaranty, including without limitation, the financial covenants of Payment Guarantor, and such failure shall not be cured within five (5) Business Days after the earlier of (i) the date on which Guarantor receives notice of such failure to comply, or (ii) the date on which Payment Guarantor is required to deliver the applicable Compliance Certificate that discloses such failure to comply with its financial covenants.

(t)            Default under Hotel Loan Documents. The occurrence of a Default under (and as defined in) the Hotel Loan Agreement or event of default (however defined in) any other Hotel Loan Document (after giving effect to any notice or cure periods, if any).

(u)           Qualified Unit Sales Contracts. On or before March 31, 2008, Borrower fails to provide Administrative Agent with true and correct copies of Qualified Unit Sales Contracts which provide for the sale of Units for an aggregate gross sales price (for all Units under such Qualified Unit Sales Contracts) of at least $31,752,000; provided, however, that for purposes of determining whether this requirement has been satisfied, Agents will consider and accept only Qualified Unit Sales Contracts that (1) have not been terminated but are in full force and effect with no existing defaults by Borrower or the Unit Purchaser thereunder, (2) have been executed by Unit Purchasers (i) who have received (and acknowledged in writing receipt of) an Owners Sale Certificate, (ii) who have not elected to exercise the right of rescission under the Condominium Act, and (iii) for whom the right of rescission under the Condominium Act has expired shall be accepted by Agents.

4.2           Remedies. Upon a Default, Administrative Agent may with the consent of, and shall at the direction of the Required Lenders, without notice, exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, Law, equity or otherwise, including (a) declaring any and all Indebtedness immediately due and payable; (b) reducing any claim to judgment; or (c) obtaining appointment of a receiver (to which Borrower hereby consents) and/or judicial or nonjudicial foreclosure under the Deed of Trust, provided, however, upon a Default, Administrative Agent at its election may (but shall not be obligated to) without the consent of and shall at the direction of the Required Lenders, without notice, do any one or more of the following: (a) terminate Lenders' Commitment to lend and any obligation to disburse any Borrower's Deposit hereunder; (b) in its own name on behalf of the Lenders or in the name of Borrower, enter into possession of the Property, perform all work necessary to complete construction of the New

CONSTRUCTION LOAN AGREEMENT - Page 38

Improvements substantially in accordance with the Plans (as modified as deemed necessary by Administrative Agent to complete the New Improvements without materially upgrading the materials used, interior finishes, etc. in a manner not contemplated by the Plans), the Loan Documents, and all applicable Laws and restrictive covenants, and continue to employ Borrower's architect, engineer and any contractor pursuant to the applicable contracts or otherwise; or (c) set-off and apply, to the extent thereof and to the maximum extent permitted by Law, any and all deposits, funds, or assets at any time held and any and all other indebtedness at any time owing by Administrative Agent or any Lender to or for the credit or account of Borrower against any Indebtedness. Further, L/C Issuer may, with the approval of Administrative Agent on behalf of the Required Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held in a deposit account with Administrative Agent to secure amounts due from Borrower under Letters of Credit and when no Letters of Credit exist, the Loan.

Borrower hereby appoints Administrative Agent as Borrower's attorney-in-fact, which power of attorney is irrevocable and coupled with an interest, with full power of substitution if Administrative Agent so elects, to do any of the following in Borrower's name upon the occurrence and during the continuation of a Default:  (i) use such sums as are necessary, including any proceeds of the Loan and any Borrower's Deposit, make such changes or corrections in the Plans, and employ such architects, engineers, and contractors as may be required, or as Lenders may otherwise consider desirable, for the purpose of completing construction of the New Improvements substantially in accordance with the Plans (as modified as deemed necessary by Administrative Agent in its good faith business judgment), the Loan Documents, and all applicable Laws, governmental requirements and restrictive covenants; (ii) execute all applications and certificates in the name of Borrower which may be required for completion of construction of the New Improvements; (iii) endorse the name of Borrower on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to Borrower with respect to the Property; (iv) do every act with respect to the construction of the New Improvements that Borrower may do; (v) prosecute or defend any action or proceeding incident to the Property, (vi) pay, settle, or compromise all bills and claims so as to clear title to the Property; and (vii) take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by, or under the control of Borrower, whether or not previously incorporated into the New Improvements. Any amounts expended by Administrative Agent itself or on behalf of Lenders to construct or complete the New Improvements or in connection with the exercise of its remedies herein shall be deemed to have been advanced to Borrower hereunder as a demand obligation owing by Borrower to Administrative Agent or Lenders as applicable and shall constitute a portion of the Indebtedness, regardless of whether such amounts exceed any limits for Indebtedness otherwise set forth herein. Neither Administrative Agent nor Lenders shall have any liability to Borrower for the sufficiency or adequacy of any such actions taken by Administrative Agent.

No delay or omission of Administrative Agent or Lenders to exercise any right, power or remedy accruing upon the happening of a Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Default or any acquiescence therein. No delay or omission on the part of Administrative Agent or Lenders to exercise any option for acceleration of the maturity of the Indebtedness, or for foreclosure of the Deed of Trust following any Default as aforesaid, or any other option granted to Administrative Agent and Lenders hereunder in any one or

CONSTRUCTION LOAN AGREEMENT - Page 39

more instances, or the acceptances by Administrative Agent or Lenders of any partial payment on account of the Indebtedness, shall constitute a waiver of any such Default, and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Administrative Agent and/or Lenders is intended to be exclusive of any other remedies provided for in any Note or any of the other Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under any Note or any of the other Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given to Administrative Agent and Lenders by this Agreement, any Note or any of the other Loan Documents shall be concurrent, and may be pursued separately, successively or together against Borrower, or the Property or any part thereof, or any personal property granted as security under the Loan Documents, and every right, power and remedy given by this Agreement, any Note or any of the other Loan Documents may be exercised from time to time as often as may be deemed expedient by the Required Lenders.

Regardless of how a Lender may treat payments received from the exercise of remedies under the Loan Documents for the purpose of its own accounting, for the purpose of computing the Indebtedness, payments shall be applied as elected by Lenders. No application of payments will cure any Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

Article 5– ADMINISTRATIVE AGENT

5.1           Appointment and Authorization of Administrative Agent.

(a)           Each Lender hereby irrevocably (subject to Section 5.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           L/C Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and that L/C Issuer shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article and in the definition of

CONSTRUCTION LOAN AGREEMENT - Page 40

"Agent-Related Person" included L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to L/C Issuer.

(c)           No individual Lender or group of Lenders or L/C Issuer shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents, or otherwise. All such rights, on behalf of Administrative Agent, L/C Issuer or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of the Lenders. Such rights, however, are subject to the rights of L/C Issuer, a Lender or Lenders, as expressly set forth in this Agreement, to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights, or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement and the other Loan Documents, including, without limitation, (i) the determination if and to what extent matters or items subject to Administrative Agent's satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies pursuant to, but subject to, Article 4 or pursuant to any other Loan Document and any action so taken or not taken shall be deemed consented to by Lenders.

(d)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Guarantor, no individual Lender or group of Lenders or L/C Issuer shall have the right, and Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be exclusively entitled and empowered on behalf of itself, L/C Issuer and the Lenders, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 6.10 and Exhibit "J" allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the

CONSTRUCTION LOAN AGREEMENT - Page 41

reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 6.10.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lenders except as approved by Required Lenders or to authorize Administrative Agent to vote in respect of the claims of Lenders except as approved by Required Lenders in any such proceeding.

5.2           Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

5.3           Liability of Administrative Agent. No Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by Borrower or any subsidiary or Affiliate of Borrower, or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower, Guarantor or any of their Affiliates.

5.4           Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders if required hereunder as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Administrative Agent may take or

CONSTRUCTION LOAN AGREEMENT - Page 42

not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders.

5.5           Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless Administrative Agent shall have received written notice from a Lender, or Borrower referring to this Agreement, describing such Default that Administrative Agent determines will have a Material Adverse Effect. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be requested by the Required Lenders in accordance with Article 4; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

5.6           Credit Decision; Disclosure of Information by Administrative Agent.

(a)           Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and Guarantor, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lenders as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and Guarantor hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor.

(b)           Administrative Agent upon its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein. To the extent not already available to a Lender, Administrative Agent shall also provide the Lender and/or make available for the Lender's inspection during reasonable business hours and at the Lender's expense, upon the Lender's written request therefor: (i) copies of the Loan Documents; (ii) such information as is then in Administrative Agent's possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower, or any Guarantor or other person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Administrative Agent's possession with respect to the Loan; and (iv) other current factual information then in Administrative Agent's possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower or any Guarantor, or any of their respective Affiliates; provided that nothing contained in this Section shall impose any liability upon Administrative Agent for its failure

CONSTRUCTION LOAN AGREEMENT - Page 43

to provide a Lender any of such Loan Documents, information, or financial statements, unless such failure constitutes willful misconduct or gross negligence on Administrative Agent's part; and provided further that Administrative Agent shall not be obligated to provide any Lender with any information in violation of Law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Administrative Agent shall not have any duty or responsibility to provide any Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or Guarantor or any of their respective Affiliates which may come into the possession of any of Agent-Related Persons.

5.7           Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, INCLUDING THOSE IN WHOLE OR PART ARISING FROM ADMINISTRATIVE AGENT'S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees) incurred by Administrative Agent as described in Section 6.10. The undertaking in this Section shall survive the payment of all Indebtedness hereunder and the resignation or replacement of Administrative Agent.

5.8           Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any party to the Loan Documents and their respective Affiliates as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that Bank of America, N.A. is the L/C Issuer, and Borrower and either of the Agents or its Affiliate have entered or may enter into Swap Transactions. A portion of the Loan may be funded to honor Borrower's payment obligations under the terms of such Swap Transactions, and Lenders shall have no right to share in any portion of such payments. Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. or National City Bank or their Affiliates may receive information regarding any party to the Loan Documents, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties' Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, Bank of America, N.A. and National City Bank shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights

CONSTRUCTION LOAN AGREEMENT - Page 44

and powers as though it were not Administrative Agent, L/C Issuer or party to Swap Transactions, and the terms "Lender" and "Lenders" include both Bank of America, N.A. and National City Bank, each in its individual capacity.

5.9           Successor Administrative Agent. Administrative Agent may, and at the request of the Required Lenders as a result of Administrative Agent's gross negligence or willful misconduct in performing its duties under this Agreement shall, resign as Administrative Agent and L/C Issuer upon 30 days' notice to Lenders ; provided any such resignation by Bank of America, N.A. shall also constitute its resignation as L/C Issuer. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer and the respective terms "Administrative Agent" and "L/C Issuer" shall mean such successor administrative agent and L/C Issuer, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letter of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and L/C Issuer under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent and L/C Issuer by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent and L/C Issuer hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, Bank of America, N.A. may not be removed as Administrative Agent at the request of the Required Lenders unless Bank of America shall also simultaneously be replaced and fully released as "L/C Issuer" hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America, N.A.

5.10         Releases; Acquisition and Transfers of Collateral.

(a)           Lenders hereby irrevocably authorize Administrative Agent to transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders to transfer or sell, any Loan collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Indebtedness; (ii) constituting a release, transfer or sale of a lien or property that is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or

CONSTRUCTION LOAN AGREEMENT - Page 45

(iii) after foreclosure or other acquisition of title (1) for a purchase price of 90% of the value indicated in the most recent appraisal of the collateral obtained by Administrative Agent made in accordance with regulations governing Administrative Agent, less any reduction indicated in the appraisal estimated by experts in such areas; or (2) if approved by the Required Lenders.

(b)           If all or any portion of the Loan collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the "Acquisition Date").  Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, "Property Manager") experienced in the management, leasing, sale and/or dispositions of similar properties. After consulting with the Property Manager, Administrative Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale and disposition of the Loan collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the "Business Plan"). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the Property Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, (or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent), any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to subsection (a) of this Section, have the right but not the obligation to take any action in connection with the collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.

(c)           Upon request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent's authority to sell, transfer or release any such liens of particular types or items of Loan collateral pursuant to this Section; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent's opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.

CONSTRUCTION LOAN AGREEMENT - Page 46

(d)           If only two (2) Lenders (other than L/C Issuer) exist at the time Administrative Agent receives a purchase offer for Loan collateral for which one of the Lenders does not consent within ten (10) Business Days after notification from Administrative Agent, the consenting Lender may offer ("Purchase Offer") to purchase all of non-consenting Lender's right, title and interest in the collateral for a purchase price equal to non-consenting Lender's Pro Rata Share of the net proceeds anticipated from such sale of such collateral (as reasonably determined by Administrative Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) ("Net Proceeds"). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender's right, title and interest in the collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender's Pro Rata Share of the Net Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of the collateral or 90 days after the Purchase Offer, regardless of whether the collateral has been sold.

5.11         Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for Indemnified Liabilities, and/or foreclosure or sale of the collateral, and net operating income from the collateral during any period it is owned by Administrative Agent on behalf of the Lenders ("Payments") shall be apportioned pro rata among Lenders and payments of any fees (other than fees designated for Administrative Agent's separate account) shall, as applicable, be apportioned pro rata among Lenders. Notwithstanding anything to the contrary in this Agreement, all Payments due and payable to Defaulting Lenders shall be due and payable to and be apportioned pro rata among Administrative Agent and Electing Lenders. Such apportionment shall be in the proportion that the Defaulting Lender Payment Amounts paid by them bears to the total Defaulting Lender Payment Amounts of such Defaulting Lender. Such apportionment shall be made until Administrative Agent and Lenders have been paid in full for the Defaulting Lender Payment Amounts. All pro rata Payments shall be remitted to Administrative Agent and all such payments not constituting payment of specific fees, and all proceeds of the Loan collateral received by Administrative Agent, shall be applied first, to pay any fees, indemnities, costs, expenses (including those in Section 5.7) and reimbursements then due to Administrative Agent from Borrower; second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower; third, to pay pro rata interest and late charges due in respect of the Indebtedness and Administrative Agent Advances; fourth, to pay or prepay pro rata principal of and to secure any outstanding Letters of Credit for the Indebtedness and Administrative Agent Advances; fifth,  to pay any indebtedness of Borrower owed to the Swap Bank under Swap Transactions; and last, to Borrower, if required by law, or Lenders in Pro Rata Share percentages equal to their percentages at the termination of the Aggregate Commitments. Notwithstanding the above, subject to Section 3 of Exhibit "J", amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Indebtedness, if any, in the order set forth above.

5.12         Benefit. The terms and conditions of this Article are inserted for the sole benefit of Administrative Agent and Lenders (except for the provision in Section 5.9 requiring Borrower's consent); the same (except for the provision in Section 5.9 requiring Borrower's consent) may be

CONSTRUCTION LOAN AGREEMENT - Page 47

waived in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent's or Lenders' rights to later assert them in whole or in part.

5.13         Co-Agents; Lead Managers. None of the Lenders or other persons identified on the facing page or signature pages of this Agreement as a "syndication agent", "documentation agent", "co-agent", "book manager", or "lead manager", "arranger", "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other persons so identified as a "syndication agent", "documentation agent", "co-agent" or "lead manager" shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Article 6– GENERAL TERMS AND CONDITIONS

6.1           Consents; Borrower's Indemnity. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Administrative Agent's or Lenders' judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent or Lenders, as applicable; (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Administrative Agent or Lenders; and (c) free from any limitation or requirement of reasonableness (unless such limitation or requirement is imposed by applicable Law). Notwithstanding any approvals or consents by Administrative Agent or Lenders, neither Administrative Agent nor any Lender has any obligation or responsibility whatsoever for the adequacy, form or content of the Plans, the Budget, any appraisal, any contract, any change order, any lease, or any other matter incident to the Property or the construction of the New Improvements. Administrative Agent's or Lenders' acceptance of an assignment of the Plans for the benefit of Administrative Agent and Lenders shall not constitute approval of the Plans. Any inspection, appraisal or audit of the Property or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Administrative Agent shall be for Administrative Agent's and Lenders' protection only, and shall not constitute an assumption of responsibility to Borrower or anyone else with regard to the condition, value, construction, maintenance or operation of the Property, or relieve Borrower of any of Borrower's obligations. Borrower has selected all surveyors, architects, engineers, contractors, materialmen and all other persons or entities furnishing services or materials to the Project. Neither Administrative Agent nor any Lender has any duty to supervise or to inspect the Property or the construction of the New Improvements nor any duty of care to Borrower or any other person to protect against, or inform Borrower or any other person of the existence of, negligent, faulty, inadequate or defective design or construction of the New Improvements. Neither Administrative Agent nor any Indemnified Party shall be liable or responsible for, and Borrower shall indemnify each Agent-Related Person and each Indemnified Party and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the "Indemnitees") from and against: (a) any Claims, arising from or with respect to (i) any defect in the Property or the Improvements, (ii) the performance or default of Borrower, Borrower's surveyors, architects, engineers, contractors or any other person engaged by or acting for or under the direction of Borrower or its Affiliates, (iii) any failure to construct,

CONSTRUCTION LOAN AGREEMENT - Page 48

complete, protect or insure the Improvements (both existing and to be constructed) in accordance with the Loan Documents, (iv) the payment of costs of labor, materials, or services supplied for the construction of the New Improvements, (v) in connection with the protection and preservation of the Loan collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition), or (vi) the performance of any obligation of Borrower whatsoever; (b) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney fees and costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or with respect to (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto; (c) any and all claims, demands, actions or causes of action arising out of or relating to the use of Information (as defined in Section 6.6) or other materials made available to Administrative Agent or a Lender by Borrower or Guarantor; and (d) any and all liabilities, losses, costs or expenses (including attorney fees and costs) that any Indemnified Party suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnified Party is a party to such claim, demand, action, cause of action or proceeding and whether it is defeated, successful or withdrawn (all the foregoing, collectively, the "Indemnified Liabilities"), INCLUDING IN WHOLE OR PART ANY LOSS ARISING OUT OF AN INDEMNIFIED PARTY'S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnified Party. Upon demand by Administrative Agent, Borrower shall diligently defend any Claim which affects the Property or is made or commenced against Administrative Agent or any Lender, whether alone or together with Borrower or any other person, all at Borrower's own cost and expense and by counsel to be approved by Administrative Agent in the exercise of its reasonable judgment. In the alternative, at any time Administrative Agent may elect to conduct its own defense on behalf of itself or any Lender through counsel selected by Administrative Agent and at the cost and expense of Borrower. Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders (except for representations of Administrative Agent and Lenders expressly made in the Loan Documents). Inspection shall not constitute an acknowledgment or representation by Administrative Agent, any Lender or the Construction Consultant that there has been or will be compliance with the Plans, the Loan Documents, or applicable Laws, governmental requirements

CONSTRUCTION LOAN AGREEMENT - Page 49

and restrictive covenants, or that the construction is free from defective materials or workmanship. Inspection, whether or not followed by notice of Default, shall not constitute a waiver of any Default then existing, or a waiver of Administrative Agent's and Lenders' right thereafter to insist that the New Improvements be constructed in accordance with the Plans, the Loan Documents, and all applicable Laws, governmental requirements and restrictive covenants. Administrative Agent's failure to inspect shall not constitute a waiver of any of Administrative Agent's or Lenders' rights under the Loan Documents or at Law or in equity.

6.2           Miscellaneous. This Agreement may be executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument. The Loan Documents are for the sole benefit of Administrative Agent, Lenders and Borrower and are not for the benefit of any third party. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons, entities or circumstances. Time shall be of the essence with respect to Borrower's obligations under the Loan Documents. This Agreement, and its validity, enforcement and interpretation, shall be governed by Texas Law (without regard to any conflict of Laws principles) and applicable United States federal Law.

6.3           Notices.

6.3.1        Modes of Delivery; Changes. Except as otherwise provided herein, all notices, and other communications required or which any party desires to give under this Agreement or any other Loan Document shall be in writing. Unless otherwise specifically provided in such other Loan Document, all such notices and other communications shall be deemed sufficiently given or furnished if delivered by personal delivery, by courier, by registered or certified United States mail, postage prepaid, or by facsimile (with, subject to Subsection 6.3.2 below, a confirmatory duplicate copy sent by first class United States mail), addressed to the party to whom directed or by (subject to Subsection 6.3.3 below) electronic mail address to Borrower, at the addresses set forth at the end of this Agreement or to Administrative Agent, L/C Issuer or Lenders at the addresses specified for notices on the Schedule of Lenders (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided, however, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

6.3.2        Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all parties to the Loan Documents. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided,

CONSTRUCTION LOAN AGREEMENT - Page 50

however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

6.3.3        Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

6.3.4        Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan advance notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient in good faith, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance in good faith by such person on each notice purportedly given by or on behalf of Borrower, INCLUDING IN WHOLE OR PART FOR AN AGENT RELATED PERSON'S OR LENDER'S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE, except to the extent of their gross negligence or willful misconduct. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording. If a Lender does not notify or inform Administrative Agent of whether or not it consents to, or approves of or agrees to any matter of any nature whatsoever with respect to which its consent, approval or agreement is required under the express provisions of this Agreement or with respect to which its consent, approval or agreement is otherwise requested by Administrative Agent, in connection with the Loan or any matter pertaining to the Loan, within ten (10) Business Days (or such longer period as may be specified by Administrative Agent) after such consent, approval or agreement is requested by Administrative Agent, the Lender shall be deemed to have given its consent, approval or agreement, as the case may be, with respect to the matter in question.

6.4           Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, to a depository (including Administrative Agent, any Lender or its or their affiliates) for returned items or insufficient collected funds, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

CONSTRUCTION LOAN AGREEMENT - Page 51

6.5           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Pro Rata Share of the Loan (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that:

(i)            No Lender may assign all or any portion of its rights and obligations under this Agreement unless such Lender simultaneously assigns its rights and obligations in respect of the Hotel Loan Agreement so that each lender holds a Pro Rata Share of both the Loan and the Hotel Loan;

(ii)           so long as no Default has occurred and is continuing, the assigning Lender's Commitment after the assignment must be at least $7,000,000.00, and except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and Pro Rata Share of the Loan and the Hotel Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund as defined in subsection (h) of this Section with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes its Pro Rata Share of the Loan and Hotel Loan outstanding) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent, shall not be less than $7,000,000 unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(iii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement and the Hotel Loan Agreement with respect to its Pro Rata Share of the Loan and the Hotel Loan and the Commitment assigned;

(iv)          any assignment of a Commitment must be approved by Administrative Agent, and the L/C Issuer unless the person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(v)           the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of

CONSTRUCTION LOAN AGREEMENT - Page 52

$3,500 plus the cost of any applicable endorsement to the Title Insurance or new Title Insurance.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the  assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement arising after the Assignment Assumption becomes effective (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower's obligations surviving termination of this Agreement). Upon request, Administrative Agent shall prepare and Borrower shall execute and deliver a (a) Note in the amount so assigned ("Replacement Note") to the assignee Lender, and (b) a replacement Note representing the remaining balance of the assigning Lender's Commitment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Administrative Agent, acting solely for this purpose as an agent of Borrower, shall forward the Assignment and Assumption and the Replacement Note to the Title Company for issuance of an applicable endorsement to the Title Insurance or new Title Insurance, and shall maintain at Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amount of each Lender's Pro Rata Share of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may, without the consent of, but with prior notice to Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its Pro Rata Share of the Loan (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (iv) except to the extent consented to by Administrative Agent in its sole discretion with respect to each participation, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

CONSTRUCTION LOAN AGREEMENT - Page 53

(e)           A Participant shall not be entitled to receive any greater payment under Sections 1.7, 1.8 or 1.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           If the consent of Borrower to an assignment or to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the provision to the first sentence of subsection (b) above), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower on or before such fifth Business Day.

(h)           As used herein, the following terms have the following meanings:

(i)            “Eligible Assignee” “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other person (other than a natural person) approved by Administrative Agent and, unless a Default has occurred and is continuing,  Borrower (each such approval not to be unreasonably withheld or delayed).

(ii)           “Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.

(iii)          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)            Notwithstanding anything to the contrary contained herein, if at any time Bank of America, N.A. assigns all of its Commitment and interest in the Loans pursuant to subsection (b) above, Bank of America, N.A. may, upon 30 days’ notice to Borrower and Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America, N.A. as L/C Issuer. If Bank of America, N.A. resigns as L/C Issuer it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make an advance of Base Rate Principal or fund risk participations for L/C Borrowings pursuant to Exhibit “J”).

6.6           Confidentiality.  Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal

CONSTRUCTION LOAN AGREEMENT - Page 54

counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any Swap Transaction or credit derivative transaction relating to obligations of Borrower and Guarantor; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or Guarantor or their Affiliates. For the purposes of this Section, “Information” means all information received from Borrower or Guarantor relating to Borrower or Guarantor or their business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or Guarantor; provided that, in the case of information received from Borrower or Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the Loan and Loan Documents.

6.7           Set-off.  In addition to any rights and remedies of Administrative Agent and Lenders provided by Law, upon the occurrence and during the continuance of any Default, Administrative Agent and each Lender is authorized at any time and from time to time, without prior notice to Borrower or any other party to the Loan Documents, any such notice being waived by Borrower (on its own behalf and on behalf of each party to the Loan Documents to the fullest extent permitted by Law), to set-off and apply any and all deposits, general or special, time or demand, provisional or final, any time owing by Administrative Agent or such Lender hereunder or under any other Loan Document to or for the credit or the account of Borrower against any and all Indebtedness then due and payable under the Loan Documents, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

6.8           Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the portions of the Loan advanced by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated

CONSTRUCTION LOAN AGREEMENT - Page 55

hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the portions of the Loan made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such portions of the Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 6.4 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off), but subject to Section 6.7 with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

6.9           Amendments; Survival.  Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Article 5 (except Borrower’s right to consent to certain amendments referred to in Section 5.9) or as to any other matter in the Loan Documents respecting payments to Administrative Agent or Lenders or the required number of the Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement. Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination, or otherwise in Administrative Agent’s reasonable determination shall not have a Material Adverse Effect; provided however, otherwise no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Lenders and Borrower or the applicable party to the Loan Documents, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further however, no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 4.2), without the written consent of such Lender (it being understood

CONSTRUCTION LOAN AGREEMENT - Page 56

that a waiver of a Default shall not constitute an extension or increase in any Lender’s Commitment);

(b)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on, any portion of the Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Past Due Rate and/or late charges for periods of up to thirty days, and only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Past Due Rate or late charges thereafter, or to amend the definition of “Past Due Rate” or “late charges”;

(d)           change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loan and L/C Obligations which is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender;

(e)           change the definition of “Pro Rata Share” or “Required Lender” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)            amend this Section, or Section 6.8, without the written consent of each Lender;

(g)           release the liability of Borrower or any existing Guarantor without the written consent of each Lender;

(h)           permit the sale, transfer, pledge, mortgage or assignment of any Loan collateral or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender; or

(i)            transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders transfer or sell, any Loan collateral except as permitted in Section 5.10, without the written consent of each Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender. This Agreement shall continue in full force and

CONSTRUCTION LOAN AGREEMENT - Page 57

effect until the Indebtedness is paid in full and all of Administrative Agent’s and Lenders’ obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnified Parties, Administrative Agent and Lenders (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Indebtedness, the resignation or removal of Administrative Agent or replacement of any Lender, and any release or termination of this Agreement or of any other Loan Documents.

6.10         Costs and Expenses.  Without limiting any Loan Document and to the extent not prohibited by applicable Laws, Borrower shall pay when due, shall reimburse to Administrative Agent for the benefit of itself and Lenders on demand and shall indemnify (i) Agents from, all out-of-pocket fees, costs, and expenses paid or incurred by Agents in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), and (ii) Agents and Lenders in connection with the disbursement, administration or collection of the Loan or the enforcement of the obligations of Borrower or the exercise of any right or remedy of Administrative Agent, including (a) all fees and expenses of Agents’ legal counsel; (b) fees and charges of each Construction Consultant, inspector and engineer; (c) appraisal, re-appraisal obtained in accordance with Section 2.13 hereof, and survey costs; (d) title insurance charges and premiums; (e) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (f) judgment and tax lien searches for Borrower and each Guarantor; (g) escrow fees; (h) fees and costs of environmental investigations, site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (j) filing and recording fees; and (k) loan brokerage fees for which Borrower has specifically agreed to pay. Borrower shall pay all costs and expenses incurred by Administrative Agent, including attorneys’ fees, if the obligations or any part thereof are sought to be collected by or through an attorney at Law, whether or not involving probate, appellate, administrative or bankruptcy proceedings. Borrower shall pay all costs and expenses of complying with the Loan Documents, whether or not such costs and expenses are included in the Budget. Borrower’s obligations under this Section shall survive the delivery of the Loan Documents, the making of advances, the payment in full of the Indebtedness, the release or reconveyance of any of the Loan Documents, the foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, any bankruptcy or other debtor relief proceeding, and any other event whatsoever (other than an enforceable waiver of Borrower’s obligations under this Section by Administrative Agent).

6.11         Tax Forms.

(a) (i) Each Lender, and each holder of a participation interest herein, that is not a “United States person” (a “Foreign Lender”) within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time (“Code”) shall deliver to Administrative Agent and Borrower, prior to receipt of any payment subject to withholding (or upon accepting an assignment or receiving a participation interest herein), two duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from withholding on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or

CONSTRUCTION LOAN AGREEMENT - Page 58

such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to an exemption from or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Administrative Agent and Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to the Loan Documents, (B) promptly notify Administrative Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lenders, and as may be reasonably necessary (including the re-designation of its lending office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent and Borrower (in each case in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of United States Internal Revenue Service Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)          Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 1.11(a) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an United States Internal Revenue Service Form W-8IMY pursuant to this subsection (a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this subsection (a); provided that if such Lender shall have satisfied the requirement of this subsection (a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this subsection (a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 1.11 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of

CONSTRUCTION LOAN AGREEMENT - Page 59

which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)          Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this subsection (a).

(b)           Upon the request of Administrative Agent or Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent and Borrower two duly signed completed copies of United States Internal Revenue Service Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)           If any Tribunal asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including attorney fees) of Administrative Agent. If any Tribunal asserts that Borrower did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender as a result of such Lender’s failure to timely deliver to Borrower the applicable documents contemplated in this Section 6.11, such Lender shall indemnify Borrower therefor, including all penalties and interest and costs and expenses (including attorney fees) of Borrower. The obligation of Lenders under this subsection shall survive the removal or replacement of a Lender, the payment of all Indebtedness and the resignation or replacement of Administrative Agent.

6.12         Further Assurances.  Borrower will, upon Administrative Agent’s request, (a) promptly correct any defect, error or omission in any Loan Document; (b) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts as Administrative Agent, in its good faith business judgment, deems necessary, desirable or proper to carry out the purposes of the Loan Documents and to identify and subject to the liens and security interest of the Loan Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Property; (c) execute, acknowledge, deliver, procure, file or record any document or instrument Administrative Agent, in its good faith business judgment, deems necessary, desirable, or proper to protect the liens or the security interest under the Loan Documents against the rights or interests of third persons; and (d) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts deemed necessary, desirable or proper by Administrative Agent, in its good faith business judgment, to comply with the requirements of any agency having jurisdiction over Administrative Agent. In addition, at any time, and from time to time, upon request by Administrative Agent or any Lender, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the opinion of Administrative Agent or such Lender, in its good faith business judgment, be necessary or desirable in order to verify Borrower’s identity and background in a manner satisfactory to Administrative Agent or such Lender.

CONSTRUCTION LOAN AGREEMENT - Page 60

6.13         Inducement to Lenders.  The representations, warranties, covenant and agreements contained in this Agreement and the other Loan Documents (a) are made to induce Lenders to make the Loan and extend any other credit to or for the account of Borrower pursuant hereto, and Administrative Agent and Lenders are relying thereon, and will continue to rely thereon, and (b) shall survive any bankruptcy proceedings involving Borrower, Guarantor or the Property, foreclosure, or conveyance in lieu of foreclosure; provided, however, clause (b) preceding shall not be construed to require Borrower to perform such covenants and agreements after bankruptcy, foreclosure or deed in lieu of foreclosure except for indemnity and payment obligations that relate to liabilities arising prior to such bankruptcy, foreclosure or deed in lieu of foreclosure and interest accruing thereon thereafter.

6.14         Forum.  Each Party to this Agreement hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court, or any United States federal court, sitting in the State specified in Section 6.2 of this Agreement and to the jurisdiction of any state court or any United States federal court, sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the Indebtedness. Each Party to this Agreement hereby irrevocably waives, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Each Party to this Agreement hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any state court, or any United States federal court, sitting in the state specified in Section 6.2 may be made by certified or registered mail, return receipt requested, directed to such party at its address for notice stated in the Loan Documents, or at a subsequent address of which Administrative Agent received actual notice from such party in accordance with the Loan Documents, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Administrative Agent to serve process in any manner permitted by Law or limit the right of Administrative Agent to bring proceedings against any party in any other court or jurisdiction.

6.15         Interpretation.  References to “Dollars,” “$,” “money,” “payments” or other similar financial or monetary terms are references to lawful money of the United States of America. References to Articles, Sections, and Exhibits are, unless specified otherwise, references to articles, sections and exhibits of this Agreement. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. References to Borrower or Guarantor shall mean, each person comprising same, jointly and severally. References to “persons” shall include both natural persons and any legal entities, including public or governmental bodies, agencies or instrumentalities. The words “include” and “including” shall be interpreted as if followed by the words “without limitation”. Captions and headings in the Loan Documents are for convenience only and shall not affect the construction of the Loan Documents.

6.16         No Partnership, etc.  The relationship between Lenders (including Agents) and Borrower is solely that of lender and borrower. Neither the Agents nor any Lender has any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to

CONSTRUCTION LOAN AGREEMENT - Page 61

the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower and the Agents or any Lender or in any way make the Agents or any Lender a co-principal with Borrower with reference to the Project, the Property or otherwise. In no event shall the Agent’s or Lenders’ rights and interests under the Loan Documents be construed to give the Agents or any Lender the right to control, or be deemed to indicate that the Agents or any Lender is in control of, the business, properties, management or operations of Borrower.

6.17         Records.  The unpaid amount of the Loan and the amount of any other credit extended by Administrative Agent or Lenders to or for the account of Borrower set forth on the books and records of Administrative Agent shall be prima facie evidence of the amount thereof owing and unpaid, but failure to record any such amount on Administrative Agent’s books and records shall not limit or affect the obligations of Borrower under the Loan Documents to make payments on the Loan when due.

6.18         Commercial Purpose.  Borrower warrants that the Loan is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Loan shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan, and is made for other than personal, family, household or agricultural purposes.

6.19         Service of Process.  Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with the Loan by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower and (b) serving a copy thereof to 15601 Dallas Parkway, Suite 600, Addison, Texas  75001 Attention: Gerald J. Reihsen III, the agent hereby designated and appointed by Borrower as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in any other Loan Document shall affect the right of Administrative Agent to serve process in any manner otherwise permitted by Law and nothing in any other Loan Document will limit the right of Administrative Agent on behalf of the Lenders otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

6.20         USA Patriot Act Notice.  Each Lender and the Agents (for themselves and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agents, as applicable, to identify Borrower in accordance with the Act.

6.21         Entire Agreement.  The Loan Documents constitute the entire understanding and agreement between Borrower, the Agents and Lenders with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower, the Agents and Lenders with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment letter, letter of intent or quote letter by the Agents or any Lender to make the Loan are merged into the Loan Documents. Neither the  Agents nor any Lender has made any commitments to extend the term of

CONSTRUCTION LOAN AGREEMENT - Page 62

the Loan past its stated maturity date or to provide Borrower with financing except as set forth in the Loan Documents. Except as incorporated in writing into the Loan Documents, there are not, and were not, and no persons are or were authorized by the Agents or any Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

6.22         Dispute Resolution.

(a)           Arbitration.  Except to the extent expressly provided below, any Dispute shall, upon the request of any party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then-current rules for arbitration of financial services disputes of AAA and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of Borrower, the Agents or any Lender, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this Dispute Resolution Section only, the terms “party” and “parties” shall include any parent corporation, subsidiary or affiliate of Administrative Agent involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

(b)           Special Rules.

(i)            The arbitration shall be conducted in the City of Dallas, Texas.

(ii)           The arbitration shall be administered by AAA, who will appoint an arbitrator. If AAA is unwilling or unable to administer or legally precluded from administering the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Dispute Resolution Section, then any party to this Agreement may substitute, without the necessity of the agreement or consent of the other party or parties, another arbitration organization that has similar procedures to AAA but that will observe and enforce any and all provisions of this Dispute Resolution Section. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii)          All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv)          The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The

CONSTRUCTION LOAN AGREEMENT - Page 63

arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(v)           The arbitrator will give effect to statutes of limitation and any waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.

(vi)          Any dispute concerning this Dispute Resolution Section, including any such dispute as to the validity or enforceability of this Dispute Resolution Section of or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservations of Rights in subsection (c) below.

(vii)         The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(viii)        The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.

(c)           Reservations of Rights.  Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement or any other Loan Document, or (ii) apply to or limit the right of Administrative Agent or any Lender (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against either of the Agents or any Lender in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Subject to the terms of this Agreement, Administrative Agent and any Lender may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.

(d)           Conflicting Provisions for Dispute Resolution.  If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any

CONSTRUCTION LOAN AGREEMENT - Page 64

other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

(e)           Jury Trial Waiver in Arbitration.  By agreeing to this Section, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

6.23         Waiver of Jury Trial.  WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY “DISPUTE” (FOR PURPOSES OF THIS SECTION, AS DEFINED ABOVE) AS SET FORTH IN THIS AGREEMENT, TO THE EXTENT ANY “DISPUTE” IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, THE PARTIES HERETO WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE.”  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES HERETO, AND THE PARTIES HERETO HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY ACTING BY OR ON BEHALF OF ADMINISTRATIVE AGENT OR ANY LENDER TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

6.24         Oral Agreements.  The following notice is provided pursuant to Section 432.047 of the Missouri Revised Statutes:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

CONSTRUCTION LOAN AGREEMENT - Page 65

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

CONSTRUCTION LOAN AGREEMENT - Page 66

EXECUTED and DELIVERED under seal as of the date first set forth above.

Borrower’s Address for Notices:	BORROWER:

The Private Residences, LLC 15601 Dallas Parkway, Suite 600 Addison, Texas 75001	THE PRIVATE RESIDENCES, LLC, a Delaware limited liability company
Telephone: (214) 655-1600 Telecopier: (214) 655-1610	By:	Behringer Harvard Private Residences, Inc., a Delaware corporation, its authorized member

With a copy to:		By:	/s/ Gerald J. Reihsen, III
Name: Gerald J. Reihsen, III
Kingsdell L.P. 212 N. Kingshighway Blvd. Suite 1023 St. Louis, MO 63108 Attention: James L. Smith Telephone: (314) 633-1054 Telecopier: (314) 633-3034		Title: Executive Vice President - Corporate Development & Legal and Secretary

CONSTRUCTION LOAN AGREEMENT - Signature Page

ADMINISTRATIVE AGENT, L/C ISSUER and LENDER:

BANK OF AMERICA, N.A., individually as
Administrative Agent and L/C Issuer and Lender

By:	/s/ Jamison L. Fox
Name: Jamison L. Fox
Title: Vice President

SYNDICATION AGENT and LENDER:

NATIONAL CITY BANK, individually, as
Syndication Agent and Lender

By:	/s/ Nancy A. Pozo
Name:	Nancy A. Pozo
Title:	Senior Vice President

CONSTRUCTION LOAN AGREEMENT - Signature Page

EXHIBIT “A”

LEGAL DESCRIPTION OF HOTEL PROJECT

Parcel 1 (Fee Simple):

Units 1, 2, 3, 3A, 4, 5, 6, 7, 9 and 16 of Park Plaza Master Condominium, a Condominium in City Block 3882, according to the plat thereof recorded in Book 12082006 page 0379, including an un-divided interest in the common elements thereto belonging, all according to and more particularly described in the Master Declaration of Condominium Park Plaza Master Condominium dated December 1, 2006 and recorded December 8, 2006 in Book 12082006 page 0378 of the St. Louis City Records.

Parcel 2 (Easement):

Sub-surface easement more particularly described as follows:  A portion of the public street rights-of-way known as Kingshighway Boulevard, 100 feet wide, and Maryland Plaza, 80 feet wide, adjacent to Block 3882 of the City of St. Louis, Missouri, lying between horizontal planes at elevation 72.35 and 82.20 above 0.00 on the St. Louis City Datum and bounded by vertical planes described as follows:  Commencing at the intersection of the Northern line of Lindell Boulevard, 100 feet wide, with the Eastern line of Kingshighway Boulevard, 100 feet wide; thence along said Eastern line of Kingshighway Boulevard, North 6 degrees 21 minutes 40 seconds West, 233.89 feet to the point of beginning of the herein described tract of land; thence leaving said Eastern street line, and running South 85 degrees 17 minutes 58 seconds West, 17.01 feet to a point; thence along a line parallel with the Eastern line of Kingshighway Boulevard, North 6 degrees 21 minutes 40 seconds West, 202.48 feet to a point; thence North 36 degrees 10 minutes 13 seconds East, 34.20 feet to a point; thence along a line parallel with the Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East, 107.00 feet to a point; thence North 86 degrees 28 minutes 40 seconds East, 25.15 feet to a point; thence along a line parallel with the Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East, 61.50 feet to a point; thence South 6 degrees 21 minutes 40 seconds East, 14.12 feet to a point on the Southern line of Maryland Plaza at the Northeast corner of property conveyed to Singleton by Deed recorded in Book 4189 page 404 of the St. Louis City records; thence along the Southern line of Maryland Plaza, North 88 degrees 57 minutes 40 seconds West, 200.00 feet to its intersection with the Eastern line of Kingshighway Boulevard, as aforementioned; thence along said Eastern street line, South 6 degrees 21 minutes 40 seconds East, 216.87 feet to the point of beginning.

Parcel 3 (Fee Simple):

A tract of land in Block 3882 of the City of St. Louis, Missouri, beginning at the intersection of the Northern line of Lindell Boulevard, 100 feet wide, with the Eastern line of Kingshighway, 100 feet wide; thence along said Eastern line of Kingshighway Boulevard, North 6 degrees 21 minutes 40 seconds West, 247.83 feet to a point; thence leaving said street line and running the following; North 85 degrees 17 minutes 58 seconds East, 137.39 feet; South 4 degrees 42 minutes 25 seconds East, 8.16 feet and South 89 degrees 33 minutes 08 seconds East, 61.67 feet to a point; thence North 6 degrees 21 minutes 40 seconds West 1.98 feet to a point; thence South 89 degrees 00 minutes 00

EXHIBIT A - Page 1

seconds East 46.97 feet to a point; thence North 1 degree 02 minutes 20 seconds East 98.99 feet to a point; thence leaving said point and running along a line parallel with and 94.00 feet perpendicular distant South of the Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East 252.68 feet to a point, said point being distant North 88 degrees 57 minutes 40 seconds West, 68.24 feet from the Western line of York Avenue, as measured along the last mentioned line and located on the direct Northward prolongation of the Eastern wall of a concrete parking garage; thence leaving said point and running along said prolongation, along the Eastern wall of said parking garage and along its direct Southward prolongation South 1 degree 06 minutes 00 seconds West, 139.23 feet to a point on the Northern line of property conveyed to “220 Television, Inc.”, by deed recorded in Book 154M page 1091 of the St. Louis City Records, said point being distant North 88 degrees 57 minutes 40 seconds West, 88.41 feet from the Western line of York Avenue, as measured along said Northern line; thence leaving the aforementioned point and running along the Northern line of “220 Television, Inc.”, North 88 degrees 57 minutes 40 seconds West, 18.06 feet to the Northwest corner thereof; thence along the Western line of said property, South 1 degree 02 minutes 20 seconds West, 25.63 feet to a point on the Northern wall of a one story, brick and concrete building; thence leaving said Western property line and running along said Northern wall line South 88 degrees 52 minutes 34 seconds East, 6.97 feet to the Northeast corner of said one story building and located on the Western wall of a two story brick and concrete block building; thence along the wall line of said one story building and said two story building, South 1 degree 06 minutes 59 seconds West, 24.32 feet to a point; thence leaving the Eastern wall of said one story building and running along the wall of said two story building the following:  South 88 degrees 53 minutes 01 seconds East, 9.04 feet; South 0 degrees 55 minutes 46 seconds West, 50.77 feet; North 88 degrees 53 minutes 07 seconds West, 1.20 feet; South 0 degrees 55 minutes 46 seconds West, 1.36 feet and South 88 degrees 53 minutes 07 seconds East, 1.20 feet to a point; thence leaving said wall line and running South 1 degree 02 minutes 17 seconds West, 111.36 feet to a point on the Northern line of Lindell Boulevard, as aforementioned, said point being distant South 89 degrees 00 minutes 00 seconds East, 5.92 feet from the Southwest corner of property conveyed to “220 Television Inc.”, as measured along the Northern line of Lindell Boulevard; thence leaving said point and running along the Northern line of said Lindell Boulevard North 89 degrees 00 minutes 00 seconds West, 464.53 feet to the point of beginning.

Parcel 4 (Fee Simple):

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows:  Commencing at the intersection of the Eastern line of Kingshighway Boulevard, 100 feet wide, with the Southern line of Maryland Plaza, 80 feet wide; thence along said Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East, 200.00 feet to a point, said point being the Northeast corner of property conveyed to Singleton by deed recorded in Book 4189 page 404 of the St. Louis City records; thence leaving said street line and running along a line parallel with the Eastern line of Kingshighway Boulevard and being the Eastern line of said Singleton property South 6 degrees 21 minutes 40 seconds East, 94.79 feet to a point of beginning of the herein described tract of land; thence leaving said point and running along a line parallel with and 94.00 feet perpendicular distance South of the Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East, 59.83 feet to a point; thence leaving said point and running South 1 degrees 02 minutes 20 seconds West, 98.99 feet to a point; thence leaving said point and running along a line parallel with the Northern line of Lindell Boulevard, 100 feet wide, North 89 degrees

EXHIBIT A - Page 2

00 minutes 00 seconds West, 46.97 feet to a point on the Eastern line of Singleton as aforementioned; thence along said Eastern line of North 6 degrees 21 minutes 40 seconds West, 99.85 feet to the point of beginning.

Parcel 5 (Easement):

Easement for the benefit of Parcels No. 1, 3, and 4 herein described for the purpose of vehicular and pedestrian access, ingress and egress, according to Easement Agreement and Parking Space Lease dated July 31, 1998, by and between W.S. Stallings Corporation, and Kingsdell L.P., recorded October 22, 1998 in Book 1444M page 1253 over the area described therein as follows:

A tract of land in Block 3882 of the City of St. Louis, Missouri, and described as follows:  Beginning at a point in the South line of Maryland Avenue distant 200 feet 0 inches East of the intersection of said South line with the East line of Kingshighway Boulevard; thence Southwardly parallel with Kingshighway Boulevard and along the East line of property conveyed to Marvin E. Singleton by deed recorded in Book 4189 page 404, 94 feet 9-1/2 inches to a point distant 94 feet 0 inches South of the South line of Maryland Avenue; thence Eastwardly parallel with Maryland Avenue and along the North line of property conveyed to Harvey Imbolden by deed recorded in Book 6227 page 294, 62 feet 0-3/8 inches to a point; thence Northwardly perpendicular with Maryland Avenue, 39 feet 0 inches to a point; thence Westwardly parallel with Maryland Avenue, 25 feet 6 inches to a point; thence Northwardly perpendicular with Maryland Avenue, 55 feet 0 inches to a point in the South line of Maryland Avenue, 48 feet 9 inches to the point of beginning.

Parcel 6 (Easement):

Easements for the benefits of Parcels No. 1, 3 and 4 herein described, for the purpose of construction, use, maintenance, repair and reconstruction of driveways and ingress and egress created by instrument designated “Driveway Easement Agreement”, dated May 18, 1981 and recorded in Book 271M page 64 on May 21, 1981 over the following described property:

Easement “A”:

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows:  Beginning at a point on the Western line of York Avenue, 40 feet wide, at the Northeast corner of property conveyed to “220 Television Inc.”, by deed recorded in Book 154M page 1091 of the St. Louis City records, said point being distant North 7 degrees 08 minutes 40 seconds West, 215.57 feet from the Northern line of Lindell Boulevard, 100 feet wide, as measured along the Western line of York Avenue; thence leaving said Western street line and running along the Northern line of “220 Television Inc.”, North 88 degrees 57 minutes 40 seconds West, 88.41 feet to a point, said point being on the direct Southward prolongation of the Eastern wall of a Concrete Parking Garage; thence leaving said point and running along said prolongation, North 1 degree 06 minutes 00 seconds East, 20.00 feet to a point; thence leaving said point and running South 88 degrees 57 minutes 40 seconds East, 85.51 feet to a point on the Western line of York Avenue, as aforementioned; thence along said Western street line South 7 degrees 08 minutes 40 seconds East, 20.21 feet to the point of beginning.

EXHIBIT A - Page 3

Easement “B”:

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows:  Commencing at a point on the Western line of York Avenue, 40 feet wide, at the Southeast corner of property conveyed to H & M Koplar by deed recorded in Book 207M page 206 of the St. Louis City records, said point being distant South 7 degrees 08 minutes 40 seconds East, 94.97 feet from the Southern line of Maryland Plaza, 80 feet wide, as measured along the Western line of York Avenue; thence along said Western street line South 7 degrees 08 minutes 40 seconds East, 19.00 feet to the point of beginning of the herein described tract of land; thence continuing along said street line South 7 degrees 08 minutes 40 seconds East, 34.00 feet to a point; thence leaving said Western street line and running North 75 degrees 38 minutes 39 seconds West, 8.51 feet and North 84 degrees 43 minutes 40 seconds West 67.74 feet to a point on the Eastern wall of a concrete parking garage; thence along said Eastern wall North 1 degree 06 minutes 00 seconds East, 20.50 feet to a point; thence leaving said point and running North 89 degrees 06 minutes 58 seconds East, 59.61 feet and North 70 degrees 50 minutes 17 seconds East, 12.14 feet to the point of beginning.

Parcel 7 (Easement):

Easement for the benefit of Parcels No. 1, 3 and 4 herein described, for the purpose of construction use, storage, maintenance, demolition, repair and reconstruction of a basement, including access thereto, created by instrument designated “Basement Easement Agreement”, dated May 18, 1981 and recorded in Book 271M page 84 on May 21, 1981 over the following described property:

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows:  Commencing at a point on the Northern line of Lindell Boulevard, 100 feet wide, at the Southwest corner of property conveyed to “220 Television Inc.”, by deed recorded in Book 154M page 1091 of the St. Louis City records; thence along the Northern line of Lindell Boulevard South 89 degrees 00 minutes 00 seconds East, 5.92 feet to a point; thence leaving said street line and running North 1 degrees 02 minutes 17 seconds East, 24.71 feet to the point of beginning of the herein described tract of land; thence continuing along the last mentioned line, North 1 degrees 02 minutes 17 seconds East, 86.65 feet to its intersection with the Southern wall of a two story brick and concrete block building; thence along the wall of said building the following bearing and distances:  North 88 degrees 53 minutes 07 seconds West, 1.20 feet; North 0 degrees 55 minutes 46 seconds East, 1.36 feet; South 88 degrees 53 minutes 07 seconds East, 1.20 feet; North 0 degrees 55 minutes 46 seconds East, 50.77 feet and North 88 degrees 53 minutes 01 seconds West, 9.04 feet to its intersection with the Eastern wall of a one story brick and concrete block building; thence along the wall line of said one story and said two story buildings North 1 degree 06 minutes 59 seconds East, 24.32 feet to the Northeast corner of said one story building; thence leaving said point and running the following bearings and distances; South 88 degrees 52 minutes 34 seconds East, 8.51 feet; South 1 degree 06 minutes 59 seconds West, 12.67 feet; South 88 degrees 53 minutes 01 seconds East, 8.93 feet and South 1 degree 12 minutes 50 seconds West, 57.77 feet to the Northwest corner of an eight story brick building; thence along the Western wall of said building and the following bearings and distances:  South 1 degree 23 minutes 44 seconds East, 78.19 feet; South 88 degrees 36 minutes 16 seconds West, 0.27 feet and South 1 degree 23 minutes 44 seconds East,

EXHIBIT A - Page 4

14.46 feet to the Southwest corner thereof; thence leaving said point and running North 89 degrees 17 minutes 57 seconds West, 11.81 feet to the point of beginning.

Parcel 8 (Easement):

Easements for ingress, egress, and placement of mechanical systems and storage units created by the Reciprocal Easement Agreement executed by and between Chase Park Plaza Hotel, LLC and The Private Residences, LLC dated December 1, 2006 and recorded December 8, 2006 in Book 12082006 page 0382 and rerecorded December 13, 2006 in Book 12132006 page 0266.

EXHIBIT A - Page 5

EXHIBIT “A-1”

LEGAL DESCRIPTION OF MASTER RESIDENTIAL CONDOMINIUM UNITS

Parcel 1 (Fee Simple):

Units 8, 10, 11, 12, 13, 14 and 15 of Park Plaza Master Condominium, a Condominium in City Block 3882, according to the plat thereof recorded in Book 12082006 page 0379, including an un-divided interest in the common elements thereto belonging, all according to and more particularly described in the Master Declaration of Condominium Park Plaza Master Condominium dated December 1, 2006 and recorded December 8, 2006 in Book 12082006 page 0378 of the St. Louis County Records.

Parcel 2 (Easement):

Sub-surface easement more particularly described as follows: A portion of the public street rights-of-way known as Kingshighway Boulevard, 100 feet wide, and Maryland Plaza, 80 feet wide, adjacent to Block 3882 of the City of St. Louis, Missouri, lying between horizontal planes at elevation 72.35 and 82.20 above 0.00 on the St. Louis City Datum and bounded by vertical planes described as follows: Commencing at the intersection of the Northern line of Lindell Boulevard, 100 feet wide, with the Eastern line of Kingshighway Boulevard, 100 feet wide; thence along said Eastern line of Kingshighway Boulevard, North 6 degrees 21 minutes 40 seconds West, 233.89 feet to the point of beginning of the herein described tract of land; thence leaving said Eastern street line, and running South 85 degrees 17 minutes 58 seconds West, 17.01 feet to a point; thence along a line parallel with the Eastern line of Kingshighway Boulevard, North 6 degrees 21 minutes 40 seconds West, 202.48 feet to a point; thence North 36 degrees 10 minutes 13 seconds East, 34.20 feet to a point; thence along a line parallel with the Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East, 107.00 feet to a point; thence North 86 degrees 28 minutes 40 seconds East, 25.15 feet to a point; thence along a line parallel with the Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East, 61.50 feet to a point; thence south 6 degrees 21 minutes 40 seconds East, 14.12 feet to a point on the Southern line of Maryland Plaza at the Northeast corner of property conveyed to Singleton by Deed recorded in Book 4189 page 404 of the St. Louis City records; thence along the Southern line of Maryland Plaza, North 88 degrees 57 minutes 40 seconds West, 200.00 feet to its intersection with the Eastern line of Kingshighway Boulevard, as aforementioned; thence along said Eastern street line, South 6 degrees 21 minutes 40 seconds East, 216.87 feet to the point of beginning.

Parcel 3 (Easement):

Easement for the purpose of vehicular and pedestrian access, ingress and egress, according to Easement Agreement and Parking Space Lease dated July 31, 1998, by and between W.S. Stallings Corporation, and Kingsdell L.P., recorded October 22, 1998 in Book 1444M page 1253 over the area described therein as follows:

A tract of land in Block 3882 of the City of St. Louis, Missouri, and described as follows:  Beginning at a point in the South line of Maryland Avenue distant 200 feet 0 inches East of the

EXHIBIT A-1 - Page 1

intersection of said South line with the East line of Kingshighway Boulevard; thence Southwardly parallel with Kingshighway Boulevard along the East line of property conveyed to Marvin E. Singleton by deed recorded in Book 4189 page 404, 94 feet 9-1/2 inches to a point distant 94 feet 0 inches South of the South line of Maryland Avenue; thence Eastwardly parallel with Maryland Avenue and along the North line of property conveyed to Harvey Imbolden by deed recorded in Book 6227 page 294, 62 feet 0-3/8 inches to a point; thence Northwardly perpendicular with Maryland Avenue, 39 feet 0 inches to a point; thence Westwardly parallel with Maryland Avenue, 25 feet 6 inches to a point; thence Northwardly perpendicular with Maryland Avenue, 55 feet 0 inches to a point in the South line of Maryland Avenue, 48 feet 9 inches to the point of beginning.

Parcel 4 (Easement):

Easements for the purpose of construction, use, maintenance, repair and reconstruction of driveways and ingress and egress created by instrument designated “Driveway Easement Agreement”, dated May 18, 1981 and recorded in Book 271M page 64 on May 31, 1981 over the following described property:

Easement “A”:

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows:  Beginning at a point on the West line of York Avenue, 40 feet wide, at the Northeast corner of property conveyed to “220 Television Inc.”, by deed recorded in Book 154M page 1091 of the St. Louis City records, said point being distant North 7 degrees 08 minutes 40 seconds West, 215.57 feet from the Northern line of Lindell Boulevard, 100 feet wide, as measured along the Western line of York Avenue; thence leaving said Western street line and running along the Northern line of “220 Television Inc.”, North 88 degrees 57 minutes 40 seconds West, 88.41 feet to a point, said point being on the direct Southward prolongation of the Eastern wall of a Concrete Parking Garage; thence leaving said point and running along said prolongation, North 1 degree 06 minutes 00 seconds East, 20.00 feet to a point; thence leaving said point and running South 88 degrees 57 minutes 40 seconds East, 85.51 feet to a point on the Western line of York Avenue, as aforementioned; thence along said Western street line South 7 degrees 08 minutes 40 seconds East, 20.21 feet to the point of beginning.

Easement “B”:

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows:  Commencing at a point on the Western line of York Avenue, 40 feet wide, at the Southeast corner of property conveyed to H & M Koplar by deed recorded in Book 207M page 206 of the St. Louis City records, said point being distant South 7 degrees 08 minutes 40 seconds East, 94.97 feet from the Southern line of Maryland Plaza, 80 feet wide, as measured along the Western line of York Avenue; thence along said Western street line South 7 degrees 08 minutes 40 seconds East, 19.00 feet to the point of beginning of the herein described tract of land; thence continuing along said street line South 7 degrees 08 minutes 40 seconds East, 34.00 feet to a point; thence leaving said Western street line and running North 75 degrees 38 minutes 39 seconds West, 8.51 feet and North 84 degrees 43 minutes 40 seconds West 67.74 feet to a point on the Eastern wall of a concrete parking garage; thence along said Eastern wall North 1 degree 06 minutes 00 seconds East,

EXHIBIT A-1 - Page 2

20.50 feet to a point; thence leaving said point and running North 89 degrees 06 minutes 58 seconds East, 59.61 feet and North 70 degrees 50 minutes 17 seconds East, 12.14 feet to the point of beginning.

Parcel 5 (Easement):

Easement for the purpose of construction use, storage, maintenance, demolition, repair and reconstruction of a basement, including access thereto, created by instrument designated “Basement Easement Agreement”, dated May 18, 1981 and recorded in Book 271M page 84 on May 21, 1981 over the following described property:

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows: Commencing at a point on the Northern line of Lindell Boulevard, 100 feet wide, at the Southwest corner of property conveyed to “220 Television Inc.”, by deed recorded in Book 154M page 1091 of the St. Louis City records; thence along the Northern line of Lindell Boulevard South 89 degrees 00 minutes 00 seconds East, 5.92 feet to a point; thence leaving said street line and running North 1 degrees 02 minutes 17 seconds East, 24.71 feet to the point of beginning of the herein described tract of land; thence continuing along the last mentioned line, North 1 degree 02 minutes 17 seconds East, 86.65 feet to its intersection with the Southern wall of a two story brick and concrete block building; thence along the wall of said building the following bearing and distances: North 88 degrees 53 minutes 07 seconds West, 1.20 feet; North 0 degrees 55 minutes 46 seconds East, 1.36 feet; South 88 degrees 53 minutes 07 seconds East, 1.20 feet; North 0 degrees 55 minutes 46 seconds East, 50.77 feet and North 88 degrees 53 minutes 01 seconds West, 9.04 feet to its intersection with the Eastern wall of a one story brick and concrete block building; thence along the wall line of said one story and said two story buildings North 1 degree 06 minutes 59 seconds East, 24.32 feet to the Northeast corner of said one story building; thence leaving said point and running the following bearings and distances; South 88 degrees 52 minutes 34 seconds East, 8.51 feet; South 1 degree 06 minutes 59 seconds West, 12.67 feet; South 88 degrees 53 minutes 01 seconds East, 8.93 feet and South 1 degree 12 minutes 50 seconds West, 57.77 feet to the Northwest corner of an eight story brick building; thence along the Western wall of said building and the following bearings and distances: South 1 degree 23 minutes 44 seconds East, 78.19 feet; South 88 degrees 36 minutes 16 seconds West, 0.27 feet and South 1 degree 23 minutes 44 seconds East, 14.46 feet to the Southwest corner thereof; thence leaving said point and running North 89 degrees 17 minutes 57 seconds West, 11.81 feet to the point of beginning.

Parcel 6 (Easement):

Easements for ingress, egress, and placement of mechanical systems and storage units, created by the Reciprocal Easement Agreement executed by and between Chase Park Plaza Hotel, LLC and The Private Residences, LLC, dated December 1, 2006 and recorded December 8, 2006 in Book 12082006 page 0382 and re-recorded December 13, 2006 in Book 12132006 page 0266.

EXHIBIT A-1 - Page 3

EXHIBIT “B”

DEFINITIONS AND FINANCIAL STATEMENTS

1.             DEFINITIONS:

As used in this Agreement and the attached exhibits, the following terms shall have the following meanings:

“Adjusted LIBOR Rate” means the quotient obtained by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the LIBOR Reserve Percentage, where,

“London Interbank Offered Rate” means, with respect to any applicable Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Administrative Agent in its good faith business judgment from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the Interest Period, for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by Administrative Agent; and

“LIBOR Reserve Percentage” means, with respect to any applicable Interest Period, for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board whether or not applicable to any Lender, in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Principal is determined), whether or not any Lender has any Eurocurrency liabilities. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Advances” has the meaning set forth in Section 1.14 of this Agreement.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on the Schedule of Lenders, or such other address or account as Administrative Agent hereafter may from time to time notify Borrower and Lenders.

“Administrative Agent’s Time” means the time of day observed in the city where Administrative Agent’s office is located.

EXHIBIT B - Page 1

“Affiliate” means any person directly or indirectly through one or more intermediaries controlling, controlled by, or under direct or indirect common control with, such person. A person shall be deemed to be “controlled by” any other person if such other person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing members or partners or the equivalent; or (b) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

“Agent-Related Persons” means Administrative Agent, together with its Affiliates (including Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Cost” has the meaning set forth in Section 1.4 of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, and includes all exhibits attached hereto and referenced in Section 1.1.

“Appraised Value” means $73,500,000, pursuant to an appraisal that meets the requirements of this Agreement.

“Architectural Contract” means that certain AIA - Document B141  — 1997 Part 1, Standard Form of Agreement between Owner and Architect dated January 1, 2006, executed by and between Borrower and Hotel Borrower, together as owner, and Ross & Barruzzini, Inc., as architect.

“Arranger” means, together, Banc of America Securities LLC and National City Bank, as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit “K”.

“Base Rate” means, on any day, a simple rate per annum equal to the Prime Rate for that day. Without notice to Borrower or anyone else, the Base Rate shall automatically fluctuate upward and downward as and in the amount by which the Prime Rate fluctuates.

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is LIBOR Rate Principal and LIBOR Daily Rate Principal and Letters of Credit which have not been drawn.

“BBA LIBOR Daily Rate” shall mean a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Administrative Agent from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) LIBOR Business Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Administrative Agent’s sole discretion for reserve requirements, deposit insurance

EXHIBIT B - Page 2

assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Administrative Agent.

“BH Member” means Behringer Harvard Opportunity OP I LP, a Texas limited partnership.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower’s Deposit” has the meaning set forth in Section 1.5 of this Agreement.

“Budget” means the budget and cost itemization for the Project attached as Exhibit “D”, as amended from time to time in accordance with this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.

“Cash Collateralize” has the meaning set forth in Section 7 of Exhibit “J”.

“Claims” means any and all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories incurred in good faith), of any and every kind of character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable.

“Closing Date” means the date of this Agreement.

“Collateral Assignment” means that certain Collateral Assignment of Contract Rights and Escrowed Funds dated of even date herewith, executed by Borrower to and for the benefit of Administrative Agent, on behalf of the Lenders.

“Commitment” means, as to each Lender, its obligation (a) to advance its Pro Rata Share of the Loan and (b) purchase participations in L/C Obligations in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on the Schedule of Lenders at any one time outstanding, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

“Completion Date” means November 1, 2009, as extended by Excusable Delays (not to exceed 90 days in any event).

“Completion Guarantor” means, together, Kingsdell L.P., a Delaware limited partnership, and Payment Guarantor.

“Common Elements” means all of the Condominium other than the Units which is designated in the Condominium Declaration for the use and benefit of the owners of one or more of Units in the Condominium.

“Condominium” shall have the meaning given such term in the Condominium Declaration.

EXHIBIT B - Page 3

“Condominium Act” means the Uniform Condominium Act of the State of Missouri (Sections 448.1-101 to 448.4-120 of the Revised Statues of Missouri), as amended from time to time.

“Condominium Association” means, together, the Master Condominium Association and the Residential Condominium Association.

“Condominium Corporate Documents” means, as to each Condominium Association, the articles of incorporation and by-laws which shall govern such Condominium Association, created pursuant to the Condominium Act.

“Condominium Declaration” means collectively, the Master Condominium Declaration and the Residential Sub-Condominium Declaration.

“Condominium Tower” is defined in the Recitals to this Agreement.

“Construction Commencement Date” means the date of this Agreement.

“Construction Consultant” means the construction consultant, if any, engaged by Administrative Agent with respect to the Project.

“Construction Contract” means that certain AIA Document A121CMc - 2003 and AGC Document 565 Standard Form of Agreement between Owner and Construction Manager (where the Construction Manager is also the Constructor) dated February 6, 2007, executed by Borrower and Hotel Borrower, together as owner, and General Contractor, regarding the New Hotel Facilities and Corporate Apartments Project and New Improvements, as amended by  Amendment No. 1 to Agreement Between Owner and Construction Manager executed by Borrower and Hotel Borrower on July 10, 1007 and by General Contractor on May 11, 2007, and as further amended by Change Order Number 001 dated July 25, 2007.

“Construction Escrow” is defined in the Recitals to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Trust” means the Deed of Trust, Security Agreement, Fixture Filing and Financing Statement dated of even date with this Agreement, granted by Borrower to PRLAP, Inc., as Trustee, for Administrative Agent and Lender’s benefit, encumbering Borrower’s interest in the Land and the Improvements, securing repayment of the Indebtedness and Borrower’s performance of its other obligations to Administrative Agent and Lenders under the Loan Documents, as amended, modified, supplemented, restated and replaced from time to time.

“Default” has the meaning set forth in Section 4.1 of this Agreement.

EXHIBIT B - Page 4

“Defaulting Lender” means a Lender that fails to pay its Pro Rata Share of a Payment Amount within five (5) Business Days after notice from Administrative Agent, until such Lender cures such failure as permitted in this Agreement.

“Defaulting Lender Amount” means the Defaulting Lender’s Pro Rata Share of a Payment Amount.

“Defaulting Lender Payment Amounts” means a Defaulting Lender Amount plus interest from the date such Defaulting Lender Amount was funded by Administrative Agent and/or an Electing Lender, as applicable, to the date such amount is repaid to Administrative Agent and/or such Electing Lender, as applicable, at the rate per annum applicable to such Defaulting Lender Amount under the Loan or otherwise at the Base Rate.

“Developer” is defined in the Recitals to this Agreement.

“Disbursement Agent” is defined in the Recitals to this Agreement.

“Disbursing Agreement” is defined in the Recitals to this Agreement.

“Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Draw Request” has the meaning set forth in Section 1 of Exhibit “F”.

“Earnest Money Deposit” shall mean the earnest money deposit made by a Unit Purchaser, to be held by Escrow Agent pursuant to a Unit Sales Contract.

“Eligible Assignee” has the meaning set forth in Section 6.5.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement dated of even date herewith and executed by and among Borrower, Payment Guarantor and Administrative Agent.

“Escrow Agent” shall mean, whether one or more, each escrow agent appointed under, or acting pursuant to, a Unit Sales Contract as the closing or settlement agent in connection with the escrow of Earnest Money Deposit and the closing of the sale of any Unit.

“Excusable Delay” means a delay, not to exceed a total of fifteen (15) days, caused by unusually adverse weather conditions which have not been taken into account in the construction schedule, fire or other casualty, earthquake or other acts of God, strikes, lockouts, acts of public enemy (including, without limitation, war), riots or insurrections or any other unforeseen circumstances or events beyond the control of Borrower (except financial circumstances or events or matters which may be resolved by the payment of money owed by Borrower), and as to which Borrower notifies Administrative Agent in writing within ten (10) days after such occurrence; provided, however, no Excusable Delay shall extend the Completion Date by more than 90 days or

EXHIBIT B - Page 5

suspend or abate any obligation of Borrower or any Guarantor or any other person to pay any money.

“Existing Agreements” means the following: the Residential Development Agreement and that certain Listing Agreement (Limited Agency) dated April 3, 2006, executed by Hospitality Managers, LLC and Remax Properties West, as assigned to Borrower.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards to the next higher 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“FF&E” means furniture, furnishings, equipment and recreational facilities, fixtures and other items of personalty related to the Project constituting a part of the Improvements having a useful life of more than three years.

“Financial Statements” means (i) for each reporting party other than an individual, a balance sheet, income statement, statements of cash flow and amounts and sources of contingent liabilities, a reconciliation of changes in equity and liquidity verification, and unless Administrative Agent otherwise consents, consolidated and consolidating statements if the reporting party is a holding company or a parent of a subsidiary entity, each prepared in accordance with GAAP; and (ii) for each reporting party who is an individual, a balance sheet, statements of amount and sources of contingent liabilities, sources and uses of cash and liquidity verification and, unless Administrative Agent otherwise consents, Financial Statements for each entity owned or jointly owned by the reporting party, each prepared in accordance with GAAP. For purposes of this definition and any covenant requiring the delivery of Financial Statements, each party for whom Financial Statements are required is a “reporting party” and a specified period to which the required Financial Statements relate is a “reporting period”.

“First Rate Reduction Date” means the date on which Administrative Agent confirms that all of the following conditions have been satisfied or occurred: (i) there shall then exist no Default or Potential Default; and (ii) Borrower shall have executed and delivered to Administrative Agent true and correct copies of Qualified Unit Sales Contracts which provide for the sale of Units for an aggregate gross sales price (for all Units under such Qualified Unit Sales Contract) of at least $55,179,065; provided, however, that only Qualified Unit Sales Contracts that have not been terminated but are in full force and effect with no existing defaults by Borrower or the Unit Purchaser thereunder shall be considered for purposes of determining whether the aggregate gross sales price has been achieved.

“Funding Date” means the date on which an advance of Loan proceeds or Borrower’s Deposit shall occur.

EXHIBIT B - Page 6

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“General Contractor” means BSI Constructors, Inc., a Missouri corporation.

“Guarantor” means, together, each Completion Guarantor and the Payment Guarantor.

“Guaranty” means each guaranty agreement executed by a Guarantor to Administrative Agent on behalf of the Lenders with regard to certain of Borrower’s obligations under the Loan Documents.

“Hotel Borrower” is defined in the Recitals to this Agreement.

“Hotel/Corporate Units Development Agreement” is defined in the Recitals to this Agreement.

“Hotel/Corporate Units” is defined in the Recitals to this Agreement.

“Hotel Deed of Trust” is defined in the Recitals to this Agreement.

“Hotel Loan” is defined in the Recitals to this Agreement.

“Hotel Loan Agreement” is defined in the Recitals to this Agreement.

“Hotel Loan Documents” means the Hotel Loan Agreement, any and all notes, deed of trust, guaranty, financing statements, and other documents, instruments or agreements evidencing, securing or pertaining to the Hotel Loan as shall, from time to time, be executed and/or delivered by Hotel Borrower or any other party to Administrative Agent, for the benefit of the Lenders, as they may be amended, modified, restated, replaced and supplemented from time to time.

“Hotel Project” is defined in the Recitals to this Agreement.

“Improvements” means, collectively, the Master Residential Condominium Units and all Common Elements appurtenant thereto, together with all necessary furniture, fixtures and equipments, and appurtenances owned by Borrower and now or later to be located in the Master Residential Condominium Units. The Improvements include all existing improvements within the Master Residential Condominium Units and the New Improvements.

“Indebtedness” means (i) any and all indebtedness to Administrative Agent, L/C Issuer or Lenders evidenced, governed or secured by, or arising under, any of the Loan Documents, including the Loan, and all Letters of Credit, and (ii) any and all indebtedness owed to Swap Bank pursuant to any Swap Transactions.

“Indemnified Liabilities” has the meaning set forth in Section 6.1.

EXHIBIT B - Page 7

“Indemnified Parties” means (i) Administrative Agent on behalf of itself and the Lenders, and each Lender; (ii) the Trustee(s) under the Deed of Trust (the “Trustee”); (ii) any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with Lender and/or Trustee; (iii) any participants in the Loan; (iv) the directors, officers, partners, employees and agents of Administrative Agent or any Lender and/or Trustee, and/or such persons or entities; and (v) the heirs, personal representatives, successors and assigns of each of the foregoing persons or entities.

“Interest Period” means with respect to any LIBOR Rate Principal, the period commencing on the date such LIBOR Rate Principal is disbursed or on the date on which the Principal Debt or any portion thereof is converted into or continued as such LIBOR Rate Principal, and ending on the date one (1), two (2), three (3), six (6) or twelve (12) months thereafter, as elected by Borrower in the applicable Rate Election Notice; provided that:

(i)            Each Interest Period must commence on a LIBOR Business Day;

(ii)           In the case of the continuation of LIBOR Rate Principal, the Interest Period applicable after the continuation of such LIBOR Rate Principal shall commence on the last day of the preceding Interest Period;

(iii)          The last day for each Interest Period and the actual number of days during the Interest Period shall be determined by Administrative Agent using the practices of the London interbank eurodollar market; and

(iv)          No Interest Period shall extend beyond the Maturity Date, and any Interest Period which begins before the Maturity Date and would otherwise end after the Maturity Date shall instead end on the Maturity Date.

“Interstate Land Sales Act” means the Interstate Land Sales Full Disclosure Act, 15 U.S.C. §1701 et seq., and the rules and regulations promulgated thereunder from time to time.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan advance.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America, N.A. in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letter of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all L/C Borrowings.

“Land” means the real property described in Exhibit “A” attached hereto.

“Laws” means all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

EXHIBIT B - Page 8

“Lender” means each lender from time to time party to this Agreement and L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on the Schedule of Lenders, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form attached hereto as Exhibit “P”.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $5,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the combined Commitments.

“LIBOR Business Day” means a Business Day which is also a London Banking Day.

“LIBOR Daily Rate” means for any LIBOR Daily Rate Principal, a simple rate per annum equal to the sum of the BBA LIBOR Daily Rate plus the LIBOR Margin.

“LIBOR Daily Rate Election” means an election made by Borrower of an applicable LIBOR Daily Rate in accordance with this Agreement.

“LIBOR Daily Rate Principal” means any portion of the Principal Debt which bears interest at an applicable LIBOR Daily Rate at the time in question.

“LIBOR Margin” means, for the applicable period during the term of the Loan set forth below, the percentage set forth below opposite such period:

Applicable Period	Applicable Margin
After the Closing Date to and including First Rate Reduction Date	2.25%
After the First Rate Reduction Date to and including the Second Rate Reduction Date	2.00%
After the Second Rate Reduction Date	1.75%

“LIBOR Rate” means for any applicable Interest Period for any LIBOR Rate Principal, a simple rate per annum equal to the sum of the LIBOR Margin plus the Adjusted LIBOR Rate.

“LIBOR Rate Election” means an election by Borrower of an applicable LIBOR Rate in accordance with this Agreement.

“LIBOR Rate Principal”  means any portion of the Principal Debt which bears interest at an applicable LIBOR Rate at the time in question.

“Loan” is defined in the Recitals to this Agreement.

EXHIBIT B - Page 9

“Loan Documents” means this Agreement (including all exhibits), the Deed of Trust, any Note, any guaranty, financing statements, the Collateral Assignment, the Environmental Indemnity, the Budget, each Draw Request, any and all documents, instruments or agreements executed and delivered to evidence, secure or in connection with all Letters of Credit, each Master Agreement executed in connection with any Swap Transaction, and such other documents evidencing, securing or pertaining to the Loan or any Swap Transaction as shall, from time to time, be executed and/or delivered by Borrower, Guarantor, or any other party to Administrative Agent or any Lender pursuant to this Agreement or any Master Agreement, as they may be amended, modified, restated, replaced and supplemented from time to time. The Loan Documents do not include the Hotel Loan Documents.

“London Banking Day” means a day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Main Hotel Building” is defined in the Recitals to this Agreement.

“Main Hotel Building Renovation Project” is defined in the Recitals to this Agreement.

“Master Agreement” is defined in the Deed of Trust.

“Master Condominium Association”  means Park Plaza Master Condominium Association, a Missouri non-profit corporation, created to serve as the condominium owner’s association pursuant to the requirements of the Condominium Act and the Master Condominium Declaration.

“Master Condominium Declaration” means that certain Master Declaration of Condominium dated as of December 1, 2006, filed by Kingsdell L.P., a Missouri limited partnership, as declarant, in the Office of the Recorder of Deeds for the City of St. Louis, Missouri, on December 8, 2006, at Book 12082006, Page 0378, as the same may be hereafter amended, modified, supplemented and restated from time to time.

“Master Residential Condominium Units” is defined in the Recitals to this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the Project, or the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; or (b) the business or financial ability of Borrower or Guarantor to fulfill any material obligation under the Loan Documents is materially impaired; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any party to the Loan Documents of any Loan Document to which it is a party.

“Material Contract” means a contract or agreement for the performance of any work or the supplying of any labor, materials or service in excess of $1,000,000.00.

“Maturity Date” means November 15, 2010, as it may be earlier terminated or extended in accordance with the terms hereof.

EXHIBIT B - Page 10

“Net Sales Proceeds” means, for each Unit, the stated, gross purchase price for such Unit set forth in the applicable Qualifying Unit Sale Contract, less closing costs payable by Borrower under the terms of such Qualifying Unit Sale Contract, including all usual and customary brokerage or sales commissions for such Unit, up to a maximum amount of not to exceed 6% of such stated, gross purchase price for such Unit.

“New Hotel Facilities and Corporate Apartments Project” is defined in the Recitals to this Agreement.

“New Improvements” is defined in the Recitals to this Agreement.

“Note[s]” means the Promissory Notes executed by Borrower and payable to the order of each Lender in the amount of each Lender’s Commitment and collectively in the maximum principal amount of the Loan, substantially in the form of Exhibit “L” as amended, modified, replaced, restated, extended or renewed from time to time.

“Obligations” means all liabilities, obligations, covenants and duties of, any party to a Loan Document arising under or otherwise with respect to any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrues after the commencement by or against any party to a Loan Document or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

“On” or “on”, when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about”.

“Original Sale Certificate” means an original sale certificate as defined and described in Section 448.4-103 of the Condominium Act.

“Parking Garages” is defined in the Recitals to this Agreement.

“Past Due Rate” is defined in Section 1.7.6 of this Agreement.

“Payment Amount” means an advance of the Loan, an unreimbursed Administrative Agent Advance, an unreimbursed Indemnified Liability, a reimbursement to L/C Issuer for an unreimbursed drawing under a Letter of Credit, or any other amount that a Lender is required to fund under this Agreement.

“Payment Guarantor” means Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation.

“Permitted Changes” means changes to the Plans or Improvements, provided the cost of any single change or extra does not exceed $100,000.00 and the aggregate amount of all such changes and extras (whether positive or negative) does not exceed $500,000.00.

EXHIBIT B - Page 11

“Permitted Encumbrances” shall have the meaning assigned to such term in the Deed of Trust.

“Plans” means the plans and specifications listed in Exhibit “E” and all modifications thereof and additions thereto that are included as part of the Plans as the same shall be approved or deemed approved by Administrative Agent in the exercise of its sole discretion in accordance with the terms of this Agreement.

“Potential Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Default.

“Prime Rate” means, on any day, the rate of interest per annum then most recently established by Administrative Agent as its “prime rate,” it being understood and agreed that such rate is set by Administrative Agent as a general reference rate of interest, taking into account such factors as Administrative Agent may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Administrative Agent may make various business or other loans at rates of interest having no relationship to such rate. If Administrative Agent (including any subsequent Administrative Agent) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Principal Debt” means the aggregate unpaid principal balance of this Loan at the time in question.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction expressed as a percentage,  the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total outstanding amount of all Indebtedness held by such Lender at such time (taking into account funded participations in L/C Obligations) and the denominator of which is the total outstanding amount of all Indebtedness at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on the Schedule of Lenders.

“Project” means the renovation and/or construction of all improvements constituting part of the New Improvements and the marketing and sale of Units.

“Property” means the Master Residential Condominium Units, the New Improvements and all other property constituting the “Mortgaged Property,” as described in the Deed of Trust, or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.

“Qualifying Unit Sales Contract” means each Unit Sales Contract entered into by Borrower and a Unit Purchaser on the Approved Unit Sales Contract Form with no material changes, which

EXHIBIT B - Page 12

(i) provides for the payment at closing in cash of a purchase price sufficient in amount so that the Net Sales Proceeds will be equal to at least the Release Price, and (ii) requires the Unit Purchaser to deposit into escrow, at the time of execution of such Unit Sale Contract, an Earnest Money Deposit equal to at least ten percent (10%) of the purchase price.

“Release Date” means the earlier of the following two dates:  (i) the date on which the indebtedness and obligations secured by the Deed of Trust have been paid and performed in full and the Deed of Trust has been released; or (ii) the date on which the lien of the Deed of Trust is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by Borrower and their heirs, devisees, representatives, successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

“Release Price” shall mean, with respect to each Unit, an amount, in cash, equal to 100% of the Net Sales Proceeds payable to Borrower pursuant to the Qualifying Unit Sales Contract for such Unit; provided, however, that the Net Sales Proceeds shall not be less than the greater of (i) 94% of the stated gross purchase price of such Unit as set forth in the applicable Qualifying Unit Sales Contract, or (ii) the minimum release price for such Unit set forth on Exhibit “H” attached hereto.

“Required Lenders” means as of any date of determination at least two Lenders having at least 66-2/3% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, at least two Lenders holding in the aggregate at least 66-2/3% of the total outstanding amount of all Indebtedness (taking into account funded participations in L/C Obligations); provided that the Commitment of, and the portion of the total outstanding amount of all Indebtedness (taking into account funded participations in L/C Obligations) held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Residential Condominium Association” means Park Plaza Residential Condominium Association, a Missouri non-profit corporation, created to serve as the condominium owner’s association pursuant to the requirements of the Condominium Act and the Residential Sub-Condominium Declaration.

“Residential Development Agreement” is defined in the Recitals to this Agreement.

“Residential Sub-Condominium Declaration” is defined in the Recitals to this Agreement.

“Restricted Line Items” is defined in Section 1.4(h) of this Agreement.

“Schedule of Lenders” means the schedule of Lenders party to this Agreement as set forth on Exhibit “M”, as it may be modified from time to time in accordance with this Agreement.

“Second Rate Reduction Date” means the date on which Administrative Agent confirms that all of the following conditions have been satisfied or occurred: (i) there shall then exist no Default or Potential Default; (ii) construction of the New Improvements shall have been completed in

EXHIBIT B - Page 13

accordance with the terms and provisions of this Agreement and the conditions precedent to the making of the final advance for Hard Costs related to the construction of the New Improvements (excluding amounts which may be available for interior finish out of individual Units) shall have been satisfied; (iii) no less than $29,400,000 of the principal balance of the Loan shall have been repaid; and (iv) Borrower shall have executed and delivered to Administrative Agent true and correct copies of Qualified Unit Sales Contracts which provide for the sale of Units for an aggregate gross sales price (for all Units under such Qualified Unit Sales Contract) equal to or greater than the sum of (1) the unpaid principal balance of the Loan, and (2) the unfunded balance of the Loan available to be advanced by Borrower under this Agreement; provided, however, that only Qualified Unit Sales Contracts (A) that have not been terminated but are in full force and effect with no existing defaults by Borrower or the Unit Purchaser thereunder, and (B) executed by Unit Purchasers (i) who have received (and acknowledged in writing receipt of) an Owners Sale Certificate, (ii) who have not elected to exercise the right of rescission under the Condominium Act, and (iii) for whom the right of rescission under the Condominium Act has expired shall be considered for purposes of determining whether the required, aggregate gross sales price has been achieved.

“Stored Materials Advance Limit” means $500,000.00.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries.

“Survey” means a survey prepared in accordance with Exhibit “G” or as otherwise approved by Administrative Agent in its good faith business judgment.

“Swap Transaction” has the meaning set forth in the Deed of Trust.

“Title Company” means St. Louis Title, LLC, as agent for Fidelity National Title Insurance Company.

“Title Insurance” means the loan policy or policies of title insurance issued to Administrative Agent for the benefit of Lenders by the Title Company, in an amount equal to the maximum principal amount of the Loan, insuring the validity and priority of the Deed of Trust encumbering Borrower’s interest in the Land and Improvements for the benefit of Administrative Agent and Lenders.

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

“Unit” and “Units” is defined in the Recitals to this Agreement.

“Unit Purchaser” means a purchaser of a Unit pursuant to a Unit Sales Contract.

EXHIBIT B - Page 14

“Unit Sales Contract” means a contract for purchase and sale of a Unit by and between Borrower and a Unit Purchaser.

2.             FINANCIAL STATEMENTS:

Borrower shall provide or cause to be provided to Administrative Agent with a copy for each Lender all of the following:

(a)           Financial Statements of Borrower, for each fiscal year of Borrower, as soon as reasonably practicable and in any event within one hundred twenty (120) days after the close of each fiscal year.

(b)           For each calendar month (and for the fiscal year through the end of that month) a statement of all income and expenses in connection with the Property, certified in writing as true and correct by an authorized representative of Borrower satisfactory to Administrative Agent, delivered within thirty (30) days after the end of such calendar month. Items provided under this paragraph shall be in form and detail satisfactory to Administrative Agent.

(c)           On or before December 15th of each calendar year, a capital and operating budget for the Property for the projected operation of the Property for the following calendar year.

(d)           Within thirty (30) days after the end of each calendar month, a marketing status report reflecting the current status of Borrower’s efforts to market the Units for sale including, pending and executed Unit Sales Contracts, Units sold, amount of Earnest Money Deposits escrowed, terminated or defaulted Unit Sales Contracts, and such other information as may be reasonably requested by Agents.

(e)           The Financial Statements and Compliance Certificate (as defined in the Guaranty) in accordance with the requirements of, and within the time periods required by, Section 19 of the Guaranty.

(f)            From time to time promptly after Administrative Agent’s request, such additional information, reports and statements respecting the Property and the Improvements, or the business operations and financial condition of each reporting party, as Administrative Agent may reasonably request.

All Financial Statements shall be in form and detail satisfactory to Administrative Agent and shall contain or be attached to the signed and dated written certification of the reporting party in form specified by Administrative Agent to certify that the Financial Statements are furnished to Administrative Agent in connection with the extension of credit by Lenders and constitute a true and correct statement of the reporting party’s financial position; provided, however, Administrative Agent agrees that the Financial Statements of Borrower and Guarantor delivered to Administrative Agent in satisfaction of the requirements of Exhibit “C” hereto are satisfactory as to form, detail and accounting principles used therein and Financial Statements to be provided in satisfaction of the requirements of this Agreement and the other loan documents shall be satisfactory to Administrative Agent as to form, detail and accounting principles if consistent with such Financial Statements. All certifications and signatures on behalf of corporations, partnerships or other entities shall be by a

EXHIBIT B - Page 15

representative of the reporting party satisfactory to Administrative Agent. All fiscal year-end Financial Statements of each Guarantor shall be audited, without any qualification or exception not acceptable to Administrative Agent, by independent certified public accountants acceptable to Administrative Agent, and shall contain all reports and disclosures required by generally accepted accounting principles for a fair presentation and all quarterly Financial Statements of Guarantor shall be certified, without any qualification or exception not acceptable to Administrative Agent in its good faith business judgment, by a duly authorized officer of Borrower or BH Member. All fiscal year-end Financial Statements of  Borrower shall be certified, without any qualification or exception not acceptable to Administrative Agent in its good faith business judgment, by a duly authorized officer of Borrower or BH Member, and shall contain all reports and disclosures required by generally accepted accounting principles for a fair presentation.

EXHIBIT B - Page 16

EXHIBIT “C”

CONDITIONS PRECEDENT TO THE FIRST ADVANCE

As conditions precedent to the first advance of Loan proceeds, if and to the extent required by Administrative Agent, Administrative Agent shall have received and approved the following:

1.             Fees and Expenses.  Any and all required commitment and other fees and expenses (including the fees and costs of Administrative Agent’s counsel) then required to be paid pursuant to the Fee Agreement, this Agreement and all other Loan Documents, including, without limitation, all fees, costs and expenses that Borrower is required to pay pursuant to any loan application or commitment.

2.             Financial Statements.  The Financial Statements of Borrower and Guarantor or any other party required by Administrative Agent.

3.             Appraisal.  A market value appraisal of the Property made within one hundred eighty (180) days prior to the Closing Date, which appraises the Property on a “completed value” basis at not less than the Appraised Value. The appraiser and appraisal must be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements) and the appraiser must be engaged directly by Administrative Agent.

4.             Draw Schedule and Budget.  Borrower’s proposed cash flow, draw schedule, and construction schedule for the Project, and Administrative Agent shall be satisfied, in its good faith business judgment, that the New Improvements may be completed in accordance with the construction schedule and for costs not exceeding those set forth in the Budget.

5.             Authorization.  Evidence of the existence, good standing, authority and capacity of Borrower, Guarantor, and their respective officers or BH Member, to execute, deliver and perform their respective obligations to Administrative Agent and Lenders under the Loan Documents, including:

(a)           For each partnership (including a joint venture or limited partnership):  (i) a true and complete copy of an executed partnership agreement or limited partnership agreement, and all amendments thereto; (ii) for each limited partnership, a copy of the certificate of limited partnership and all amendments thereto accompanied by a certificate issued by the appropriate governmental official of the jurisdiction of formation that the copy is true and complete, and evidence of Borrower’s registration or qualification to do business in the state where Borrower’s and BH Member’s principal place of business is located, and (iii) a partnership certificate certifying who will be authorized to execute or attest any of the Loan Documents, and a true and complete copy of  all necessary resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement and the other Loan Documents.

(b)           For each corporation:  (i) a true and complete copy of its articles of incorporation and by-laws, and all amendments thereto, a certificate of incumbency of all of its officers who are authorized to execute or attest to any of the Loan Documents, and a true and complete copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this

EXHIBIT C - Page 1

Agreement and the other Loan Documents and evidence of Borrower’s and BH Member’s registration or qualification to do business in the state where Borrower’s and BH Member’s principal place of business is located and, as to Borrower, the state where the Property is located; and (ii) certificates of existence, good standing and qualification to do business issued by the appropriate governmental officials in the state of its formation.

(c)           For each limited liability company or limited liability partnership: (i) a true and complete copy of the articles of organization and operating agreement, and all amendments thereto, a certificate of incumbency of all of its members, managers or officers, as applicable, who are authorized to execute or attest to any of the Loan Documents, and a true and complete copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement and the other Loan Documents and evidence of Borrower’s and BH Member’s registration or qualification to do business in the state where Borrower’s and BH Member’s principal place of business is located and, as to Borrower, the state where the Property is located; and (ii) certificates of existence, good standing and qualification to do business issued by appropriate governmental officials in the state of its formation and, as to Borrower, the state in which the Property is located.

(d)           For each entity or organization that is not a corporation, partnership, limited partnership, joint venture, limited liability company or limited liability partnership, a copy of each document creating it or governing the existence, operation, power or authority of it or its representatives.

(e)           All certificates, resolutions, and consents required by Administrative Agent applicable to the foregoing.

6.             Loan Documents.  From Borrower, Guarantor and each other party to the Loan Documents, duly executed, acknowledged and/or sworn to as required, and delivered to Administrative Agent (with a copy for each Lender) Loan Documents, dated the Closing Date, each in form and content satisfactory to Administrative Agent, and evidence that the Deed of Trust has been recorded in the official records of the city or county in which the Property is located and UCC-1 financing statements have been filed in all filing offices that Administrative Agent may require.

7.             Opinions.  The written opinion of counsel satisfactory to Administrative Agent for Borrower and Guarantor addressed to Administrative Agent for the benefit of Lenders, dated the Closing Date.

8.             Survey; No Special Flood Hazard.  (a) two (2)  prints of an original survey (with a copy for each Lender) of the Land and improvements thereon dated not more than sixty (60) days prior to the Closing Date (or dated such earlier date, if any, as is satisfactory to the Title Company, but in any event not more than one hundred eighty (180) days prior to the Closing Date) satisfactory to Administrative Agent and the Title Company and otherwise, to the extent required by Administrative Agent in its good faith business judgment, complying with Exhibit “G”, and (b) a flood insurance policy (with a copy for each Lender) in an amount equal to the lesser of the maximum Loan amount or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of

EXHIBIT C - Page 2

the Loan Documents, or evidence satisfactory to Administrative Agent that none of the Land is located in a flood hazard area.

9.             Title Insurance.  An ALTA title insurance policy (or a title insurance policy promulgated by the laws of the state in which the Property is located if an ALTA insurance policy is not available), issued by the Title Company (which shall be approved by Administrative Agent in its good faith business judgment) in the maximum amount of the Loan, on a coinsurance and/or reinsurance basis if and as required by Administrative Agent, insuring without exclusion or exception for creditors’ rights that the Deed of Trust constitutes a valid lien covering Borrower’s interest in the Land and all Improvements thereon, having the priority required by Administrative Agent and subject only to those exceptions and encumbrances (regardless of rank or priority) Administrative Agent approves, in a form acceptable to Administrative Agent, and with all “standard” exceptions which can be deleted, including the exception for matters which a current survey would show, deleted to the fullest extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements for the issuance of such policy; containing no exception for standby fees or real estate taxes or assessments other than those for the year in which the closing occurs to the extent the same are not then due and payable and endorsed “not yet due and payable” and no exception for subsequent assessments for prior years; providing full coverage against mechanics’ and materialmens’ liens to the extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; insuring that no restrictive covenants shown in the Title Insurance have been violated (or that such restrictive covenants are unenforceable as a matter of Law pursuant to an endorsement approved by Administrative Agent), and that no violation of the restrictions will result in a reversion or forfeiture of title; insuring all appurtenant easements; insuring that Borrower’s fee estate in the Land and Improvements is marketable, vested in Borrower; containing such affirmative coverage and endorsements as Administrative Agent may require and are available under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; insuring any easements, leasehold estates or other matters appurtenant to or benefiting the Land and/or the Improvements as part of the insured estate; insuring the right of access to the Land to the extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; and containing provisions acceptable to Administrative Agent in its good faith business judgment regarding advances and/or readvances of Loan funds after closing. Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance.

10.           Plans.  Two (2) true and correct copies of all existing Plans (including the site plan), together with evidence satisfactory to Administrative Agent in its good faith business judgment that all Tribunals, Borrower, Borrower’s architect, engineer, and contractors and Construction Consultant have approved the same.

11.           Contracts.  (a) a list containing the names and addresses of all existing contracts, the parties thereto, their respective contract amounts, and a copy of their contracts; and (b) duly executed, acknowledged (if applicable) and delivered originals from each contractor, architect, engineer, subcontractor, or supplier of services or materials required by Administrative Agent, of (i) consents or other agreements satisfactory to Administrative Agent and (ii) agreements with respect to each of the Material Contracts satisfactory to Administrative Agent in its good faith business

EXHIBIT C - Page 3

judgment subordinating all rights, liens, claims and charges they may have or acquire against Borrower or the Property to the rights, liens and security interests of Lenders.

12.           Insurance Policies.  The insurance policies initially required by Administrative Agent, pursuant to the Loan Documents, together with evidence satisfactory to Administrative Agent that all premiums therefor have been paid for a period of not less than one (1) year from the Closing Date and that the policies are in full force and effect.

13.           Environmental Compliance/Report.  Evidence satisfactory to Administrative Agent that no portion of the Land is “wetlands” under any applicable Law and that the Land does not contain and is not within or near any area designated as a hazardous waste site by any Tribunal, that neither the Property nor any adjoining property contains or has ever contained any substance classified as hazardous or toxic (or otherwise regulated, such as, without limitation, asbestos, radon and/or petroleum products) under any Law or governmental requirement pertaining to health or the environment, and that neither the Property nor any use or activity thereon violates or is or could be subject to any response, remediation, clean-up or other obligation under any Law or governmental requirement pertaining to health or the environment including without limitation, a written report of an environmental assessment of the Property, made within twelve (12) months prior to the Closing Date, by an engineering firm, and of a scope and in form and content satisfactory to Administrative Agent, complying with Administrative Agent’s established guidelines, showing that there is no evidence of any such substance which has been generated, treated, stored, released or disposed of in the Property, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent.

14.           Access, Utilities, and Laws.  (a) evidence satisfactory to Administrative Agent in its good faith business judgment that the Property abuts and has fully adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate Tribunal, that all fees, costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets which would materially adversely affect the Property; (b) evidence satisfactory to Administrative Agent that all applicable zoning ordinances, restrictive covenants and governmental requirements affecting the Property permit the use for which the Property is intended and have been or will be complied with without the existence of any variance, non-complying use, nonconforming use or other special exception; (c) evidence satisfactory to Administrative Agent that the Land and Improvements comply and will comply with all Laws and governmental requirements regarding subdivision and platting and would so comply if the Land and the Improvements thereon were conveyed as a separate parcel; (d) a true and correct copy of a valid building permit for the New Improvements, together with all other consents, licenses, permits and approvals necessary for construction of the New Improvements, all in assignable form (to the extent appropriate) and in full force and effect; and (e) evidence satisfactory to Administrative Agent of compliance by Borrower and the Property, and the proposed construction, use and occupancy of the New Improvements, with such other applicable Laws and governmental requirements as Administrative Agent may request, including all Laws and governmental requirements regarding access and facilities for handicapped or disabled persons including, without limitation and to the extent applicable, The Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), The Fair Housing Amendments Act of 1988(42 U.S.C. § 3601 et seq.),

EXHIBIT C - Page 4

The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state requirements.

16.           Priority.  (a) evidence satisfactory to Administrative Agent in its good faith business judgment that prior to and as of the time the Deed of Trust was filed for record no mechanic’s or materialman’s lien claim or notice, lis pendens, judgment, or other claim or encumbrance against the Property has been filed for record in the county where the Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding the Property; (b) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than ten (10) days prior to the Closing Date, (i) of the central and local Uniform Commercial Code records, showing no filings against any of the collateral for the Loan or against Borrower otherwise except as consented to by Administrative Agent or that will be released contemporaneously with the execution and delivery of this Agreement; and (ii) if required by Administrative Agent, of the appropriate judgment and tax lien records, showing no outstanding judgment or tax lien against Borrower or Guarantor.

17.           Bonds.  A performance bond for each subcontractor that is a party to a Material Contract, in amount, form and content satisfactory to Administrative Agent and a payment bond, in form and content satisfactory to Administrative Agent for each of the following subcontractors:  AME (carpentry labor), Niehaus Construction Services (drywall), Midwest Elevator (elevators), St. Louis Automatic Sprinkler Company (fire sprinklers), Eagle Plumbing (plumbing), and Briner Electric (electrical). Each bond shall be issued by a corporate surety acceptable to Administrative Agent and authorized and admitted to do business and to execute bonds in the state where the Property is located.

18.           Tax and Standby Fee Certificates.  Evidence satisfactory to Administrative Agent in its good faith business judgment (a) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over the Property or any portion thereof; (b) that all taxes, standby fees and any other similar charges currently due and payable have been paid, including, if available, copies of receipts or statements marked “paid” by the appropriate authority; and (c) that the Land is a separate tax lot or lots with separate assessment or assessments of the Land and Improvements, independent of any other land or improvements and that the Land is a separate legally subdivided parcel.

19.           Other Documents.  Such other documents and certificates as Administrative Agent may reasonably request from Borrower, any Guarantor, and any other person or entity, in form and content satisfactory to Administrative Agent.

20.           Up-front Equity.  Evidence satisfactory to Administrative Agent that the Up-front Equity has been fully paid and funded.

21.           Borrower Identification Due Diligence.  All due diligence materials deemed necessary by Administrative Agent and each Lender with respect to verifying Borrower’s identity and background information in a manner satisfactory to Administrative Agent and each Lender.

22.           Project Documents.  True and correct copies of the Existing Agreements and the Disbursing Agreement.

EXHIBIT C - Page 5

23.           Tax Credit Documentation.  Copies of all applications and other information regarding the historic tax credits for which Borrower has applied, the criteria and conditions precedent for issuance of such tax credits and the estimated time period by which such tax credits may be issued.

24.           Pre-Sale Requirement.  True and correct copies of Unit Sales Contracts which provide for the sale of Units for an aggregate gross sales price (for all Units under such Unit Sales Contracts) of at least $31,752,000; provided, however, that only Unit Sales Contracts that have not been terminated but are in full force and effect with no existing defaults by Borrower or the Unit Purchaser thereunder shall be considered for purposes of determining whether the foregoing requirement has been satisfied.

EXHIBIT C - Page 6

EXHIBIT “F”

ADVANCES

1.             Draw Request.  A “Draw Request” means a properly completed and executed written application by Borrower to Administrative Agent in the form of Exhibit “F-1” (or in another form satisfactory to Administrative Agent) setting forth the amount of Loan proceeds desired, together with the related AIA Document G-702 and G-703 and such schedules, affidavits, releases, waivers, statements, invoices, bills, and other documents, certificates and information satisfactory to Administrative Agent in its good faith business judgment (collectively, the “Back-Up Information”)  In addition, Borrower shall also provide to Administrative Agent the Back-Up Information regarding all advances of the Up-Front Equity. No advances of the Loan shall be made until Administrative Agent has concluded, in its good faith business judgment, that the Up-Front Equity has been fully funded and applied to pay costs set forth in the Budget. At least eight (8) Business Days before the requested date of each advance made under the Budget from the Loan, Borrower shall deliver a Draw Request to Administrative Agent. Borrower shall be entitled to an advance only in an amount approved by Administrative Agent in accordance with the terms of this Agreement and the Loan Documents. Lenders shall not be required to make advances more frequently than once each calendar month. Lenders shall, only upon the satisfaction, as determined by Administrative Agent in its sole discretion, of all applicable conditions of this Agreement and the Loan Documents, be required to make the requested advance to Borrower on a Funding Date which is a Business Day within five (5), or if any portion of such advance is LIBOR Rate Principal, eight (8), Business Days after such satisfaction. Each Draw Request, and Borrower’s acceptance of any advance, shall be deemed to ratify and confirm, as of the date of the Draw Request and the advance, respectively, that, except as specified in the Draw Request, (a) all representations and warranties in the Loan Documents remain true and correct, and all covenants and agreements in the Loan Documents remain satisfied, (b) there is no uncured Default or Potential Default existing under the Loan Documents, (c) all conditions to the advance, whether or not evidence thereof is required by Administrative Agent, are satisfied, (d) the AIA Document G-702 and G-703 forms executed by each contractor and approved by Borrower’s architect, together with all schedules, affidavits, releases, waivers, statements, invoices, bills, and other documents, certificates and information submitted for the Draw Request are complete and correct in all material respects, and what they purport and appear to be for the amount and period applicable to the Draw Request, (e) all advances previously made to Borrower were disbursed, and the proceeds of the advance requested in the Draw Request will immediately be disbursed, for payments of the costs and expenses specified in the Budget for which the advances were made, and for no other purpose, (f) after the advance, all obligations for work and other costs heretofore incurred by Borrower in connection with the Project and which are due and payable will be fully paid and satisfied and (g) any unadvanced portion of the Loan to which Borrower is entitled, plus the portions of the Aggregate Cost that are to be paid by Borrower from other funds that, to Administrative Agent’s satisfaction, are available, set aside and committed, is or will be sufficient to pay the actual unpaid Aggregate Cost.

2.             Advances.  Borrower shall disburse all advances made to Borrower, for payments of the costs and expenses specified in the Budget for which the advances were made, and for no other purpose. No advances shall be made for the payment of “hard costs” for any construction work that

EXHIBIT F - Page 1

is not covered by approved and paid building permits. Following receipt and approval of a Draw Request, all supporting documentation and information required by Administrative Agent in its good faith business judgment, and receipt and approval of a written report from Construction Consultant satisfactory to Administrative Agent, Administrative Agent will determine the amount of the advance Lenders shall make in accordance with this Agreement, the Loan Documents, the Budget, and if and to the extent required by Administrative Agent, to Administrative Agent’s satisfaction in its good faith business judgment, the following standards:

(a)           For construction work, advances on the basis of ninety percent (90%) of the costs shown on the application for payment from the contractor reviewed and approved by Administrative Agent of the work or material in place on the New Improvements that comply with the terms of the Loan Documents, minus all previous advances and all amounts required to be paid by Borrower, as described in the Budget. For “soft costs” line items in the Budget, advances on the basis of one hundred percent (100%) of the costs shown in the Draw Request reviewed and approved by Administrative Agent (including applicable Back-Up Information) minus all previous advances and all amounts required to be paid by Borrower, as described in the Budget.

(b)           No advances for building materials or furnishings that are not yet incorporated into the New Improvements (“stored materials”) unless (i) Borrower has good title to the stored materials and the stored materials are components in a form ready for incorporation into the New Improvements and (unless otherwise agreed to in writing by Administrative Agent and except for deposits for bulk inventory or materials purchases and the purchase of pre-fabricated materials or bulk purchases of materials pursuant to purchase orders or invoices submitted to Administrative Agent) will be so incorporated within a period of ninety (90) days (or such longer period as Administrative Agent may agree to in writing), (ii) the stored materials are in Borrower’s possession and satisfactorily stored on the Land or such materials are satisfactorily stored at such other site as Administrative Agent may approve, (iii) the stored materials are protected and insured against theft and damage in a manner and amount required by the Loan Documents and otherwise satisfactory to Administrative Agent in its good faith business judgment, (iv) the stored materials have been paid for in full or will be paid for with the funds to be advanced and all lien rights and claims of the supplier have been released or will be released upon payment with the advanced funds, and (v) Administrative Agent for the benefit of Lenders has or will have upon payment with the advanced funds a perfected, first priority security interest in the stored materials. Notwithstanding the foregoing, the aggregate amount of advances for stored materials that have not yet been incorporated into the New Improvements shall not exceed the Stored Materials Advance Limit unless otherwise approved in writing by Administrative Agent.

(c)           Unless approved by Administrative Agent, the Contingency Line Item shall be advanced during construction of the New Improvements for proposed change orders that requires a reallocation from the Contingency Line Item in the Budget so long as no reallocation shall exceed the Approved Contingency Limit. The term “Approved Contingency Limit” shall mean the positive difference between the amount of Three Hundred Fifty Thousand Dollars ($350,000) and the amount allocated from the Contingency

EXHIBIT F - Page 2

Line Item in the Budget for work described in all proposed change orders that have not been expressly approved by Administrative Agent. It is intended that the Approved Contingency Limit will fluctuate from time to time. By way of non-binding example, if Borrower approves a proposed change order (the “Hypothetical Change Order”) that requires a reallocation from the Contingency Line Item in the amount of $100,000 in order to allow for payment of the work described therein, the Approved Contingency Limit at that time would be $250,000 ($350,000 minus $100,000). Accordingly, until the Hypothetical Change Order is submitted to and approved by Administrative Agent, the Approved Contingency Limit would remain at $250,000 and, accordingly, any subsequent proposed change order that, if approved, would require a reallocation from the Contingency Line Item in excess of $250,000 would require the prior approval of Administrative Agent. By way of further non-binding example, at such time as the Hypothetical Change Order is submitted to and approved by Administrative Agent, the Approved Contingency Limit would be increased by $100,000 as a result thereof, and thus would be re-set at the amount of $350,000.

(d)           Advances of the Loan for the payment to Developer of the Development Fee (as defined in the Residential Development Agreement) shall be made no more frequently than monthly, pursuant to the following formula: (i) the total Development Fee minus twenty five percent (25%)(the “Withheld Amount”) / number of months as set forth in the construction schedule for the Project, and (ii) the Withheld Amount shall be disbursed if to the extent the same becomes due and payable to Developer pursuant to the terms of the Residential Development Agreement.

3.             Conditions to the First Advance.  As conditions precedent to the first advance hereunder, if and to the extent required by Administrative Agent, to Administrative Agent’s satisfaction in its good faith business judgment, Borrower must have satisfied the conditions required under this Agreement, including all of those conditions set forth in Exhibit “C” and Section 4 below.

4.             Conditions to All Advances.  As conditions precedent to each advance made pursuant to a Draw Request, in addition to all other requirements contained in this Agreement, if and to the extent required by Administrative Agent, Administrative Agent shall have received and approved the following:

(a)           Evidence satisfactory to Administrative Agent in its good faith business judgment of the continued satisfaction of all conditions to the first advance.

(b)           A Draw Request.

(c)           Evidence satisfactory to Administrative Agent in its good faith business judgment that no Default or any event which, with the giving of notice or the lapse of time, or both, could become a Default, exists.

(d)           Evidence satisfactory to Administrative Agent in its good faith business judgment that the representations and warranties made in the Loan Documents are true and correct on and as of the date of each advance and no event shall have occurred or condition

EXHIBIT F - Page 3

or circumstance shall exist which, if known to Borrower, would render any such representation or warranty incorrect in any material respect.

(e)           Each subcontract or other contract for labor, materials, services and/or other work included in a Draw Request shall have been executed and delivered by all parties thereto and effective, and a true and complete copy of a fully executed copy of each such subcontract or other contract as Administrative Agent may have requested, and, with respect to subcontracts that constitute Material Contracts, performance and payment bonds securing such subcontracts as required by Exhibit “C” hereto.

(f)            Evidence satisfactory to Administrative Agent in its good faith business judgment that no mechanic’s or materialmen’s lien or other encumbrance has been filed and remains in effect against the Property (except for liens or encumbrances that are being contested in accordance with Section 2.16 of this Agreement), no stop notices shall have been served on Lenders that have not been bonded by Borrower in a manner and amount satisfactory to Administrative Agent, and releases or waivers of mechanics’ liens and receipted bills showing payment of all amounts due to all parties who have furnished materials or services or performed labor of any kind in connection with the Property.

(g)           Evidence satisfactory to Administrative Agent in its good faith business judgment that the Title Insurance has been endorsed and brought to date in a manner  satisfactory to Administrative Agent in its good faith business judgment to increase the coverage by the amount of each advance through the date of each such advance with no additional title change or exception not expressly permitted by the Loan Documents or approved in writing by Administrative Agent.

(h)           Certification by Construction Consultant, and if required by Administrative Agent by Borrower’s architect, that to the best of such party’s knowledge, information, and belief, construction is in accordance with the Plans, the quality of the work for which the advance is requested is in accordance with the applicable contract, the amount of the advance requested represents work in place based on on-site observations and the data compromising the Draw Request, the work can be completed by the Completion Date, and the applicable contractor is entitled to payment of the amount certified.

(i)            Evidence satisfactory to Administrative Agent in its good faith business judgment that as of the date of making such advance, no event shall have occurred, nor shall any condition exist, that could have a Material Adverse Effect.

(j)            Evidence satisfactory to Administrative Agent in its good faith business judgment that the Improvements shall not have been damaged and not repaired and shall not be the subject of any pending or threatened condemnation or adverse zoning proceeding.

(k)           Evidence satisfactory to Administrative Agent in its good faith business judgment that Borrower has paid all amounts then required to be paid by Borrower under the Budget.

(l)            The Borrower’s Deposit, if required by Section 1.5 of this Agreement.

EXHIBIT F - Page 4

(m)          With respect to any advance to pay a contractor, original applications for payments in form approved by Administrative Agent in its good faith business judgment, containing a breakdown by trade and/or other categories acceptable to Administrative Agent, executed and certified by each contractor and Borrower’s architect, accompanied by invoices, and approved by Construction Consultant.

(n)           Copies of notarized partial lien waiver forms executed by each contractor and each appropriate subcontractor, supplier and materialman, including, without limitation, from all parties sending statutory notices to contractors, notices to owners, or notices of nonpayment, specifying in such partial lien waivers the amount paid in consideration of such partial releases.

(o)           With respect to any advance in excess of $12,000,000.00, Agents shall have received from Borrower true and correct copies of Qualified Unit Sales Contracts which provide for the sale of Units for an aggregate gross sales price (for all Units under such Qualified Unit Sales Contracts) of at least $31,752,000; provided, however, that for purposes of determining whether this requirement has been satisfied, Agents will consider and accept only Qualified Unit Sales Contracts that (1) have not been terminated but are in full force and effect with no existing defaults by Borrower or the Unit Purchaser thereunder, (2) have been executed by Unit Purchasers (i) who have received (and acknowledged in writing receipt of) an Owners Sale Certificate, (ii) who have not elected to exercise the right of rescission under the Condominium Act, and (iii) for whom the right of rescission under the Condominium Act has expired shall be accepted by Agents.

(p)           Such other information, documents and supplemental legal opinions as may be required by Administrative Agent in its good faith business judgment.

5.             Final Advance for Improvements.  The final advance for the New Improvements (including retainage) shall not be made until after final completion of all construction work, including punchlist work, as determined by Construction Consultant and Administrative Agent thirty (30) days after the later of the date on which the New Improvements have been “completed,” as defined by applicable state Law or, if required by Administrative Agent, the date on which an affidavit of completion has been recorded, and in the case of each such Draw Request, if and to the extent required by Administrative Agent, Administrative Agent shall have received the following as additional conditions precedent to the requested advance:

(a)           Certificates from Borrower’s architect, engineer, contractor and, if required by Administrative Agent, from the Construction Consultant, certifying that the New Improvements have been completed in substantial accordance with, and as completed comply with, the Plans and all Laws and governmental requirements; and Administrative Agent shall have received two (2) sets of detailed “as built” Plans approved in writing by Borrower, Borrower’s architect, and the General Contractor.

(b)           Final affidavits (in a form approved by Administrative Agent in its good faith business judgment) from each of Borrower’s architect, engineer, and contractors (including General Contractor) certifying that each of them and their subcontractors, laborers, and materialmen has been paid in full for all labor and materials for construction of the New

EXHIBIT F - Page 5

Improvements; and final lien releases or waivers (in a form approved by Administrative Agent) by Borrower’s architect, engineer, contractor, and all subcontractors, materialmen, and other parties who have supplied labor, materials, or services for the construction of the New Improvements, or who otherwise might be entitled to claim a contractual, statutory or constitutional lien against the Property; provided, however, to the extent Borrower is contesting a lien filed by any such party in accordance with the requirements of Section 2.16 of this Agreement, a final affidavit and lien release from such party shall not be required under this paragraph (b).

(c)           The Title Insurance shall be endorsed to remove any exception for mechanics’ or materialmen’s liens or pending disbursements, with no additional title change or exception objectionable to Administrative Agent, and with such other endorsements required by Administrative Agent.

(d)           Evidence satisfactory to Administrative Agent in its good faith business judgment that all Laws and governmental requirements have been satisfied, including receipt by Borrower of all necessary governmental licenses, certificates and permits (including certificates of occupancy (final or temporary) or their legal equivalent) with respect to the completion, use, occupancy and operation of the New Improvements have been issued, together with evidence satisfactory to Administrative Agent in its good faith business judgment that all such licenses, certificates, and permits are in full force and effect and have not been revoked, canceled or modified. Notwithstanding the foregoing, if Borrower obtains a temporary certificate of occupancy, Borrower agrees to continue to use commercially reasonable efforts to obtain from the applicable governmental authority a final certificate of occupancy.

(e)           Three (3) copies of a final as-built survey satisfactory to Administrative Agent and to the extent required by Administrative Agent complying with Exhibit “G”.

6.             Direct Advances.  Borrower hereby irrevocably authorizes Administrative Agent on behalf of Lenders (but Administrative Agent shall have no obligation) to (i) advance Loan funds directly to Lenders to pay interest due on the Loan, and (ii) advance and directly apply the proceeds of any advance to the satisfaction of any of Borrower’s obligations under any of the Loan Documents, even though Borrower did not include that amount in a Draw Request and/or no Default exists. Each such direct advance (except for application of a Borrower’s Deposit) shall be added to the outstanding principal balance of the Loan and shall be secured by the Loan Documents. Unless Borrower pays such interest from other resources, Administrative Agent may advance Loan funds pursuant to this Section for interest payments as and when due. Nothing contained in this Agreement shall be construed to permit Borrower to defer payment of interest on the Loan beyond the date(s) due. The allocation of Loan funds in the Budget for interest shall not affect Borrower’s absolute obligation to pay the same in accordance with the Loan Documents. Administrative Agent may hold, use, disburse and apply the Loan and the Borrower’s Deposit for payment of any obligation of Borrower under the Loan Documents. Borrower hereby assigns and pledges the proceeds of the Loan and any Borrower’s Deposit to Administrative Agent for itself and for the benefit of Lenders for such purposes. During the continuance of a Default, Administrative Agent on behalf of Lenders may advance and incur such expenses as Administrative Agent deems necessary for the completion of the New Improvements and to preserve the Property and any other

EXHIBIT F - Page 6

security for the Loan, and such expenses, even though in excess of the amount of the Loan, shall be secured by the Loan Documents and shall be payable to Administrative Agent on behalf of Lenders on demand. Administrative Agent on behalf of Lenders may disburse any portion of any advance at any time, and from time to time, to persons other than Borrower for the purposes specified in this Section and the amount of advances to which Borrower shall thereafter be entitled shall be correspondingly reduced.

7.             Conditions and Waivers.  All conditions precedent to the obligation of Lenders to make any advance are imposed hereby solely for the benefit of Administrative Agent and Lenders, and no other party may require satisfaction of any such condition precedent or be entitled to assume that Lenders will refuse to make any advance in the absence of strict compliance with such conditions precedent. Administrative Agent shall have the right to approve and verify the periodic progress of, costs incurred by Borrower for, and the estimated costs remaining to be incurred for the construction of the New Improvements, after consultation with the Construction Consultant. No advance shall constitute an approval or acceptance by Administrative Agent of any construction work, or a waiver of any condition precedent to any further advance, or preclude Administrative Agent from thereafter declaring the failure of Borrower to satisfy such condition precedent to be a Default. No waiver by Administrative Agent of any condition precedent or obligation shall preclude Administrative Agent from requiring such condition or obligation to be met prior to making any other advance or from thereafter declaring the failure to satisfy such condition or obligation to be a Default.

8.             Funding; Construction Escrow.  Each advance of proceeds of the Loan to be disbursed directly to Borrower or the General Contractor will be deposited by Administrative Agent to the Construction Escrow. Borrower hereby irrevocably authorizes Administrative Agent to deposit each advance requested by Borrower to the credit of Borrower in the Construction Escrow, by wire transfer or other deposit. Advances may also be made, in addition to other methods contemplated herein, at Administrative Agent’s option, by direct or joint check payment to any or all persons entitled to payment for work or services performed or material furnished in connection with the Project or the Loan. Neither Administrative Agent nor any Lender shall be required to, and has no responsibility to, supervise the proper application or distribution of funds in the Construction Escrow to third parties. Borrower will cause the General Contractor to comply with the requirements of the Disbursing Agreement in order to enable the Disbursement Agent to issue to Administrative Agent interim mechanics’ lien endorsements, make disbursements and obtain necessary sworn statements and waivers of lien.

EXHIBIT F - Page 7